Exhibit 10.5

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of March 5, 2026

among

CORE INCOME FUNDING XI LLC,

as Borrower,

THE LENDERS PARTY HERETO,

BANK OF AMERICA, N.A.,

as Administrative Agent,

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION,

as Collateral Agent and Collateral Custodian

and

BANK OF AMERICA, N.A.,

as

Sole Lead Arranger and Sole Book Manager

-ii-

(continued)

-iii-

(continued)

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(continued)

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(continued)

Section		Page

SCHEDULES

2.01	Commitments and Applicable Percentages
5.07	Certain Contractual Obligations
5.15	Identification Information of Borrower and Borrower Parent
7.06	Specified Collateral Assets
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Loan Notice
B	Note
C-1	Assignment and Assumption
C-2	Administrative Questionnaire
D-1	Compliance Certificate (Borrower Parent)
D-2	Compliance Certificate (Borrower)
E	U.S. Tax Compliance Certificates
F	Restricted Payments Certificate
G	Foreign Obligor Notice
H	Daily Report Information
I	[Reserved]
J-1	Request for Release and Receipt
J-2	Request for Release and Receipt

ANNEXES
A	Advance Rates
B	Eligibility and Portfolio Criteria
C	Definitions Relating to Collateral Assets
D	Special Purpose Entity Requirements

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CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of March 5, 2026, among CORE INCOME FUNDING XI LLC, a Delaware limited liability company (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, together with its successors and assigns, the “Administrative Agent”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION (the “Bank”), as Collateral Agent (in such capacity, together with its successors and assigns, the “Collateral Agent”) and as Collateral Custodian (in such capacity, together with its successors and assigns, the “Collateral Custodian”).

The Borrower has requested that the Lenders provide a revolving credit facility (the “Facility”), and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Account” means any of the Principal Proceeds Account, the Interest Proceeds Account, the Unfunded Exposure Account and any related sub accounts thereof deemed appropriate or necessary by the Collateral Agent for convenience in administering such accounts.

“Account Control Agreement” means the Securities Account Control Agreement by and among the Borrower, as pledgor, the Administrative Agent on behalf of the Secured Parties, as secured party, and the Securities Intermediary.

“Adjusted Cash Balance” means the difference, which may be a negative number, of (i) the sum of (1) Cash and Cash Equivalents deposited in the Principal Proceeds Account and (2) the expected Cash proceeds of any sale of a Collateral Asset by the Borrower to an Approved Dealer that has not yet settled minus (ii) the amount of any Cash to be applied to effectuate the settlement of the purchase of any Collateral Asset by the Borrower that has not yet settled (including any amount that would be required to be applied to purchase a Collateral Asset that is contributed to the Borrower on a cashless basis if such purchase were made in Cash, except, for the avoidance of doubt, with respect to any purchase effected pursuant to a Permitted Participation Interest which is contributed to the Borrower on a cashless basis in connection with a cure of any Borrowing Base Deficiency pursuant to Section 2.03(b)(i)).

“Administrative Agent” has the meaning specified in the Preamble.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Expense Cap” means an aggregate amount of Administrative Expenses paid by the Borrower not to exceed (1) in the case of amounts paid pursuant to clause (i) of the definition of Administrative Expense, $37,500 in any calendar quarter and (2) in the case of amounts paid pursuant to clause (ii) of the definition of Administrative Expense, $150,000 in any calendar year.

“Administrative Expenses” means amounts due or accrued and payable by the Borrower, (i) first, to the payment of Taxes and governmental fees owing by the Borrower in respect of the Borrower’s income or assets, any costs and expenses of complying with FATCA and the fees and expenses of the Borrower’s administrator, independent directors or managers owing by the Borrower, (ii) second, to the Collateral Custodian, the Collateral Agent and the Securities Intermediary, any accrued and unpaid fees and expenses (including reasonable fees and expenses of agents, experts and counsel and indemnities) and (iii) third, to the Collateral Manager, any accrued and unpaid Management Fees pursuant to the Collateral Management Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit C-2 or any other form approved by the Administrative Agent.

“Advance Rate” means a percentage applicable to each Collateral Asset as specified in Annex A under the caption “Advance Rate”.

“Affected Person” has the meaning specified in Section 3.04(a).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that (i) the term Affiliate shall not include any Affiliate relationship which may exist solely as a result of direct or indirect ownership of, or control by, a common Financial Sponsor, (ii) a Person whose equity securities were acquired by the Borrower, the Borrower Parent or an Affiliate in a workout or restructuring of, or in connection with a new financing of, a Collateral Asset shall not be deemed to be an “Affiliate” of the Borrower and (iii) no entity to which the Borrower’s administrator provides share trustee and/or administration services, including the provision of directors, will be considered to be an Affiliate of the Borrower solely by reason thereof.

“Aggregate Assigned Value” has the meaning specified in Annex C.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Principal Balance” means with respect to all or a portion of the Collateral Assets, as of any date, the sum of (a) the sum of the Principal Balances for such Collateral Assets plus (b) the sum of the Unfunded Exposure Amounts for such Collateral Assets.

“Aggregate Unfunded Exposure Amount” means, on any date of determination, the sum of the Unfunded Exposure Amounts of all Collateral Assets included in the Collateral.

“Aggregate Unfunded Exposure Equity Amount” means, on any date of determination, the sum of the Unfunded Exposure Equity Amounts of all Collateral Assets included in the Collateral.

“Aggregate Unfunded Exposure Loan Amount” means, on any date of determination, the excess of the Aggregate Unfunded Exposure Amount over the Aggregate Unfunded Exposure Equity Amount.

“Agreement” means this Credit Agreement.

“Amount Available” means, with respect to any Payment Date, the sum of (a) all Interest Proceeds and all Principal Proceeds received with respect to the related Interest Period, plus (b) any investment income earned on amounts on deposit in the Collection Account since the immediately prior Payment Date (or since the Closing Date in the case of the first Payment Date), minus (c) any Principal Proceeds designated for the purchase of Eligible Collateral Assets pursuant to Section 2.16 with respect to which the related trade date (but not settlement date) has occurred.

“Applicable Accounting Standard” means (a) with respect to any Person organized in the United States (or any State thereof), GAAP and (b) with respect to any Person not organized in the United States (or any State thereof), generally accepted accounting principles as in effect from time to time in the applicable jurisdiction, including IFRS.

“Applicable Authority” means (a) with respect to a Term SOFR Loan, CME or any successor administrator of the Term SOFR Screen Rate or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, acting in such capacity or (b) with respect to an Intra-Period SOFR Loan, the SOFR Administrator.

“Applicable Law” means, as to any Person, all Laws binding upon such Person or to which such a Person is subject.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.12. If the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments by any Lender and to any Lender’s status as a Defaulting Lender at the time of such determination. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” has the meaning specified in the applicable Fee Letter.

“Appropriate Accounting Principles” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Approved Dealer” has the meaning specified in Annex C.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Lender” means a Person that owns and invests on a discretionary basis $25,000,000 or more in securities other than securities of an issuer that controls, is controlled by, or is under common control with, such Person; provided that, in determining whether a Person is an Approved Lender, there shall be deducted from the amount of such Person’s securities the amount of any outstanding indebtedness incurred to acquire the securities owned by such Person.

“Arranger” means Bank of America, in its capacity as sole lead arranger and sole book manager.

“Assigned Value” has the meaning specified in Annex C.

“Assigned Value Percentage” has the meaning specified in Annex C.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit C-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Audited Financial Statements” means, for any fiscal year, the audited consolidated balance sheet of the Borrower Parent for such fiscal year ended December 31, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower Parent, including the notes thereto.

“Availability Period” means the period (i) beginning on the later of (A) the Closing Date and (B) the date on which all conditions precedent to the initial Borrowing have been satisfied or waived and (ii) ending on the earlier of (A) any date on which an Event of Default has occurred or (B) the date that is the twenty-four (24) month anniversary of the Closing Date.

“Bank” has the meaning specified in the preamble.

“Bank Loan” has the meaning specified in Annex C.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Prime Rate in effect for such day, (c) Term SOFR for such date plus 1.00% and (d) 1.00%. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greatest of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan Investor” means (a) any “employee benefit plan” (as defined in Section 3(3) of Title I of ERISA) that is subject to the fiduciary responsibility provisions of Title I of ERISA, (b) any “plan” as defined in Section 4975(e) of the Code that is subject to Section 4975 of the Code, (c) any entity whose underlying assets include “plan assets” of the foregoing employee benefit plans, or (d) any governmental or other plan or arrangement (or entity considered to hold the assets of any such plan or arrangement) that is not subject to ERISA or to Section 4975 of the Code but is subject to any law or restriction substantially similar to Section 406 of ERISA or Section 4975 of the Code.

“Borrower” has the meaning specified in the Preamble.

“Borrower Certification” means with respect to any request for a Loan or any release of funds or substitution of assets with respect to the Collection Account, a certification of the Collateral Manager on behalf of the Borrower (which, for the avoidance of doubt, shall be deemed to be made in the case of a substitution) stating that after giving effect to such Loan, release of funds or substitution: (A) (i) no Borrowing Base Deficiency will exist and (ii) no Default or Event of Default would occur or be continuing, in each case based on the most recent Borrowing Base determination; and (B) in the case of any Loan, the proceeds of such Loan will be used solely for Permitted Uses and, in the case that such proceeds will be used to purchase a Collateral Asset, no Borrowing Base Deficiency would exist after giving effect to such purchase or funding on a pro forma basis.

“Borrower CLO Takeout Asset” means any Collateral Asset acquired by the Borrower in connection with a CLO Takeout pursuant to Section 2.17, as designated by the Collateral Manager to the Administrative Agent in writing (including via email); provided that once a Collateral Asset has been designated and acquired (on a trade date basis) as a Borrower CLO Takeout Asset, the Borrower may not change such designation unless either (i) the Borrower has committed to sell or dispose of such Collateral Asset such that the Collateral Asset will not be held by the Borrower on and after the CLO Takeout or (ii) the Borrower CLO Takeout Asset for which such designation is being changed is not eligible for purchase in connection the CLO Takeout and for which the following conditions are satisfied: (A) necessary monies are deposited into the Principal Proceeds Account so that, after giving effect to such change in designation, the requirements of clause (B) below are satisfied, (B) prior to and after giving effect to the proposed change in designation, no Borrowing Base Deficiency exists and the Interest Coverage Test is satisfied and (C) no Default or Event of Default shall have occurred and be continuing on the date the Borrower makes such change in designation; provided, further, that the Leverage Step Up Period shall be terminated immediately with respect to any Collateral Asset that is no longer designated as a Borrower CLO Takeout Asset and such Collateral Asset shall no longer be deemed a Borrower CLO Takeout Asset.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Parent” means Blue Owl Credit Income Corp., a Maryland corporation.

“Borrower Parent Participation Interest” means any Bank Loan that is a Participation Interest acquired from the Borrower Parent pursuant to the LSTA Standard Terms and Conditions for Participations for Par/Near Par Trades, published as of December 1, 2021 (or, solely with respect to the Borrower Parent Participation Interests acquired by the Borrower as of the Closing Date, pursuant to the Sale Agreement entered into between the Borrower Parent and the Borrower as of the Closing Date).

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type made by each of the Lenders pursuant to Section 2.01.

“Borrowing Base” has the meaning specified in Annex C.

“Borrowing Base Deficiency” has the meaning specified in Annex C.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York or the state where the Administrative Agent’s Office is located (which is initially North Carolina), or the state where the Corporate Trust Office of the Collateral Agent or the Collateral Custodian is located (which is initially Houston, Texas), or if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Daily SOFR Loan or Term SOFR Loan, a determination of SOFR, or a notice with respect to any of the foregoing, any day that is also a U.S. Government Securities Business Day.

“Cash” means any funds denominated in Dollars as at the time shall be legal tender for payment of all public and private debts.

“Cash Equivalents” has the meaning specified in Annex C.

“Cause” means, with respect to an Independent Director, (i) acts or omissions by such Independent Director that constitute willful disregard of such Independent Director’s duties as set forth in the Borrower’s Organization Documents, (ii) that such Independent Director has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Director, (iii) that such Independent Director is unable to perform his or her duties as Independent Director due to death, disability or incapacity, or (iv) that such Independent Director no longer meets the definition of Independent Director.

“Change in Collateral Manager” means an Insolvency Event shall have occurred and be continuing with respect to the Collateral Manager.

“Change in Control” means the occurrence of any of the following: (a) with respect to the Borrower, the Borrower Parent or a Permitted Affiliate ceases to own, of record, directly or indirectly, 100% of the Equity Interests of the Borrower, (b) the Collateral Manager, or an Affiliate of the Collateral Manager, ceases to be the investment advisor to, and otherwise control the investment management and investment policies of, the Borrower Parent or (c) the dissolution, termination or liquidation in whole or in part, transfer or other disposition, in each case, of all or substantially all of the assets (other than Collateral Assets sold in connection with a CLO Takeout) of the Borrower or the Borrower Parent.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“CLO Takeout” means any day on which subordinated notes or equity interests, as applicable, and secured notes are issued pursuant to an indenture between, among others, an issuer and a trustee in respect of a collateralized loan obligation offering, in an amount at least sufficient to repay such portion of the Obligations outstanding under the Loan Documents such that no Borrowing Base Deficiency exists following such CLO Takeout.

“Closing Date” means March 5, 2026.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning specified in the Security Agreement.

“Collateral Agent” has the meaning specified in the Preamble.

“Collateral Agent Fee Letter” means that certain Fee Letter dated as of the Closing Date between the Collateral Agent and the Borrower entered on or prior to the Closing Date as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Collateral Agent Fees and Expenses” has the meaning specified in Section 12.06.

“Collateral Asset” has the meaning specified in Annex C.

“Collateral Asset Documents” means, with respect to any Collateral Asset, all agreements or documents evidencing, guaranteeing, securing, governing or giving rise to such Collateral Asset.

“Collateral Asset File” means, in the case of any Collateral Asset that is (a) a loan, electronic copies of a fully executed assignment agreement, a trade confirmation and any separate funding memorandum to which the assignor of such loan is a party with respect to such loan or (b) a security, electronic copies of a trade confirmation or other evidence of the acquisition of such security, and in the case of both clauses (a) and (b), as indicated on the related Collateral Asset Schedule and Document Checklist.

“Collateral Asset Schedule” means, collectively, a list or lists identifying the assets that constitute Collateral Assets as of each date of determination, in each case, prepared by the Collateral Manager.

“Collateral Asset Trigger Event” has the meaning specified in Annex C.

“Collateral Custodian” has the meaning specified in the Preamble.

“Collateral Custodian and Collateral Agent Fee Letter” means that certain Fee Letter dated as of the Closing Date between the Collateral Custodian, the Collateral Agent and the Borrower entered on or prior to the Closing Date as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Collateral Custodian and Collateral Agent Fees and Expenses” has the meaning specified in Section 11.09.

“Collateral Database” has the meaning specified in Section 12.04(b)(i).

“Collateral Dispute Notice” means notice (i) disputing any Eligible Collateral Asset Information (or any component thereof or other matter relating to whether a Collateral Asset is an Eligible Collateral Asset), any item in the Daily Report (or component thereof) or the determination as to compliance with any of the Portfolio Criteria, in each case, excluding the Current Market Price with respect to any Collateral Asset (except as provided in the definition of Current Market Price) and (ii) providing the correct information or determination and a reasonable explanation of the basis of such correction; provided that no Collateral Dispute Notice will apply with regard to any determination under the Eligibility Criteria or Portfolio Criteria that is expressly provided to be a determination made by the Administrative Agent.

“Collateral Management Agreement” means the Collateral Management Agreement dated as of even date herewith between the Collateral Manager and the Borrower.

“Collateral Manager” means Blue Owl Credit Advisors LLC, a Delaware limited liability company.

“Collateral Manager Expenses” has the meaning specified in the Collateral Management Agreement.

“Collateral Manager Standard” means, with respect to any Collateral Assets, to service and administer such Collateral Assets on behalf of the Borrower and the Secured Parties in accordance with the Collateral Asset Documents and all customary and usual servicing practices which are consistent with: (i) the customary and usual servicing practices that a prudent loan investor or lender would use in servicing loans like the Collateral Assets for its own account, and (ii) using a similar degree of care, skill and attention as it employs with respect to similar collateral which the Collateral Manager exercises with respect to comparable assets and/or portfolios that such Person manages for itself and others having similar investment objectives and restrictions and the Collateral Manager’s customary standards, policies and procedures.

“Collateral Manager Termination Event” means the removal of the Collateral Manager for “Cause” as set forth in Section 14 of the Collateral Management Agreement.

“Collateral Reports” means, collectively, each Daily Report and each Payment Date Report.

“Collection Account” means, collectively, the Interest Proceeds Account and the Principal Proceeds Account.

“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed (a) the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with Section 2.04 and Section 2.15 and (b) after the end of the Availability Period, such Outstanding Amount of the Loans made by such Lender.

“Commitment Fee” has the meaning specified in Section 2.07(a).

“Commitment Fee Rate” has the meaning specified in the applicable Fee Letter.

“Competitor” has the meaning specified in the applicable Fee Letter.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “SOFR”, “Interest Period”, “Daily SOFR” and “Term SOFR”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent (in consultation with the Collateral Manager), to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent (in consultation with the Collateral Manager) determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent (in consultation with the Collateral Manager) determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corporate Trust Office” means the applicable designated corporate trust office of the Collateral Agent, the Securities Intermediary or the Collateral Custodian, as applicable, specified on Schedule 10.02 hereto, or such other address within the United States as any of the Collateral Agent, the Securities Intermediary or the Collateral Custodian may designate from time to time by notice to the parties hereto.

“Controlled Account” means each Account that is subject to an account control agreement in form and substance satisfactory to the Administrative Agent.

“Covered Party” has the meaning specified in Section 10.23.

“Credit Risk Obligation” means any Collateral Asset that, in the Collateral Manager’s commercially reasonable business judgment, has a significant risk of declining in credit quality or price.

“Credit Trigger” means any of the following: (i) a Regulatory Event with respect to the Collateral Manager or any officer of any of the foregoing, (ii) a Change in Collateral Manager or (iii) any Change in Control.

“Current Market Price” has the meaning specified in Annex C.

“Current Market Value” has the meaning specified in Annex C.

“Daily Report” means, as of any date, a report regarding the Collateral Assets as of such date in any form as mutually agreed in writing by the Administrative Agent and the Collateral Agent from time to time in consultation with the Borrower (or the Collateral Manager on its behalf), and shall contain the information set forth in Exhibit H hereto, or as may be modified if mutually agreed in writing by the Administrative Agent and the Collateral Agent from time to time.

“Daily SOFR” means the rate per annum equal to SOFR determined for any day pursuant to the definition thereof. Any change in Daily SOFR shall be effective from and including the date of such change without further notice. If the rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, with respect to any Borrowing, 2.00% plus the applicable Interest Rate.

“Defaulted Obligation” has the meaning specified in Annex C.

“Defaulting Lender” means, subject to Section 2.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower and the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that (i) has become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it or its parent entity a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Deficiency Notice” has the meaning specified in Section 2.03(b).

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Determination Date” means with respect to any Reporting Date, the last Business Day of the month immediately preceding such Reporting Date.

“Discretionary Sale” has the meaning specified in Section 2.14.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Foreign Loan” has the meaning specified in Annex C.

“Disqualified Lender” has the meaning specified in Section 10.06(b)(v).

“Distressed Exchange Offer” has the meaning specified in Annex C.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Document Checklist” means an electronic or hard copy list delivered by the Borrower (or by the Collateral Manager on behalf of the Borrower) to the Collateral Custodian that identifies each of the documents contained in each Collateral Asset File related to a Collateral Asset and whether a hard copy or electronic copy will be delivered to the Collateral Custodian and includes the name of the obligor with respect to such Collateral Asset, in each case as of the related Borrowing date.

“DOL Regulations” means regulations promulgated by the U.S. Department of Labor at 29 C.F.R. § 2510.3 101, as modified by Section 3(42) of ERISA.

“Dollar” and “$” mean lawful money of the United States.

“Eligibility Criteria” has the meaning specified in Annex B.

“Electronic Means” means the following communications methods: e-mail, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Bank, or another method or system specified by the Bank as available for use in connection with its services hereunder.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Eligible Collateral Asset” has the meaning specified in Annex C.

“Eligible Collateral Asset Information” means the following information with respect to each Eligible Collateral Asset:

(a) whether such Collateral Asset is a First Lien Bank Loan or Second Lien Bank Loan;

(b) whether such Collateral Asset was acquired by participation or assignment;

(c) whether such Collateral Asset is a Structured Finance Security, Defaulted Obligation, B Asset or Delayed Draw Asset and whether such Collateral Asset is subject to a Collateral Asset Trigger Event;

(d) the currency, Principal Balance, annual interest rate, maturity and obligor of such Collateral Asset;

(e) the original and then-current aggregate loan facility amount corresponding to such Collateral Asset;

(f) the current rating of the Collateral Asset and its obligor, as applicable, by Moody’s and S&P, if any;

(g) the domicile(s) of the primary obligor of such Collateral Asset, and whether such Collateral Asset is a Foreign Loan;

(h) the Unfunded Exposure Amount, if such Collateral Asset is a Delayed Draw Asset;

(i) the S&P Industry Classification for the obligor of such Collateral Asset;

(j) the Initial Purchase Price of such Collateral Asset;

(k) whether Borrower’s interest in such Collateral Asset is evidenced by a Certificated Security (as defined in the UCC) (other than a Clearing Corporation Security (as defined in the UCC)), promissory note or other instrument, and if so, whether such Certificated Security, promissory note or other instrument has been delivered (and whether such accompanying instruments of transfer is endorsed in blank) to the Securities Intermediary or the Collateral Custodian, as applicable; and

(l) such other information as the Borrower or the Administrative Agent reasonably may from time to time advise the Borrower or the Collateral Agent is necessary or desirable to determine whether such Collateral Asset is an Eligible Collateral Asset or compliance with the Portfolio Criteria.

“Equity Interests” means, with respect to any Person, any and all of the shares or the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares or shares of capital stock of, other equity securities or equity instruments of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, including all regulations promulgated thereunder.

“ERISA Affiliate” means any Person that, for purposes of Title IV of ERISA, is a member of the Borrower’s “controlled group” or is under “common control” with the Borrower, within the meaning of Section 414 of the Code.

“ERISA Event” means (a) the occurrence with respect to a Plan of a reportable event, within the meaning of Section 4043 of ERISA, unless the thirty (30)-day notice requirement with respect thereto has been waived by the PBGC; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such a Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions set forth in Section 430(k) of the Code or Section 303(k)(1)(A) and (B) of ERISA to the creation of a lien upon property or assets or rights to property or assets of the Borrower or any ERISA Affiliate for failure to make a required payment to a Plan are satisfied; (g) the termination of a Plan by the PBGC pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan; (h) any failure by any Plan to satisfy the minimum funding standards of Sections 412 or 430 of the Code or Section 302 of ERISA, whether or not waived; (i) the determination that any Plan is or is expected to be in “at-risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA; (j) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of liability with respect to the withdrawal or partial withdrawal from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA), in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A or Section 4042 of ERISA); (k) the failure of the Borrower or any ERISA Affiliate to pay when due (after expiration of any applicable grace period) any installment payment with respect to withdrawal liability under Section 4201 of ERISA; or (l) the Borrower or any ERISA Affiliate incurs any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.06) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Facility” has the meaning specified in the recitals hereto.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements implementing the foregoing (including any legislation, rules or practices adopted pursuant to such intergovernmental agreements).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent; provided, further, that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means any fee letter agreement between the Borrower and the Administrative Agent.

“Financial Sponsor” means any Person, including any subsidiary of such Person, whose principal business activity is acquiring, holding, and selling investments (including controlling interests) in otherwise unrelated companies that each are distinct legal entities with separate management, books and records and bank accounts, whose operations are not integrated with one another and whose financial condition and creditworthiness are independent of the other companies so owned by such Person.

“First Lien Bank Loan” has the meaning specified in Annex C.

“First Unused Amount” has the meaning specified in the applicable Fee Letter.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Loan” has the meaning specified in Annex C.

“Foreign Obligor Notice” means a notice substantially in the form of Exhibit G hereto.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, without duplication of amounts, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“ICR Determination Date” means the end of each ICR Determination Period.

“ICR Determination Period” means in relation to any ICR Determination Date the fixed quarterly periods ending on March 31st, June 30th, September 30th and December 31st of each year, commencing on September 30, 2026.

“IFRS” means international financial reporting standards applicable to private enterprises in the applicable jurisdiction, which are applicable to the circumstances as of any day.

“Increased Costs” means, collectively, any increased cost, loss or liability owing to any Affected Person under Article III of this Agreement.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with the Applicable Accounting Standard:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services;

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h) any Swap Contract under which the Swap Termination Value thereof with respect to Borrower could be less than zero as of any date during the term of such Swap Contract, regardless of the actual Swap Termination Value as of any date; and

(i) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. Notwithstanding the foregoing, “Indebtedness” does not include indebtedness of the Borrower on account of the sale by the Borrower of the first out tranche of any First Lien Bank Loan that arises solely as an accounting matter under ASC 860, provided that such indebtedness (i) is nonrecourse to the Borrower and (ii) would not represent a claim against the Borrower in a bankruptcy, insolvency, winding up or liquidation proceeding of the Borrower, in each case in excess of the amount sold or purportedly sold.

“Indemnified Amounts” has the meaning specified in Section 10.04(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Independent Director” means with respect to any person, that such person is an individual who has prior experience as an independent director, independent manager, independent limited partner or independent director with at least three years of employment experience and who is provided by Citadel SPV LLC, CT Corporation, Corporation Service Company, Puglisi & Associates, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation, TMF Group or, if none of those companies is then providing professional independent directors, managers or members, another nationally recognized company reasonably approved by the Administrative Agent, in each case that is not an Affiliate of the Borrower and that provides professional independent directors, managers, limited partners and/or members and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Director and is not, and has never been, and will not while serving as Independent Director be, any of the following:

(a)

a shareholder, member, partner, equityholder, manager, director, officer or employee of the Borrower, the Borrower Parent or any of their respective shareholders or Affiliates (other than an independent director or manager of any other single purpose bankruptcy remote entity which is an Affiliate of the Borrower or is managed or controlled by the Borrower or its Affiliates);

(b)

a creditor, supplier or service provider (including provider of professional services) to the Borrower, the Borrower Parent or any of their respective shareholders or Affiliates (other than a nationally-recognized company that routinely provides professional independent directors, managers, limited partners and/or members and other corporate services to the Borrower, the Borrower Parent or any of their respective shareholders or Affiliates in the ordinary course of its business);

(c)	a family member of any such shareholder, member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(d)	a person that controls (whether directly, indirectly or otherwise) any of paragraph (a), (b) or (c) above.

“Information” has the meaning specified in Section 10.07.

“Initial Purchase Price” has the meaning specified in Annex C.

“Initial Value” has the meaning specified in Annex C.

“Insolvency Event” means, with respect to any Person, (a) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under any applicable federal or state bankruptcy, winding-up, insolvency, restructuring or other similar law now or hereafter in effect, or appointing a receiver, liquidator, provisional liquidator, restructuring officer, examiner, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up, restructuring or liquidation of such Person’s affairs or the presentation of a petition for such Person’s winding up, or the commencement of an involuntary case under the federal bankruptcy laws, as now or hereinafter in effect, or another present or future federal or state bankruptcy, insolvency or similar law and such case is not dismissed within 60 days; (b) the commencement by such Person of a voluntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, provisional liquidator, restructuring officer, examiner, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or such Person shall admit in writing its inability to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing, (c) the passing of a resolution for such Person to be wound up on a voluntary basis or (d) any analogous procedure or step is taken in any jurisdiction to which such Person is subject.

“Interest Coverage Ratio” means the ratio of (a) all Interest Proceeds received by the Borrower with respect to Collateral Assets and with respect to any interest earned with respect to amounts in Controlled Accounts during an ICR Determination Period divided by (b) the sum of all interest paid on the Loans during the ICR Determination Period (excluding such interest already included in a prior ICR Determination Date as interest accrued), all interest accrued and unpaid on Loans prior to the end of the ICR Determination Period and all Commitment Fees that have accrued during such ICR Determination Period. If the Interest Coverage Ratio is determined for any purpose under this Agreement on a prospective rather than retrospective basis, clause (a) shall additionally include Interest Proceeds reasonably expected to be received during the relevant prospective ICR Determination Period.

“Interest Coverage Test” means a test satisfied if, as of any ICR Determination Date, the Interest Coverage Ratio is at least 150%; provided that, on any ICR Determination Date occurring during the period beginning after a CLO Takeout and ending on but excluding the six-month anniversary thereof, the Interest Coverage Ratio shall be deemed to be 150% for purposes of whether the Interest Coverage Test is satisfied and whether an Interest Coverage Ratio breach has occurred.

“Interest Period” means, with respect to: (a) the first Payment Date, the period from and including the Closing Date to and including the Determination Date immediately preceding the first Payment Date, and (b) any subsequent Payment Date, the period from but excluding the Determination Date immediately preceding the previous Payment Date to and including the Determination Date immediately preceding the current Payment Date.

“Interest Proceeds” means amounts received by the Borrower with respect to the Collateral Assets representing:

(i) all cash payments of interest in respect of all Collateral Assets (including proceeds of a sale which constitutes accrued or unpaid interest and any amounts received by the Borrower by way of gross-up in respect of such interest), but excluding any deferred and capitalized interest (in the case of deferred interest only until it is received);

(ii) amendment and waiver fees, delayed compensation, late payment fees, commitment fees and all other fees and commissions received in connection with any Collateral Asset;

(iii) all equity contributions from Borrower Parent to Borrower designated as Interest Proceeds by the Collateral Manager at the time of such contribution; and

(iv) any other amounts of an income nature.

“Interest Proceeds Account” means the Securities Account created and maintained on the books and records of the Collateral Agent entitled “Interest Proceeds Account”, in the name of the Borrower and subject to the Lien of the Administrative Agent for the benefit of the Secured Parties.

“Interest Proceeds Test” means a test satisfied if the aggregate Current Market Value of all Eligible Collateral Assets that are included in the Borrowing Base (as determined if necessary under “Selection of Non-Qualifying Assets” in Annex B) exceeds the product of (i) the principal amount of all outstanding Loans minus the Adjusted Cash Balance (after giving effect to the contemplated distribution on a pro forma basis) and (ii) 100%.

“Interest Proceeds Test Failure” means an event occurring at any time when the Interest Proceeds Test is not satisfied and has not been cured pursuant to the definition of “Restricted Payment Test Cure.”

“Interest Rate” means (i) with respect to any Term SOFR Loan, a rate per annum equal to Term SOFR plus the Applicable Rate, (ii) with respect to any Intra-Period SOFR Loan, a rate per annum equal to Daily SOFR plus the Applicable Rate and (iii) with respect to any Base Rate Loan, a rate per annum equal to the Base Rate plus the Applicable Rate.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Intra-Period SOFR Loan” means a Loan that bears interest at a rate based on Daily SOFR and that is made on a day other than the first day of the applicable Interest Period.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority, self-regulatory organization, market, exchange, or clearing facility charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, self-regulatory organization, market, exchange, or clearing facility, in each case whether or not having the force of law.

“Lender Fees” has the meaning specified in Section 2.07(c)(ii).

“Lenders” has the meaning specified in the Preamble.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Leverage Step Up Period” means a period that:

(a) begins on and includes a Business Day on which the following conditions are satisfied: (i) the Collateral Manager (with the consent of the Arranger) has notified the Administrative Agent that the pricing date for the CLO Takeout has occurred, which notice shall include the closing date of such CLO Takeout and (ii) the Administrative Agent has agreed in writing to the commencement date of such Leverage Step Up Period; and

(b) ends on but excludes the Business Day that is the earlier of (i) the closing date of the CLO Takeout and (ii) the date that is six weeks after the pricing date of the CLO Takeout (or such later date as mutually agreed to (including via email) by the Collateral Manager and the Administrative Agent).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means this Agreement, the Security Agreement, the Account Control Agreement, each Assignment and Assumption, the Collateral Management Agreement, the Sale Agreement, any Master Participation Agreement, each Note, the Collateral Custodian and Collateral Agent Fee Letter and the Fee Letter (if any).

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Term SOFR Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Make-Whole Fee” has the meaning specified in Section 2.07(b).

“Management Fee” has the meaning specified in the Collateral Management Agreement.

“Master Participation Agreement” means any master participation agreement that might be entered into by the Borrower, after the Closing Date, for the purchase of Participation Interests.

“Markit” has the meaning specified in Annex C.

“Material Adverse Effect” means, with respect to any event or circumstance, a materially adverse effect on (a) the assets, operations, properties, financial condition, or business of the Borrower or the Collateral Manager; (b) the ability of the Borrower or the Collateral Manager to perform its obligations under this Agreement or any of the other Loan Documents to which it is a party; (c) the validity or enforceability of this Agreement, any of the other Loan Documents, or the rights and remedies of the Lenders or the Administrative Agent hereunder or thereunder taken as a whole; or (d) the aggregate value of the Collateral or on the collateral assignments and Liens granted by the Borrower in this Agreement taken as a whole.

“Maturity Date” means the third anniversary of the Closing Date; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next following Business Day.

“Moody’s” has the meaning specified in Annex C.

“Moody’s Rating” has the meaning specified in Annex C.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 3(37) or Section 4001(a)(3) of ERISA, as applicable, in respect of which the Borrower or any ERISA Affiliate has or could have any obligation or liability, contingent or otherwise.

“Net Asset Value” means an amount equal to the excess of (i) (A) the aggregate of the Assigned Values of the Collateral Assets other than Cash and Cash Equivalents plus (B) the Adjusted Cash Balance over (ii) the sum of the Total Outstandings and other liabilities of the Borrower.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Qualifying Assets” has the meaning specified in Annex C.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender to the Borrower, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offer” has the meaning specified in Annex C.

“Organization Documents” means, (a) with respect to any company, exempted company or corporation, the charter or certificate or articles of incorporation, certificate of incorporation on change of name (if any), the bylaws and/or memorandum and articles of association (as applicable) (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement; and (c) with respect to any partnership, exempted limited partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation, registration or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation, registration or organization with the applicable Governmental Authority in the jurisdiction of its formation, registration or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means, with respect to Loans on any date, the amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date.

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Participation Interest” means a participation interest in a loan that would, at the time of acquisition or the Borrower’s commitment to acquire the same, satisfy each of the following criteria: (i) the seller of the participation is the lender on the subject loan, (ii) the aggregate participation in the loan does not exceed the principal amount or commitment of such loan, (iii) such participation does not grant, in the aggregate, to the participant in such participation a greater interest than the seller holds in the loan or commitment that is the subject of the participation, (iv) the entire purchase price for such participation is paid in full at the time of its acquisition, and (v) the participation provides the participant all of the economic benefit and risk of the whole or part of the loan or commitment that is the subject of the loan participation.

“PATRIOT Act” shall have the meaning specified in Section 10.18.

“Payment Date” means the 18th of each month, beginning in July 2026, or if such day is not a Business Day, the next following Business Day.

“Payment Date Report” means a report prepared by the Collateral Custodian, on behalf of the Borrower in accordance with Section 12.03 and Section 12.04, that contains information in reasonably sufficient detail to identify amounts to be distributed pursuant to Section 2.13, or in any form as mutually agreed in writing by the Administrative Agent and the Collateral Custodian from time to time in consultation with the Borrower (or the Collateral Manager on its behalf).

“Payment in Full” means, with respect to the Obligations, termination of all Commitments hereunder and payment in full of all of the Obligations, other than any contingent reimbursement and indemnification obligations which are unknown, unmatured and for which no claim has been made.

“PBGC” means the Pension Benefit Guaranty Corporation and its successors and assigns.

“Permitted Affiliate” means an Affiliate of the Borrower Parent (a) into which the Borrower Parent is merged or resulting from a merger to which the Borrower Parent shall be a party or (b) that acquires all or substantially all of the assets of the Borrower Parent, in each case so long as (i) such Affiliate has the ability to professionally and competently perform duties similar to those imposed upon the Borrower Parent hereunder and as seller under the Sale Agreement, (ii)

such Affiliate is legally qualified to and has the capacity to act as Borrower Parent hereunder and as seller under the Sale Agreement, (iii) such Affiliate has provided all documentation and other information that the Administrative Agent, the Collateral Custodian or any Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, (iv) Blue Owl Credit Advisors LLC, or an Affiliate of Blue Owl Credit Advisors LLC, acts as the investment adviser and otherwise control the investment management and investment policies of such Affiliate and (v) such Affiliate has provided such certificates and opinions of Dechert LLP or any other nationally recognized reputable counsel to such Affiliate as the Administrative Agent or any Lender may request in its sole discretion, which certificates and opinions shall be substantially similar to the certificates and opinions delivered with respect to the Borrower Parent on the Closing Date pursuant to Section 4.01.

“Permitted Collateral Agent Lien” means, with respect to any of the Assets or any other property credited to any Account that the Collateral Agent or the Securities Intermediary may now or in the future have that is subordinated to the security interest of the Administrative Agent under the Security Agreement, any security interest, Lien or right of set-off that are (i) payments made by check, wire transfer, ACH or otherwise or other credits to an Account that are subsequently reversed and (ii) subject to Section 2.13, any unpaid fees, charges, expenses, indemnities and other amounts not described in clause (i) above, to the extent that such fees, charges, expenses, indemnities and other amounts are reasonable, owed to the Collateral Agent or the Securities Intermediary and incurred in connection with the performance of its duties hereunder and the maintenance and operation of the Accounts, for which the Collateral Agent and the Securities Intermediary shall have a claim prior to that of the Administrative Agent in any cash in the Accounts.

“Permitted Deferrable Asset” means any Collateral Asset with respect to which (i) the related Collateral Asset Documents require a portion of the interest due thereon to be paid in cash at least semi-annually and do not permit such portion to be deferred or capitalized, (ii) such Collateral Asset Documents permit the obligor thereon to defer or capitalize the remaining portion of the interest due thereon and (iii) the interest rate applicable thereto required to be paid in cash is greater than (x) in the case of any floating rate Collateral Asset, Term SOFR, or such other floating rate benchmark as may be applicable to such Collateral Asset, plus 2.50% and (y) in the case of a fixed rate Collateral Asset, 5.00%.

“Permitted Liens” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with the Applicable Accounting Standard have been provided on the books of such Person, (b) Liens imposed by Laws, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith, (c) Liens in favor of the Administrative Agent or any Lender granted pursuant to or by any Loan Document, (d) a Permitted Collateral Agent Lien, (e) with respect to agented Collateral Assets, Liens in favor of the lead agent, the Collateral Agent or the paying agent for the benefit of all holders of indebtedness of such obligor under the related Collateral Asset and (f) Liens in favor of a bank or a securities intermediary holding any account which arise as a matter of Law on items in the course of collection or encumbering deposits or other similar Liens (including the right of set-off) with respect to such account. Notwithstanding the preceding sentence, no Lien for any Indebtedness other than the Obligations will be a Permitted Lien.

“Permitted Participation Interest” means any Bank Loan that is a Participation Interest (including any Borrower Parent Participation Interest) as of any date that is less than 60 days after the date of acquisition of such Participation Interest by the Borrower, or such longer period as agreed by the Administrative Agent in its sole discretion.

“Permitted RIC Distribution” means distributions on any Payment Date to the Borrower Parent (from the Collection Account or otherwise) to the extent required to allow the Borrower Parent to make sufficient distributions to qualify as a regulated investment company, and to otherwise eliminate federal or state income or excise taxes payable by the Borrower Parent in or with respect to any taxable year of the Borrower Parent (or any calendar year, as relevant); provided that the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of the Borrower Parent shall not exceed 115% of the amounts that the Borrower would have been required to distribute to the Borrower Parent to: (i) allow the Borrower to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year the Borrower’s liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto), or (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero the Borrower’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), in the case of each of clause (i), (ii) or (iii), calculated assuming that the Borrower had qualified to be taxed as a regulated investment company under the Code.

“Permitted Withholding Tax Asset” means a Collateral Asset that as of the acquisition date is subject to withholding tax imposed by a jurisdiction in which an obligor thereof is located; provided that (x) the Borrower’s entire liability for any taxes in respect of such Collateral Asset is expected to be fully satisfied by amounts to be withheld or deducted by such obligor (or its agents) from payments under such Collateral Asset and (y) the acquisition (including the manner of acquisition), ownership, enforcement or disposition of such Collateral Asset will not subject the Borrower to net income taxes in any non-U.S. jurisdiction.

“Permitted Uses” means (i) the purchase of Collateral Assets, (ii) the payment of taxes and governmental fees owing by or in respect of the Borrower, including to maintain its corporate existence, (iii) the payment of any Administrative Expenses, (iv) solely with respect to the initial Borrowing, the payment of any amounts due under the applicable Fee Letter, (v) the funding of the Unfunded Exposure Account in accordance with Section 2.02(e) or as otherwise permitted or required in this Agreement, (vi) the making of a Restricted Payment if permitted under Section 7.06 and (vii) any other use consented to in writing by the Administrative Agent in its sole discretion.

“Person” means any natural person, exempted company, corporation, limited liability company, trust, joint venture, association, company, partnership, exempted limited partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title IV of ERISA, Section 412 and 430 of the Code, or Section 302 of ERISA and in respect of which the Borrower or any ERISA Affiliate (x) is (or, if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, or (y) has or could have any obligation or liability, contingent or otherwise.

“Platform” has the meaning specified in Section 10.02.

“Pricing Source” has the meaning specified in Annex C.

“Prime Rate” means, as of any date of determination, the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Principal Balance” has the meaning specified in Annex C.

“Principal Proceeds” means (i) amounts received by the Borrower with respect to a Collateral Asset that do not constitute Interest Proceeds, (ii) all equity contributions from Borrower Parent to Borrower designated as Principal Proceeds by the Collateral Manager at the time of such contribution and (iii) the proceeds of any Borrowings.

“Principal Proceeds Account” means the Securities Account created and maintained on the books and records of the Collateral Agent entitled “Principal Proceeds Account”, in the name of the Borrower and subject to the Lien of the Administrative Agent for the benefit of the Secured Parties.

“Principal Proceeds Test” means a test satisfied if the aggregate Current Market Value of all Eligible Collateral Assets that are included in the Borrowing Base (as determined if necessary under “Selection of Non-Qualifying Assets” in Annex B) exceeds the product of (i) the principal amount of all outstanding Loans minus the Adjusted Cash Balance (after giving effect to the contemplated distribution on a pro forma basis) and (ii) 115%.

“Principal Proceeds Test Failure” means an event occurring at any time that the Principal Proceeds Test is not satisfied and has not been cured pursuant to the definition of “Restricted Payment Test Cure.”

“Prohibited Clients” means Persons within the categories set forth in Section 3 of Annex B, as such list may be updated from time to time upon notice from the Administrative Agent to the Borrower.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“QFC Credit Support” has the meaning specified in Section 10.23.

“Recipient” means the Administrative Agent and any Lender, as applicable.

“Records” means the Collateral Asset File for any Collateral Asset and all other documents, books, records and other information prepared and maintained by or on behalf of the Borrower or the Collateral Manager with respect to any Collateral Asset and the obligors thereunder, including all documents, books, records and other information prepared and maintained by the Borrower or the Collateral Manager with respect to such Collateral Asset or obligors.

“Register” has the meaning specified in Section 10.06(c).

“Registered” means a debt obligation that is in registered form within the meaning of Section 881(c)(2)(B)(i) of the Code and the United States Treasury Regulations promulgated thereunder.

“Regulatory Event” means with respect to any Person, from a Governmental Authority with direct and binding jurisdiction over such Person, (i) the issuance to such Person of an injunction or administrative order to cease and desist from causing any violations, including, without limitation, any future violations, of securities laws; (ii) suspension of such Person from association with any broker or dealer, investment company or investment adviser for a period of one year or more; (iii) the finding by a court or regulator that such Person made a material misstatement or material omission with respect to the capital raising, regulatory reporting and/or asset management activities of such Person; or (iv) the criminal indictment of such Person with respect to a felony directly relating to the capital raising, regulatory reporting and/or asset management activities, unless such indictment relates to the conduct of no more than two officers or employees of such Person and such Person removes any responsibility for the management of the Collateral from such officers or employees of such Person within fifteen (15) Business Days after such indictment.

“Reinvestment” shall have the meaning specified in Section 2.16.

“Reinvestment Date” means the date of any Reinvestment.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, attorneys, service providers and representatives of such Person and of such Person’s Affiliates.

“Related Property” means, with respect to any Collateral Asset, any real property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Collateral Asset, including, without limitation, any pledge of the stock, membership or other ownership interests (including warrants) in the related obligor or its subsidiaries and all proceeds from any sale or other disposition of such property or other assets.

“Related Security” means, with respect to any Collateral Asset:

(a) any Related Property securing such Collateral Asset, all payments paid in respect thereof and all monies due, to become due and paid in respect thereof accruing after the applicable Borrowing date or the Reinvestment Date, as applicable, and all liquidation proceeds thereof;

(b) all guaranties, indemnities and warranties, insurance policies, financing statements and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such indebtedness;

(c) all Interest Proceeds and Principal Proceeds with respect to such Collateral Asset and any of the foregoing;

(d) any guarantees or similar credit enhancement for an obligor’s obligations under any Collateral Asset, all UCC financing statements or other filings relating thereto, including all rights and remedies, if any, against any Related Security, including all amounts due and to become due to the Borrower thereunder and all rights, remedies, powers, privileges and claims of the Borrower thereunder (whether arising pursuant to the terms of such agreement or otherwise available to the Borrower at law or in equity);

(e) all Records with respect to such Collateral Asset and any of the foregoing; and

(f) all recoveries and proceeds of the foregoing.

“Removal Effective Date” has the meaning specified in Section 9.06(b).

“Reporting Date” means the 10th Business Day of each month, commencing in July 2026.

“Request for Release and Receipt” means a request substantially in the form of Exhibit J-1 or Exhibit J-2, as applicable.

“Required Lenders” means, at any time, (i) the Administrative Agent and (ii) the Lenders having Commitments representing more than 50% of the Aggregate Commitments of all Lenders. The Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Ratings” has the meaning specified in Annex C.

“Rescindable Amount” has the meaning as defined in Section 2.10(b)(i).

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Responsible Officer” means with respect to (a) the Borrower, any manager, director or officer or any other Person who is authorized to act for the Borrower, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of the Borrower and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the Borrower, the Borrower Parent or the Collateral Manager so designated by any of the foregoing officers in a notice to the Administrative Agent, (b) the Collateral Manager, any person with direct responsibility for the administration of this Agreement, as listed on Exhibit O (as may be amended from time to time by the Collateral Manager, with notice to the Borrower, the Administrative Agent and the Collateral Custodian) and (c) with respect to the Collateral Agent or the Collateral Custodian, any officer within the applicable Corporate Trust Office of the Collateral Agent or the Collateral Custodian to whom a corporate trust or custody matter, as applicable, is referred because of such person’s knowledge of and familiarity with the particular subject and having direct responsibility for the administration of this transaction. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, organizational and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Restricted Payment Test Cure” means, in connection with any Restricted Payment Test Failure, following notice from the Borrower to the Administrative Agent that the Borrower intends to cure such Restricted Payment Test Failure, the subsequent cure of such Restricted Payment Test Failure by 3:00 p.m. on the second Business Day following the delivery of such notice by (i) repaying outstanding Loans, (ii) selling Collateral Assets and depositing the proceeds of such sale into the Collection Account or Unfunded Exposure Account, as applicable, (iii) transferring additional Eligible Collateral Assets (including Permitted Participation Interests on a trade date basis), Cash or Cash Equivalents (including Interest Proceeds) to the Principal Proceeds Account or (iv) delivering a Capital Contribution Notice.

“Restricted Payment Test Failure” means (i) with respect to a Restricted Payment of Interest Proceeds in the Interest Proceeds Account, an Interest Proceeds Test Failure and (ii) with respect to a Restricted Payment of Principal Proceeds in the Principal Proceeds Account, a Principal Proceeds Test Failure.

“Restricted Payments Certificate” means a certificate substantially in the form of Exhibit F.

“Revenue Recognition Implementation” means the implementation by an obligor of IFRS 15/ASC 606.

“Sale Agreement” means the Sale and Contribution Agreement, dated as of the Closing Date, between the Borrower and the Borrower Parent.

“S&P” has the meaning specified in Annex C.

“S&P Rating” has the meaning specified in Annex C.

“Same Day Funds” means immediately available funds in Dollars.

“Sanction(s)” means individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, or through any existing or future Executive Order; (b) the United Nations Security Council; (c) the European Union; (d) the United Kingdom; or (e) any other Governmental Authorities where the Borrower is located or doing business.

“Scheduled Unavailability Date” has the meaning specified in Section 3.03.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Bank Loan” has the meaning specified in Annex C.

“Second Unused Amount” has the meaning specified in the applicable Fee Letter.

“Secured Parties” means the Lenders, the Administrative Agent, the Collateral Agent, the Collateral Custodian and the Securities Intermediary.

“Securities Account” has the meaning specified in Section 8-501(a) of the UCC.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Securities Intermediary” means The Bank of New York Mellon Trust Company, National Association, or any subsequent institution acceptable to the Administrative Agent at which the Accounts are kept.

“Security Agreement” means the Security Agreement between the Administrative Agent and the Borrower, dated as of even date herewith.

“Senior Secured Bond” has the meaning specified in Annex C.

“SOFR” means, with respect to any applicable determination date, the Secured Overnight Financing Rate published on the fifth U.S. Government Securities Business Day preceding such date by the SOFR Administrator on the Federal Reserve Bank of New York’s website (or any successor source); provided however that if such determination date is not a U.S. Government Securities Business Day, then SOFR means such rate that applied on the first U.S. Government Securities Business Day immediately prior thereto.

“SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other Person acting as the SOFR Administrator at such time.

“SOFR Loan” means any Intra-Period SOFR Loan and any Term SOFR Loan, individually or collectively, as the context may require.

“Special Purpose Entity Requirements” means the obligations of the Borrower to comply with the provisions set forth in Annex D.

“Special Situation Asset” has the meaning specified in Annex C.

“Specified Collateral Assets” means the Eligible Collateral Assets listed on Schedule 7.06, as updated at any time by the Collateral Manager by giving notice of such additional Eligible Collateral Assets to the Administrative Agent, or as otherwise consented to by the Administrative Agent in its sole discretion.

“Stale Participation Interest” means any Bank Loan that is a Participation Interest as of any date that is more than 60 days and fewer than 91 days after the date of acquisition of such Participation Interest by the Borrower, or such longer period as agreed by the Administrative Agent in its sole discretion.

“Structured Finance Security” has the meaning specified in Annex C.

“Successor Rate” has the meaning specified in Section 3.03(b).

“Supported QFC” has the meaning specified in Section 10.23.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement relating to a similar transaction (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means for any date during any Interest Period, the rate per annum equal to the Term SOFR Screen Rate for such date with a one month term; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the second U.S. Government Securities Business Day immediately prior thereto; provided that if the Term SOFR determined in accordance with the foregoing provision would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Trade Date” has the meaning specified in Section 10.06(b)(i)(B).

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Term SOFR Loan.

“UCC” has the meaning specified in the Security Agreement.

“Unfunded Exposure Account” means the Securities Account created and maintained on the books and records of the Collateral Agent entitled “Unfunded Exposure Account” in the name of the Borrower and subject to the Lien of the Administrative Agent for the benefit of the Secured Parties.

“Unfunded Exposure Amount” means, on any date of determination, with respect to any Collateral Asset, the aggregate amount (without duplication) of all (i) unfunded commitments and (ii) all standby or contingent commitments associated with such Collateral Asset.

“Unfunded Exposure Equity Amount” means, on any date of determination, with respect to any Collateral Asset, an amount equal to (a) the Unfunded Exposure Amount with respect to such Collateral Asset, minus (b) the product of (i) the Assigned Value Percentage of such Collateral Asset, (ii) the Unfunded Exposure Amount with respect to such Collateral Asset and (iii) the Advance Rate for such Collateral Asset.

“Unfunded Exposure Shortfall” has the meaning specified in Section 2.15.

“United States” and “U.S.” mean the United States of America.

“Unmatured Collateral Manager Termination Event” means any event that, if it continues uncured, will, with lapse of time or notice or lapse of time and notice, constitute a Collateral Manager Termination Event.

“Unused Amount” means, collectively, the First Unused Amount and the Second Unused Amount.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 10.23.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document and any Collateral Asset Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan

Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (vii) with respect to the Borrower, the Borrower Parent or the Collateral Manager, any use of the term “knowledge” or “actual knowledge” in this Agreement shall mean actual knowledge after reasonable inquiry and (viii) any use of “material” or “materially” or words of similar meaning in this Agreement shall mean material, as determined by the Administrative Agent in its commercially reasonable discretion.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03 Accounting Terms.

All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, the Applicable Accounting Standard applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

1.04 Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Business Day Convention.

Unless otherwise specified, in the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.

1.07 Interest.

The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “SOFR” or with respect to any rate (including, for the avoidance of any doubt, the selection of such rate and any related spread or adjustment) that is an alternative, replacement, rate that is an alternative or replacement for or successor to any of such rate (including, without limitation, any Successor Rate) or the effect of any of the foregoing, or of any Conforming Changes.

1.08 Event of Default.

Any Event of Default that has occurred shall be deemed to be continuing unless waived in accordance with the terms hereof, or the Administrative Agent otherwise agrees that such Event of Default shall no longer be continuing.

1.09 Borrower.

Each reference to “Borrower” herein shall be a reference to each Borrower individually or all of the Borrowers collectively, as the context requires.

ARTICLE II.

THE COMMITMENTS AND BORROWINGS

2.01 Loans.

Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Loan”) to the Borrower in Dollars from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments and (ii) the Outstanding Amount of the Loans made by any Lender shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.03, and reborrow under this Section 2.01. Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Term SOFR Loans, except as set forth in clause (g) below, shall be made upon the Borrower’s irrevocable notice to the Administrative Agent and Collateral Agent, which may be given in writing, including via email. Each such notice must be received by the Administrative Agent not later than (x) in the case of Intra-Period SOFR Loans, 11:00 a.m. on the first Business Day immediately prior to the requested date of any Borrowing of Intra-Period SOFR Loans or conversion of Base Rate Loans to Intra-Period SOFR Loans or of any conversion of Intra-Period SOFR Loans to Base Rate Loans, (y) in the case of Term SOFR Loans, 11:00 a.m. on the first Business Day immediately prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans and (z) in the case of Base Rate Loans, 11:00 a.m. on the same Business Day as the requested date of any Borrowing of, conversion to or continuation of any Base Rate Loan; provided, without any action required by the Borrower under this Agreement (A) each Term SOFR Loan shall be automatically continued as a Term SOFR Loan at the end of the then-current Interest Period unless the Borrower converts such Loan into a Base Rate Loan and (B) each Base Rate Loan shall be automatically converted into a Term SOFR Loan at the end of the then-current Interest Period. Each written notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Term SOFR Loans shall be in a minimum principal amount of the lesser of (x) $500,000 or a whole multiple of $100,000 in excess thereof and (y) the amount of the unused portion of the Commitments. Each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or in the amount of the unused portion of the Commitments. Each Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Term SOFR Loans (unless such Term SOFR Loan is automatically continued pursuant to this Section 2.02(a)), (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or continued or to which existing Loans are to be converted and (v) with respect to any Delayed Draw Asset, the amount to be deposited in the Unfunded Exposure Account in connection with the acquisition of any Collateral Asset(s) pursuant to Section 2.15. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation of Term SOFR Loans, then the applicable Loans shall be made as, or converted to, Base Rate Loans (unless, in the case of a Term SOFR Loan, such Loan was automatically continued as a Term SOFR Loan pursuant to this Section 2.02(a)); provided that, notwithstanding anything to the contrary herein, the Borrower may make such specifications of the Type or Types of Loans in the form of standing instructions. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans as described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Borrowing, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided, a Loan may be continued or converted only on the last day of an Interest Period for such Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of a Default or an Event of Default, no Loans may be requested as, converted to or continued as Term SOFR Loans without the consent of the Required Lenders.

(d) [Reserved].

(e) Notwithstanding anything to the contrary herein, (i) upon the expiration of the Availability Period, if the amount on deposit in the Unfunded Exposure Account is less than the Aggregate Unfunded Exposure Amount, the Borrower shall be deemed to have made a Loan Notice and for such Borrowing to be deposited into the Unfunded Exposure Account in the amount of the lesser of (x) such shortfall and (y) the Aggregate Unfunded Exposure Loan Amount and (ii) upon the occurrence of an Event of Default, (A) if the amount on deposit in the Unfunded Exposure Account is less than the Aggregate Unfunded Exposure Amount, the Borrower shall be deemed to have made a Loan Notice and for such Borrowing to be deposited into the Unfunded Exposure Account in the amount of such shortfall and (B) request a Borrowing equal to the aggregate Unfunded Exposure Amount minus any amounts on deposit in the Unfunded Exposure Account (the “Exposure Amount Shortfall”). Following receipt of a Loan Notice (which shall specify the account details of the Unfunded Exposure Account where the funds will be made available), the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans and the Lenders shall fund such Aggregate Unfunded Exposure Loan Amount or Exposure Amount Shortfall, as applicable, in accordance with Section 2.02(b), notwithstanding anything to the contrary herein (including, without limitation, the Borrower’s failure to satisfy any of the conditions precedent set forth in Section 4.02), except that no Lender shall make any Loan to the extent that, after giving effect to such Loan, the Total Outstandings would exceed the Borrowing Base.

(f) Upon the Borrower’s written request, the Administrative Agent shall use reasonable efforts to promptly notify in writing the Borrower and the Lenders of the interest rate applicable to any Interest Period upon determination of such interest rate. Upon the Borrower’s written request, at any time that Base Rate Loans are outstanding, the Administrative Agent shall use reasonable efforts to notify in writing the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change.

(g) Notwithstanding anything herein to the contrary, any Borrowing of SOFR Loans or conversion of Base Rate Loans to SOFR Loans requested pursuant to the terms hereof on any day other than the first day of the applicable Interest Period shall initially be made as Intra-Period SOFR Loans. On the last day of each Interest Period, all Intra-Period SOFR Loans shall automatically, and without further action by the Borrower, be converted to Term SOFR Loans; provided that, during the existence of an Event of Default, no Intra-Period SOFR Loans shall be converted to Term SOFR Loans without the consent of the Required Lenders, and to the extent such consent is not obtained prior to the last day of the related Interest Period, such Intra-Period SOFR Loans shall be converted to Term SOFR Loans on the last day of the next Interest Period if either (x) the Required Lenders have consented to such conversion or (y) no Event of Default has occurred and is continuing on such date. In no case shall the Borrower be permitted to convert Term SOFR Loans to Intra-Period SOFR Loans.

2.03 Prepayments.

(a) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans, in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) one Business Day prior to any date of prepayment of any Term SOFR Loan and (B) the date of prepayment of any Base Rate Loan; (ii) any prepayment of Term SOFR Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall be irrevocable and specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Subject to Section 2.12, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages. Notwithstanding anything herein to the contrary, the Borrower may rescind any such notice not later than 1:00 p.m. on the Business Day before such prepayment was scheduled to take place if such prepayment would have resulted from a refinancing of the Loans, which refinancing will not be consummated or will otherwise be delayed.

(b) If the Administrative Agent notifies the Borrower at any time that:

(i) a Borrowing Base Deficiency exists at such time (such notice, a “Deficiency Notice”), then the Borrower shall (A) give notice to the Administrative Agent and Lenders via electronic mail of its intent to cure any Borrowing Base Deficiency by 3:00 p.m. on the Business Day following the delivery of notice from the Administrative Agent to the Borrower of such Borrowing Base Deficiency (unless the Borrower has actually cured such Borrowing Base Deficiency by such time) and (B) either (I) cure any Borrowing Base Deficiency by 3:00 p.m. on the second Business Day following the delivery of such notice by repaying outstanding Loans, selling Collateral Assets and depositing the proceeds of such sale into the Collection Account or Unfunded Exposure Account, as applicable or transferring additional Eligible Collateral Assets (including Permitted Participation Interests on a trade date basis), Cash or Cash Equivalents (including Interest Proceeds) to the Principal Proceeds Account so that the Borrowing Base Deficiency Amount will be reduced to zero and/or (II)(x) deliver to the Administrative Agent a written report showing a projected cure of any Borrowing Base Deficiency based on actions described in clause (I), if any, delivery of a Capital Contribution Notice and pending purchases and sales of Collateral Assets by 3:00 p.m. on the second Business Day following the delivery of such notice (or any combination of the foregoing), which report shall (1) be satisfactory to the Administrative Agent (which report shall be deemed to be satisfactory if it contemplates only sales to Approved Dealers pursuant to clause (3) below), (2) give effect to all committed purchases of Collateral Assets and other financial assets by the Borrower and account in a manner satisfactory to the Administrative Agent for any change in the market value of any such Collateral Asset and (3) give effect to sales of Collateral Assets (including sales committed to on the date of such report) only if such sales are to Approved Dealers and Borrower reasonably expects such sales to be settled within 10 Business Days of the Borrower’s commitment to such sale and (y) cure Borrowing Base Deficiency by 3:00 p.m. on the tenth (10th) Business Day following the delivery of such notice (which period shall include the two (2) Business Days permitted for delivery of such report); provided that, notwithstanding anything contrary in this Section 2.03(b)(i) and subject to the consent of the Administrative Agent in its sole discretion, if the Borrowing Base Deficiency ceases to exist during the relevant cure period set forth herein (whether due to a change in the Current Market Value of any Collateral Asset or otherwise), the Borrower shall not be required to take any of the foregoing actions, notwithstanding any notice given to the Administrative Agent of any intent to take any action or any Capital Contribution Notice sent to investors; or

(ii) a breach of the Interest Coverage Test exists at such time (such notice, also a “Deficiency Notice”), then the Borrower shall (A) give notice to the Administrative Agent and Lenders via electronic mail of its intent to cure any such breach of the Interest Coverage Test by 3:00 p.m. on the second Business Day following the delivery of notice from the Administrative Agent of such breach (unless the Borrower has actually cured such breach by such time), (B) if the Borrower intends to cure such breach by means of a cash capital contribution from the Borrower Parent, provide evidence to the Administrative Agent, which is reasonably satisfactory to the Administrative Agent (it being understood that delivery of a Capital Contribution Notice shall constitute such reasonably satisfactory evidence so long as the Collateral Manager is not in default of any of its obligations under the Loan Documents or any of its other material contractual obligations), that the Borrower Parent intends to make such contribution in order to cure such breach on or prior to the date that is ten (10) Business Days following the date on which the Administrative Agent sent notice to the Borrower that a breach of the Interest Coverage Test has occurred (unless the Borrower has actually cured such breach by such time), (C) if the Borrower intends to cure such breach by designating Principal Proceeds as Interest Proceeds, provide evidence to the Administrative Agent that the Principal Proceeds Test will be satisfied on a pro forma basis by 3:00 p.m. on the second Business Day following the date on which the Administrative Agent sent notice to the Borrower regarding such breach and (D) in each case, cure any such breach by 3:00 p.m. on the fifth Business Day (or, in the case of a cure by means of a capital contribution from the Borrower Parent, the tenth Business Day) following the date on which the Administrative Agent sent notice to the Borrower that such breach arose by transferring Cash to the Collection Account which shall immediately be applied to pay interest on the Loans and/or fees payable to the Lenders or Administrative Agent that otherwise could not be paid with Cash available in the Collection Account prior to such transfer, to cure such breach (it being understood that, for purposes of this Section, such Cash shall be deemed to be Interest Proceeds for purposes of determining the Interest Coverage Ratio) and, for purposes of determining whether an Event of Default under Section 8.01(i) has occurred, the Interest Coverage Ratio shall be re-calculated on a retrospective basis as if such deemed Interest Proceeds had been received in the previous Interest Period);

provided that, any Deficiency Notice delivered on (x) a non-Business Day or (y) after 12:00 p.m. on a Business Day, will, in each case, be deemed to have been delivered on the immediately succeeding Business Day.

(c) Any prepayment of any Loan shall be accompanied by all amounts owing under Section 2.06 (other than accrued interest, if such prepayment is not on a Payment Date) in respect of the amount prepaid and in the case of any Term SOFR Loan any additional amounts required pursuant to Section 3.05.

(d) If a Restricted Payment Test Failure has occurred and is continuing, the Borrower may cure such Restricted Payment Test Failure in accordance with the definition of “Restricted Payment Test Cure.”

2.04 Termination or Reduction of Commitments.

The Borrower may, at its discretion, on any date, upon written notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction (or such shorter period to which the Administrative Agent may agree), (ii) any such partial reduction shall be in an aggregate amount of at least $1,000,000 (unless otherwise agreed by the Administrative Agent in its reasonable discretion) or a whole multiple of $500,000 in excess thereof or, if less, the entire Aggregate Commitments and (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination. Notwithstanding anything herein to the contrary, the Borrower may rescind any such notice not later than 10:00 a.m. on the Business Day before such termination was scheduled to take place if such termination would have resulted from a refinancing of the Commitments, which refinancing will not be consummated or will otherwise be delayed.

2.05 Repayment of Loans.

The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans made to the Borrower outstanding on such date and shall repay Loans as provided in Section 2.04.

2.06 Interest.

(a) Subject to the provisions of Section 2.06(b) below, each Loan shall bear interest on the Outstanding Amount thereof from the applicable Borrowing date at a rate per annum equal to the applicable Interest Rate. With respect to any Interest Period and outstanding Loans, the interest due on the related Payment Date shall equal the sum of the products (for each day during such Interest Period) of: IR x P x 1/D, where: “IR” is the applicable Interest Rate on such day, “P” is the Loans outstanding on such day and “D” is 360.

(b) (i) If any amount of principal of any Loan is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws and shall continue to bear interest at such rate until but excluding the date on which such Event of Default is waived.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws and shall continue to bear interest at such rate until but excluding the date on which such Event of Default is waived.

(iii) Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws and shall continue to bear interest at such rate until but excluding the date on which such Event of Default is waived.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07 Fees.

(a) Commitment Fee. Subject to Section 2.12(a)(iii), the Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) in Dollars equal to (i) the sum of (A)(1) the actual daily First Unused Amount times (2) the applicable Commitment Fee Rate and (B)(1) the actual daily Second Unused Amount times (2) the applicable Commitment Fee Rate, divided by (ii) 360. The Commitment Fee shall accrue from and including the Closing Date to and including the last day of the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable in arrears on each Payment Date (and shall be calculated on the related Determination Date), commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The Commitment Fee shall be calculated monthly in arrears and if there is any change in the Commitment Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Commitment Fee Rate separately for each period during such month that such Commitment Fee Rate was in effect.

(b) Make-Whole Fee. Subject to Section 2.12(a)(iii), if the Aggregate Commitments are terminated in whole or in part pursuant to Section 2.04 prior to the nine (9) month anniversary of the Closing Date, then the Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a fee (a “Make-Whole Fee”) equal to the amount in Dollars of the product of (i) the portion of the Aggregate Commitments terminated thereof multiplied by (ii) 0.50%; provided that no Make-Whole Fee shall be due and payable in the event of a termination in connection with (A) any Lender invoking the illegality provision of Section 3.02, (B) the relevant interest rate being replaced with an alternative interest rate that is not Daily SOFR or Term SOFR pursuant to Section 3.03(b) without consent of the Borrower, (C) the relevant interest rate shall be suspended pursuant to Section 3.03(a) for greater than ten Business Days without consent of the Borrower, (D) the inability of the Administrative Agent and the Borrower to determine an alternative interest rate pursuant to Section 3.03(b), (E) the appointment of a successor Administrative Agent pursuant to Section 9.06, (F) the occurrence of a CLO Takeout, (G) any Lender or Affected Person makes any claim for increased costs or reserves pursuant to Section 3.04, (H) the removal of the Collateral Manager pursuant to Section 14 of the Collateral Management Agreement or (I) solely with respect to such Defaulting Lender, any Lender becoming a Defaulting Lender.

(c) Other Fees.

(i) The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letter (the “Agent Fees”). Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified (collectively, the “Lender Fees”). Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.08 Computation of Interest and Fees.

All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest, including those with respect to Term SOFR Loans, shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09 Evidence of Debt.

The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business in accordance with its usual practice. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to the Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.

2.10 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. All payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall in each case be deemed received on the next following Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that this sentence shall not apply to payments made on the Maturity Date without giving effect to the proviso in the definition of such term.

(b) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(i) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11 Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Borrower (as to which the provisions of this Section shall apply).

2.12 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists and is continuing), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists or is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 2.07(a) or 2.07(b) for any period during which that Lender is a Defaulting Lender and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.13 Distributions.

(a) On each Payment Date, so long as no Event of Default has occurred and is continuing, the Collateral Agent shall distribute from the Collection Account, in accordance with the Payment Date Report for such Payment Date prepared by the Collateral Agent and approved by the Collateral Manager and the Administrative Agent pursuant to Section 12.04(b), the portion of the Amount Available consisting of Interest Proceeds for such Payment Date in the following order of priority:

(i) to the payment of Taxes and governmental fees owing by or in respect of the Borrower, if any, which expenses shall not exceed $100,000 for any rolling 12-month period (together with any amounts paid pursuant to Section 2.13(c)(i));

(ii) to accrued and unpaid Administrative Expenses (in the order and priority set forth in the definition thereof), which expenses shall not exceed $150,000 for any rolling 12-month period (together with any amounts paid pursuant to Section 2.13(c)(ii));

(iii) to the Collateral Manager, at its election, (1) any accrued and unpaid Management Fee or (2) any Collateral Manager Expenses which have not been previously reimbursed and which shall not exceed $25,000 for any rolling 12-month period (together with any amounts paid pursuant to Section 2.13(c)(iii));

(iv) to the Arranger and the Administrative Agent, in an amount equal to any accrued and unpaid Agent Fees;

(v) to the Administrative Agent for distribution to the Lenders, in an amount equal to any accrued and unpaid interest on the Loans made by such Lender and any accrued and unpaid Commitment Fee (such Commitment Fee to be allocated based on the Unused Amount of each Lender);

(vi) at the discretion of the Collateral Manager, to fund the Unfunded Exposure Account in an amount not to exceed the amount necessary to cause all amounts in the Unfunded Exposure Account to equal the Aggregate Unfunded Exposure Equity Amount;

(vii) to the Administrative Agent for distribution to the Lenders, in the amount necessary to cure any Borrowing Base Deficiency;

(viii) to the Borrower Parent, as a Permitted RIC Distribution;

(ix) to any Affected Persons, any Increased Costs then due and owing;

(x) to the Administrative Agent for distribution to the Lenders, in an amount equal to any accrued and unpaid Make-Whole Fee;

(xi) to the extent not previously paid by or on behalf of the Borrower, to each Indemnitee, any Indemnified Amounts then due and owing to each such Indemnitee;

(xii) to the extent not previously paid pursuant to Section 2.13(a)(ii) above, to the Collateral Custodian, the Collateral Agent and the Securities Intermediary, any Collateral Custodian and Collateral Agent Fees and Expenses due to the Collateral Custodian, the Collateral Agent and the Securities Intermediary;

(xiii) (i) first, to the payment of any Taxes or governmental fees owing by or in respect of the Borrower to the extent not paid pursuant to Section 2.13(a)(i) above, and then (ii) second, to pay any other amounts due under this Agreement and the other Loan Documents and not previously paid pursuant to this Section 2.13(a); and

(xiv) (A) if a Default or an Interest Proceeds Test Failure has occurred and is continuing, at the discretion of the Collateral Manager, (1) to remain in the Interest Proceeds Account as Interest Proceeds or (2) to the Administrative Agent for distribution to the Lenders to repay the Loans on a pro rata basis or (B) otherwise, at the discretion of the Collateral Manager, (1) to the Borrower or its designee, which amounts may be distributed to the Borrower Parent and/or (2) to be transferred to the Principal Proceeds Account as Principal Proceeds.

(b) On each Payment Date so long as no Event of Default has occurred and is continuing, the Collateral Agent shall distribute from the Collection Account, in accordance with the Payment Date Report for such Payment Date prepared by the Collateral Agent and approved by the Collateral Manager and the Administrative Agent pursuant to Section 12.04(b), the portion of the Amount Available consisting of Principal Proceeds for such Payment Date in the following order of priority:

(i) to the extent not previously paid pursuant to Section 2.13(a)(i) through (viii), to the payment of such amounts (subject to the limitations set forth therein), in the amount and order of priority set forth in Section 2.13(a);

(ii) after the end of the Availability Period, to the Administrative Agent for distribution to the Lenders to repay the Total Outstandings;

(iii) to the extent not previously paid pursuant to Section 2.13(a)(ix) through (xiii), to the payment of such amounts, in the amount and order of priority set forth in Section 2.13(a);

(iv) (x) during the Availability Period, at the discretion of the Collateral Manager, to fund the Unfunded Exposure Account in an amount not to exceed the amount necessary to cause all amounts in the Unfunded Exposure Account to equal the Aggregate Unfunded Exposure Equity Amount, or (y) after the Availability Period, to fund the Unfunded Exposure Account in an amount necessary to cause the amounts in the Unfunded Exposure Account to equal the Aggregate Unfunded Exposure Amount;

(v) during the Availability Period, (A) if a Default, Event of Default, Unmatured Collateral Manager Termination Event, Collateral Manager Termination Event or Principal Proceeds Test Failure shall have occurred and be continuing, at the discretion of the Collateral Manager, (1) to remain in the Principal Proceeds Account as Principal Proceeds or (2) to the Administrative Agent for distribution to the Lenders to repay the Loans on a pro rata basis or (B) otherwise, at the discretion of the Collateral Manager, so long as no Borrowing Base Deficiency exists to the Borrower or its designee, which amounts may be distributed to the Borrower Parent; and

(vi) after the end of the Availability Period, the remaining Amount Available to the Borrower or its designee, which amounts may be distributed to the Borrower Parent.

(c) On each Payment Date following the occurrence of and during the continuation of an Event of Default, the Collateral Agent shall distribute from the Collection Account, as directed by the Administrative Agent, the Amount Available for such Payment Date in the following order of priority:

(i) to the payment of Taxes and governmental fees owing by or in respect of the Borrower, if any, which expenses shall not exceed $100,000 for any rolling 12-month period (together with any amounts paid pursuant to Section 2.13(a)(i));

(ii) to accrued and unpaid Administrative Expenses (in the order and priority set forth in the definition thereof), which expenses shall not exceed $150,000 for any rolling 12-month period (together with any amounts paid pursuant to Section 2.13(a)(ii));

(iii) to the Collateral Manager, at its election, (1) any accrued and unpaid Management Fee or (2) any Collateral Manager Expenses which have not been previously reimbursed and which shall not exceed $25,000 for any rolling 12-month period (together with any amounts paid pursuant to Section 2.13(a)(iii));

(iv) to the Arranger and the Administrative Agent, in an amount equal to any accrued and unpaid Agent Fees;

(v) to the Administrative Agent for distribution to the Lenders, in an amount equal to any accrued and unpaid interest on the Loans made by such Lender and any accrued and unpaid Commitment Fee (such Commitment Fee to be allocated based on the Unused Amount of each Lender) and any other Lender Fees;

(vi) to any Affected Persons, any Increased Costs then due and owing;

(vii) to the extent not previously paid by or on behalf of the Borrower, to each Indemnitee, any Indemnified Amounts then due and owing to each such Indemnitee;

(viii) to fund the Unfunded Exposure Account in an amount necessary to cause the amounts in the Unfunded Exposure Account to equal the Aggregate Unfunded Exposure Amount;

(ix) to the Administrative Agent for distribution to the Lenders, in an amount equal to (x) any accrued and unpaid Make-Whole Fee and (y) the Total Outstandings;

(x) to the extent not previously paid pursuant to Section 2.13(c)(ii) above, to the Collateral Custodian, Collateral Agent and the Securities Intermediary, any Collateral Custodian and Collateral Agent Fees and Expenses due to the Collateral Custodian, the Collateral Agent and the Securities Intermediary;

(xi) (i) first, to the payment of any Taxes or governmental fees owing by or in respect of the Borrower to the extent not paid pursuant to Section 2.13(c)(i) above, and then (ii) second, to pay any other amounts due under this Agreement and the other Loan Documents and not previously paid pursuant to this Section 2.13(c); and

(xii) the remaining Amount Available to the Borrower or its designee, which amounts may be distributed to the Borrower Parent.

(d) Payments to Lenders pursuant to any clause of this Section 2.13 will be paid pro rata and pari passu based on the amount payable to such Lender under such clause.

2.14 Discretionary Sales.

(a) The Borrower shall have the right to sell all or a portion (including, for the avoidance of doubt, pursuant to participation agreements or other agreements to effectuate assignments following an initial transfer of a participation interest or other portion of a Collateral Asset) of the Collateral Assets (each, a “Discretionary Sale”), subject to the following terms and conditions (unless otherwise agreed to by the Administrative Agent), provided that, immediately after giving effect to such Discretionary Sale:

(i) no Borrowing Base Deficiency exists or would occur as a result of such Discretionary Sale; provided that the Borrower may sell Collateral Assets as necessary to facilitate a cure of a Borrowing Base Deficiency (and any Default arising therefrom) in accordance with Section 2.03(b);

(ii) no Default or Event of Default shall have occurred and be continuing, provided that the Borrower may sell Collateral Assets as necessary in accordance with Section 2.03(b);

(iii) during the immediately preceding 12-month period, the Borrower will not have sold Collateral Assets (other than Collateral Assets that are not Eligible Collateral Assets, Collateral Assets with an Assigned Value of zero, Collateral Assets that constitute Non-Qualifying Assets or CCC Excess, Collateral Assets sold to another Borrower, Collateral Assets sold in connection with a CLO Takeout or Collateral Assets that are Credit Risk Obligations) in Discretionary Sales with an aggregate Principal Balance in excess of 25% of the highest aggregate Principal Balance during such period without the prior written consent of the Administrative Agent;

(iv) such Discretionary Sale shall reflect arm’s length market terms and be in a transaction in which the Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party (other than those which are customarily made or provided in connection with the sale of assets of such type); and

(v) on the date of such Discretionary Sale, all proceeds from such Discretionary Sale (x) will be deposited directly into the Collection Account and (y) with respect to any sold Collateral Asset, will be in Dollars.

(b) In connection with any Discretionary Sale, following deposit of all proceeds from such Discretionary Sale into the Principal Proceeds Account, the Administrative Agent shall be deemed to release and transfer to the Borrower all of the right, title and interest of the Administrative Agent for the benefit of the Secured Parties in, to and under such Collateral Asset(s) and related Collateral subject to such Discretionary Sale and such portion of the Collateral so transferred shall be released from the Lien of the Security Agreement.

(c) In connection with any Discretionary Sale, the Administrative Agent shall, at the sole expense of the Borrower, execute such instruments of release with respect to the portion of the Collateral subject to such Discretionary Sale to the Borrower, in recordable form if necessary, as the Borrower may reasonably request.

(d) None of the terms and conditions set forth in this Section 2.14 shall be applicable to the release of Collateral Assets in connection with a CLO Takeout pursuant to Section 2.17.

2.15 Unfunded Exposure Account. (a) Amounts on deposit in the Unfunded Exposure Account may be withdrawn by the Borrower to fund any draw requests of the relevant obligors under any Delayed Draw Asset. As of any date of determination, the Collateral Manager (or, after delivery of a notice of exclusive control, the Administrative Agent) may cause any amounts on deposit in the Unfunded Exposure Account that exceed the Aggregate Unfunded Exposure Amount, in each case, to be deposited into the Principal Proceeds Account as Principal Proceeds.

(b) Any draw request made by an obligor under a Delayed Draw Asset, along with wiring instructions for the applicable obligor, shall be forwarded by the Borrower to the Collateral Agent (with a copy to the Administrative Agent) along with an instruction to the Collateral Agent to withdraw the applicable amount from the Unfunded Exposure Account and a certification that the conditions to fund such draw are satisfied, and the Collateral Agent shall fund such draw request in accordance with such instructions from the Borrower.

(c) If the Borrower shall receive any Principal Proceeds from an obligor with respect to a Delayed Draw Asset following the occurrence and during the continuation of an Event of Default or following the end of the Availability Period and, as of the date of such receipt (and after taking into account such repayment), the aggregate amount on deposit in the Unfunded Exposure Account is less than the aggregate Required Funding Amount with respect to all Loans included in the Collateral (the amount of such shortfall, in each case, the “Unfunded Exposure Shortfall”), the Collateral Agent shall deposit into the Unfunded Exposure Account an amount of such Principal Proceeds designated by the Borrower equal to the lesser of (i) the aggregate amount of such Principal Proceeds and (ii) the Unfunded Exposure Shortfall.

2.16 Reinvestments. During the Availability Period, the Borrower may withdraw from the Collection Account any Principal Proceeds and apply such Principal Proceeds to (a) prepay the Total Outstandings in accordance with Section 2.03 or (b) acquire additional Collateral Assets (each such reinvestment of Principal Proceeds, a “Reinvestment”), so long as each condition precedent set forth in Section 4.02 shall be satisfied.

2.17 CLO Takeouts. (a) On any Business Day, the Borrower shall have the right to prepay all or a portion of the Loans then outstanding and require the Administrative Agent to release its security interest and Lien on the related Collateral Assets and Related Security in connection with a CLO Takeout (which may be effected by way of a distribution or otherwise), subject to the following terms and conditions (unless otherwise agreed to by the Administrative Agent):

(i) the Borrower shall have given the Administrative Agent (with a copy to the Collateral Agent) at least two (2) Business Days’ prior written notice (or such shorter period as agreed to by the Administrative Agent in its sole discretion) of its intent to effect a CLO Takeout and shall provide the Administrative Agent with all information reasonably required by it to release the related Lien;

(ii) the Collateral Manager shall deliver to the Administrative Agent an updated Borrowing Base, together with evidence to the reasonable satisfaction of the Administrative Agent that the Borrower shall have sufficient funds on the date of the CLO Takeout to effect such CLO Takeout in accordance with this Agreement, which funds may come from the proceeds of sales of the Collateral Assets and Related Securities in connection with such CLO Takeout;

(iii) on the date of the CLO Takeout, the Borrower shall provide a certificate to the Administrative Agent and the Collateral Agent representing that, on a pro forma basis after giving effect to such CLO Takeout, (A) there will be sufficient proceeds in the Collection Account for all payments to be made pursuant to this Agreement on the next Payment Date (or on such date, if such date of the CLO Takeout is a Payment Date), (B) no Default or Event of Default shall have occurred and be continuing and (C) no Borrowing Base Deficiency exists;

(iv) on the date of such CLO Takeout, all proceeds payable to the Borrower from such CLO Takeout (net of reasonable expenses incurred in connection with such CLO Takeout) will be deposited directly into the Collection Account and (B) with respect to any sold Collateral Asset, will be in the currency in which such Collateral Asset is denominated; and

(v) the representations and warranties contained in Article V hereof shall be correct in all respects, except to the extent relating to an earlier date, after giving effect to such release; and

(vi) the Administrative Agent shall have consented to such CLO Takeout.

(b) In connection with any CLO Takeout, following deposit of the net proceeds from such CLO Takeout into the Collection Account, the Administrative Agent shall be deemed to release and transfer to the Borrower without recourse, representation or warranty all of the right, title and interest of the Administrative Agent for the benefit of the Secured Parties in, to and under such Collateral Asset(s) and related Collateral subject to such CLO Takeout and such portion of the Collateral subject to such CLO Takeout shall be released from the Lien of the Security Agreement.

(c) The Borrower hereby agrees to pay the reasonable and documented outside counsel legal fees and out-of-pocket expenses of one counsel in each of the applicable states of the United States for each of the Administrative Agent, the Collateral Agent and the Securities Intermediary in connection with any CLO Takeout (including, but not limited to, reasonable and documented out-of-pocket expenses incurred in connection with the release of the Lien of the Administrative Agent, on behalf of the Secured Parties, in the Collateral in connection with such CLO Takeout).

(d) In connection with any CLO Takeout, the Administrative Agent shall, at the sole expense of the Borrower, execute such instruments of release with respect to the portion of the Collateral subject to such CLO Takeout to the Borrower, in recordable form if necessary, as the Borrower may reasonably request.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Laws. If any Applicable Laws (as determined in the good faith discretion of the applicable withholding agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or the Borrower, then (A) the applicable withholding agent shall be entitled to withhold or make such deductions as are reasonably determined by the withholding agent to be required based upon the information and documentation it has received pursuant to subsection (e) below and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Laws, and (B) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) The Borrower shall, and does hereby, indemnify each Recipient within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Each Lender shall, and does hereby, severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, (x) against any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (i).

(d) Evidence of Payments. After any payment of Taxes by the Borrower to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law or the taxing authorities of a jurisdiction pursuant to such Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably requested by the

Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (B) or (D)) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(ii) Without limiting the generality of the foregoing,

(A) any Recipient that is a U.S. Person shall deliver to the Borrower, the Collateral Custodian, the Collateral Agent and the Administrative Agent on or prior to the date on which such Recipient becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Recipient is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower, the Collateral Custodian, the Collateral Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed copies of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower Parent within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower’s sole owner as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by executed copies of IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower, the Collateral Custodian, the Collateral Agent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Recipient under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower, the Collateral Custodian, the Collateral Agent or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Recipient agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower, the Collateral Custodian, the Collateral Agent and the Administrative Agent in writing of its legal inability to do so.

(iv) Borrower shall deliver to the Administrative Agent on or prior to the Closing Date a copy of an executed IRS Form W-9 of its sole owner. If such form becomes obsolete or inaccurate in any respect, or if a successor version of such form or certification is published, Borrower shall update such form or promptly notify the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to engage in reverse repurchase of U.S. Treasury securities transactions of the type included in the determination of SOFR, or to determine or charge interest rates based upon SOFR then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or maintain SOFR Loans, to convert Base Rate Loans to SOFR Loans or convert Intra-Period SOFR Loans to Term SOFR Loans shall be, in each case, suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay all SOFR Loans, in the affected currency or currencies or, if applicable and such Loans are denominated in Dollars, convert all SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the SOFR component of the Base Rate), in each case, immediately and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and any amounts due pursuant to Section 3.05.

3.03 Inability to Determine Rates; Availability of Term SOFR.

(a) If in connection with any request for a Term SOFR Loan or a conversion of Base Rate Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for SOFR has been determined in accordance with Section 3.03(b) and the circumstances under Section 3.03(b)(i) or the Scheduled Unavailability Date has occurred with respect to SOFR (as applicable), or (B) adequate and reasonable means do not otherwise exist for determining SOFR for Dollars for any determination date(s) or Interest Period, as applicable, with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that SOFR with respect to a proposed Loan for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.

Thereafter, (x) the obligation of the Lenders to make or maintain Loans or to convert Base Rate Loans to Term SOFR Loans, shall be suspended in each case to the extent of the affected Term SOFR Loans or Interest Period or determination date(s), as applicable, and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.

Upon receipt of such notice, (i) the Borrower may revoke any pending request for a Borrowing of, or conversion to Term SOFR Loans to the extent of the Loans or Interest Period or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans and (ii) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately.

(b) Replacement of SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining one month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) the Applicable Authority has made a public statement identifying a specific date after which one month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available, or used for determining the interest rate of loans denominated in Dollars, or shall or will otherwise cease; provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of SOFR for Dollars (the latest date on which one month interest periods of Term SOFR or the Term SOFR Screen Rate) are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”); or

(iii) syndicated loans currently being executed and agented in the U.S., are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace SOFR for Dollars;

or if the events or circumstances of the type described in Section 3.03(b)(i), (ii) or (iii) have occurred with respect to SOFR or any Successor Rate then in effect, then (x) with respect to a replacement of Term SOFR and if the Administrative Agent determines that Daily SOFR is available and the Borrower provides consent to replace Term SOFR with Daily SOFR, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) otherwise, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing SOFR or any then current Successor Rate in accordance with this Section 3.03 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in Dollars for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in Dollars for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than 0%, the Successor Rate will be deemed to be 0% for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (other than as set forth below);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Term SOFR Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender (such Lender, an “Affected Person”), the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, upon written request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof (or thereafter as may be agreed by the Lender).

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of Section 3.01 and this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses.

Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any actually incurred loss (excluding loss of anticipated profits), cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan or an Intra-Period SOFR Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower or the Borrower unless such notice is rescinded in accordance with the terms hereof; or

(c) any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. Each Lender may make any Loan to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Loan in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Lender gives a notice pursuant to Section 3.02, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 10.13.

3.07 Survival.

All obligations of the Borrower under this Article III shall survive the Payment in Full of the Obligations and the resignation of the Administrative Agent.

ARTICLE IV.

CONDITIONS PRECEDENT TO BORROWINGS

4.01 Conditions of Initial Borrowing.

The obligation of each Lender to make its initial Borrowing hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or electronic (followed promptly by originals, to the extent applicable) unless otherwise specified, each properly executed by a Responsible Officer of the applicable Persons, each dated the Closing Date (or, in the case of certificates of governmental officials, a reasonably recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of the Loan Documents (other than the Collateral Custodian and Collateral Agent Fee Letter);

(ii) Notes executed by the Borrower in favor of each Lender requesting Notes;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of a Responsible Officer of the Borrower, the Borrower Parent and the Collateral Manager as the Administrative Agent, the Collateral Agent or the Collateral Custodian may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Person is a party;

(iv) such documents and certifications as the Administrative Agent or the Collateral Custodian may reasonably require to evidence that each of the Borrower, the Borrower Parent and the Collateral Manager is duly organized, incorporated or registered, as applicable, and that each of the Borrower and the Collateral Manager is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization, incorporation or registration;

(v) a favorable opinion of Dechert LLP, counsel to the Borrower and the Collateral Manager, addressed to the Administrative Agent, the Collateral Agent, the Collateral Custodian, the Securities Intermediary and each Lender, as to the matters concerning the Borrower, the Borrower Parent, the Collateral Manager and the Loan Documents as the Required Lenders may reasonably request;

(vi) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied and (B) that there has been no event or circumstance with respect to the Borrower or the Collateral Manager since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(vii) a certificate of a Responsible Officer of each of the Borrower, the Borrower Parent and the Collateral Manager either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Person and the validity against such Person of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(viii) [reserved]; and

(ix) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.

(b) Any fees required to be paid on or before the Closing Date that have been invoiced shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable fees, charges and disbursements of outside counsel to the Secured Parties (directly to such counsel if requested by any Secured Party) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and such Secured Party); provided, however, that such fees, charges and disbursements shall only be due and payable to the extent provided pursuant to Section 10.04.

(d) The representations and warranties of the Borrower, the Borrower Parent and the Collateral Manager contained herein and in each other Loan Document, or which are contained in any document (including the Beneficial Ownership Certification) furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or if such representation and warranty is already qualified by the words “material”, “materially” or “Material Adverse Effect”, then such representation and warranty shall be true and correct in all respects) on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct (in all material respects, or as so qualified, as applicable) as of such earlier date.

(e) No Default shall exist, or would result from such Borrowing or from the application of the proceeds thereof.

(f) The Administrative Agent and the Lenders shall have a valid and perfected first-priority lien and security interest in the Collateral, all filings (including all UCC financing statements and similar filings contemplated by the Security Agreement, the Sale Agreement and any Master Participation Agreement, including all back-up filings in relation to Collateral Assets sold thereunder), recordations and searches necessary or desirable in connection with the Collateral shall have been duly made, and all filing and recording fees and taxes shall have been duly paid, including in each case under, and as required by, all Applicable Laws.

(g) All governmental and third party approvals necessary or, in the discretion of the Lender, advisable in connection with the Borrowing shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Lender making the Borrowing.

(h) The initial Lender shall have received and reviewed all financial statements required to be delivered under Section 6.01 and, in each case, such financial statements shall be satisfactory to the initial Lender in its sole discretion.

(i) Upon the reasonable request of any Lender, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

(j) If the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, then the Borrower shall deliver, to each Lender that so requests, a Beneficial Ownership Certification in relation to the Borrower.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Borrowings and Reinvestments.

The obligation of each Lender to honor any request for a Borrowing hereunder and any purchase of a Collateral Asset is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower, the Borrower Parent and the Collateral Manager contained herein and in each other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or if such representation and warranty is already qualified by the words “material”, “materially” or “Material Adverse Effect”, then such representation and warranty shall be true and correct in all respects) on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or if such representation and warranty is already qualified by the words “material”, “materially” or “Material Adverse Effect”, then such representation and warranty shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.

(b) No Default or Event of Default shall exist, or would result from such proposed Reinvestment or Borrowing or from the application of the proceeds thereof.

(c) The Administrative Agent and Collateral Agent shall have received a Loan Notice in accordance with the requirements hereof, which shall include a Borrower Certification.

(d) No Borrowing Base Deficiency shall exist on the date of such Reinvestment or Borrowing or would arise after giving effect to the relevant Reinvestment or Borrowing.

(e) For the avoidance of doubt, after giving effect to the proposed Reinvestment or Borrowing, the Total Outstandings would not exceed the Aggregate Commitments.

(f) The Borrower and the Borrower Parent have complied with all Special Purpose Entity Requirements.

Each Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in this Section 4.02 have been satisfied on and as of the date of the applicable Borrowing.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent, the Collateral Custodian, the Collateral Agent and the Lenders as of the Closing Date, each Borrowing date and each other date provided under this Agreement or the other Loan Documents on which such representations and warranties are required to be (or deemed to be) made (unless such representation is only made as of a specific date set forth below):

5.01 Existence, Qualification and Power.

The Borrower (a) is duly organized or incorporated, as applicable, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its formation or organization, (b) has all requisite power, capacity and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business in which it is currently engaged and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license.

5.02 Authorization; No Contravention.

The execution, delivery and performance by the Borrower of each Loan Document to which the Borrower is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) violate the terms of any of the Borrower’s Organization Documents; (b) result in any breach or contravention of, or the creation of any Lien (other than a Permitted Lien) under, or require any payment to be made under (i) any Contractual Obligation to which the Borrower is a party or affecting the Borrower or the properties of the Borrower or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject; or (c) violate any Applicable Law.

5.03 Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document, other than such as have been met or obtained and are in full force and effect.

5.04 Binding Effect.

This Agreement has been, and each other Loan Document to which the Borrower is a party, when delivered hereunder, will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document to which the Borrower is a party when so delivered, and when executed and delivered by the other parties thereto, will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws or other Laws affecting creditors’ rights generally and by general principles of equity, regardless of whether considered in a proceeding in equity or at Law.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with the Applicable Accounting Standard consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower Parent as of the date thereof and its results of operations for the period covered thereby in accordance with the Applicable Accounting Standard consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower Parent as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated balance sheet of the Borrower Parent dated as of the most recent fiscal quarter of the Borrower Parent, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with the Applicable Accounting Standard consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower Parent as of the date thereof and its results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the actual knowledge of the Borrower after due investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or against any of its properties or revenues.

5.07 No Default.

The Borrower has no Contractual Obligations other than (A) pursuant to (i) the Loan Documents, (ii) the Collateral Management Agreement, (iii) any Master Participation Agreement and (iv) the ownership, purchase or sale of Collateral Assets and other financial assets as permitted under the Loan Documents, or, in each case, Contractual Obligations that are incidental thereto, and (B) as indicated in Schedule 5.07 (as such Schedule may be updated from time to time by written agreement of the Borrower and the Administrative Agent). The Borrower is not in default in any material respect under or with respect to any Contractual Obligation. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Liens and Indebtedness.

The property of the Borrower is subject to no Liens other than Permitted Liens. The Borrower has no Indebtedness other than the Indebtedness created under the Loan Documents. The Borrower is not a party to any outstanding agreement or contract other than the Loan Documents and the documents related thereto, and the Borrower has no actual or contingent liabilities in respect of any agreements or contracts to which the Borrower has previously been a party but which are no longer outstanding as of the date of this Agreement.

5.09 Taxes.

(a) The Borrower has filed all material federal, state and other material tax returns and reports required to be filed by it, and has paid or caused to be paid all material federal, state and other material Taxes levied or imposed upon it or its properties, income or assets otherwise due and payable by it, except those which are being contested in good faith by appropriate proceedings diligently conducted. There is no tax assessment proposed in writing against the Borrower. The Borrower is not party to any tax sharing agreement.

(b) For U.S. federal income tax purposes, (i) Borrower is a disregarded entity and the Borrower Parent is its sole owner and (ii) Borrower Parent is a U.S. Person.

5.10 ERISA Matters.

(a) The Borrower does not sponsor, maintain, or contribute to, and has never sponsored, maintained, or contributed to, and, except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Affiliate sponsors, maintains, contributes to, or has any liability in respect of, or has ever sponsored, maintained, contributed to, or had any liability in respect of, a Plan.

(b) No ERISA Event has occurred on or prior to the date that this representation is made or deemed made that, whether alone or together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.

(c) The Borrower is not, and will not become at any time, a Benefit Plan Investor.

5.11 Equity Interests.

All Equity Interests of the Borrower are duly and validly issued. There are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests. All Equity Interests of the Borrower are owned by the Borrower Parent.

5.12 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) The Borrower is not required to be registered as an “investment company” under the Investment Company Act.

5.13 Disclosure.

The Borrower has made available to the Administrative Agent (to be forwarded to each Lender) all agreements, instruments and corporate or other restrictions to which it is subject, and has disclosed all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether orally or in writing) by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact as of the date provided (or, if not prepared by or under the direction of the Borrower, does not contain any material misstatement of fact to the Borrower’s knowledge) or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (or, if not prepared by or under the direction of the Borrower, does not omit to state such a fact to the Borrower’s knowledge); provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation.

5.14 Compliance with Laws.

The Borrower is in compliance with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted.

5.15 Taxpayer Identification Number; Other Identifying Information.

The true and correct U.S. taxpayer identification number of the Borrower and the Borrower Parent are set forth on Schedule 5.15. The Borrower’s and the Borrower Parent’s exact legal name at the date of this Agreement and any prior legal names, and the Borrower’s and the Borrower Parent’s jurisdiction of organization or incorporation, organizational identification number, registered office, and the place of business of the Borrower Parent, or if the Borrower Parent has more than one place of business, Borrower Parent’s chief executive office, in each case at the date of this Agreement and for the four months immediately preceding the date of this Agreement are, in each case, as set forth in are set forth on Schedule 5.15.

5.16 OFAC.

Neither the Borrower nor, to the knowledge of the Borrower, any director, officer, employee, agent, affiliate or representative thereof is an individual or entity that is, or is owned or controlled by an individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

5.17 Anti-Corruption Laws.

The Borrower has conducted its business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and other similar anti-corruption legislation in other jurisdictions and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.18 Beneficial Ownership Certification.

Information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

5.19 Payment Date Report.

Each Payment Date Report is accurate in all material respects as of the date thereof.

ARTICLE VI.

AFFIRMATIVE COVENANTS

Until the Payment in Full of the Obligations, the Borrower shall:

6.01 Financial Statements.

Deliver (including by causing the Borrower Parent to deliver) to the Administrative Agent for further distribution to each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower Parent, a copy of the audited consolidated balance sheet of the Borrower Parent and its consolidated subsidiaries as at the end of such year, the related consolidated statements of income for such year, and the related consolidated statements of changes in net assets and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year and for any unaudited balance sheet, report or statement, a certification stating that information contained in such unaudited balance sheet, report, or statement fairly presents in all material respects the financial condition of the Borrower Parent and its consolidated subsidiaries as of and for the periods then ended, subject to year-end adjustment;

(b) as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower Parent (commencing with the first full fiscal quarter ended after the Closing Date), an unaudited consolidated balance sheet of the Borrower Parent as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter; and

(c) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower, the Borrower Parent or Collateral Manager, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to this Section 6.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) the Borrower or the Borrower Parent posts such documents, or provides a link thereto on the website listed on Schedule 10.02 or the Borrower Parent posts such documents on sec.gov, (ii) such documents are posted on the Borrower’s or the Borrower Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), or (iii) the Borrower provides to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; provided that: (x) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its reasonable request to the Borrower to deliver such paper copies and (y) the Borrower shall notify the Administrative Agent (by electronic mail) of the posting pursuant to clause (i) and (ii) above of any such documents, and the Administrative Agent hereby agrees that it shall use commercially reasonable efforts to post such documents received pursuant to clause (iii) above on the Borrower’s behalf to a commercial, third-party or other website sponsored by the Administrative Agent and notify the Lenders of such posting. The Administrative Agent shall have no obligation to request the delivery or to maintain any copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.02 Certificates; Other Information.

Deliver or cause Borrower Parent to deliver to the Administrative Agent for further distribution to each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) promptly after reasonable written request by the Administrative Agent or any Lender copies of any detailed audit reports, management letters or recommendations submitted to the management board of directors or investment manager of the Borrower Parent by independent accountants in connection with the accounts or books of the Borrower Parent, or any audit of any of them, so long as such information is within the possession of the Borrower or may be obtained with neither undue burden nor expense;

(b) concurrently with (or no later than two Business Days following delivery of such financial statements) the delivery of any Payment Date Report succeeding an ICR Determination Date, a duly completed Compliance Certificate of each of the Borrower Parent and the Borrower signed by a Responsible Officer of the Borrower Parent or the Borrower, as applicable (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including email and shall be deemed to be an original authentic counterpart thereof for all purposes), including (i) a calculation of the Interest Coverage Ratio for the previous ICR Determination Period and (ii) a certification in connection therewith the satisfaction of the Interest Coverage Test as of the applicable ICR Determination Date;

(c) promptly, and in any event within five Business Days after receipt thereof by the Borrower or the Borrower Parent, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any such entity; and

(d) promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation; and

(e) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request, so long as such information is within the possession of the Borrower or may be obtained with neither undue burden nor expense and is not subject to any applicable confidentiality restrictions prohibiting such disclosure to the Administrative Agent or any Lender.

Documents required to be delivered pursuant to this Section 6.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) the Borrower or the Borrower Parent posts such documents, or provides a link thereto on the website listed on Schedule 10.02, (ii) such documents are posted on the Borrower’s or the Borrower Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), or (iii) the Borrower provides to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; provided that: (x) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its reasonable request to the Borrower to deliver such paper copies and (y) the Borrower shall notify the Administrative Agent (by electronic mail) of the posting pursuant to clause (i) and (ii) above of any such documents, and the Administrative Agent hereby agrees that it shall use commercially reasonable efforts to post such documents received pursuant to clause (iii) above on the Borrower’s behalf to a commercial, third-party or other website sponsored by the Administrative Agent and notify the Lenders of such posting. The Administrative Agent shall have no obligation to request the delivery or to maintain any copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.03 Notices.

Promptly, and in any event within three (3) Business Days, notify the Administrative Agent:

(a) of the Borrower’s knowledge of the occurrence of any Default or an Event of Default;

(b) of the Borrower’s knowledge of (or expectation of) the occurrence of any Collateral Asset Trigger Event (excluding any Material Modifications declared by the Administrative Agent in accordance with the proviso of the definition thereof);

(c) of the Borrower’s knowledge of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect or a Regulatory Event, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower, the Borrower Parent or the Collateral Manager; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower, the Borrower Parent or the Collateral Manager and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower, the Borrower Parent or the Collateral Manager;

(d) of any material change in accounting policies or financial reporting practices by the Borrower or the Borrower Parent, except as required or permitted by Appropriate Accounting Principles;

(e) of any ERISA Event that, alone or together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect; and

(f) of any amendment or modification to any Collateral Asset which meets the criteria specified in the definition of Material Modification.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

In addition, on each Business Day during a Leverage Step Up Period, the Borrower or the Collateral Manager (on behalf of the Borrower) shall notify the Administrative Agent and the Collateral Agent in writing (which may be by electronic mail) of the Collateral Assets that have been designated by the Borrower or the Collateral Manager (on behalf of the Borrower) as Borrower CLO Takeout Assets as of the immediately preceding Business Day.

6.04 Payment of Obligations.

Pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including (a) all Tax liabilities upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with the Applicable Accounting Standard are being maintained by the Borrower or where the failure to pay such Tax liabilities would not reasonably be expected to have a Material Adverse Effect; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with the Applicable Accounting Standard are being maintained by the Borrower; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except in each case, where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves with respect thereto have been provided on the books of the Borrower. The Borrower will remain disregarded as an entity separate from its sole owner for U.S. federal income tax purposes.

6.05 Preservation of Existence, Etc.

To the maximum extent permitted pursuant to Applicable Laws, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or incorporation except in a transaction permitted by Section 7.04 or 7.05 and (b) take all reasonable action to remain in good standing under the Laws of the jurisdiction of its organization or incorporation and maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business; except, in the case of clause (b), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect. At least 30 days prior the effective date thereof, the Borrower shall provide to the Administrative Agent notice of any change in the name, jurisdiction of organization or incorporation, organizational structure or location of records of the Borrower; provided that the Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral; provided that the Borrower and the Administrative Agent agree that in connection with a CLO Takeout, the Administrative Agent may consent to or waive any requirements related to such change referred to in the preceding sentence via email.

6.06 [Reserved].

6.07 Further Assurances.

At any time or from time to time upon the reasonable request of the Administrative Agent, Borrower shall execute and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of this Agreement or the other Loan Documents and to provide for payment of the Loans made hereunder, with interest thereon, in accordance with the terms of this Agreement.

6.08 Compliance with Laws.

Comply in all material respects with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted.

6.09 Books and Records.

Maintain proper books of record and account, in which full, true and correct entries in conformity with the Applicable Accounting Standard consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower; and maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower.

6.10 Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties (or to the extent reasonably necessary or appropriate subject to reasonable restrictions regarding access to information not related to the Borrower to examine the foregoing records, the properties of Collateral Manager but only as it relates to activities related to the Borrower Parent), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, other than items protected by attorney-client privilege or that may not be disclosed pursuant to Applicable Law or contractual confidentiality obligations, and to discuss its affairs, finances and accounts with its directors, officers and independent public accountants or Collateral Manager all at the expense of the Borrower (such expenses to be reasonable and documented) and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance written notice to the Borrower; provided, however, that, unless an Event of Default exists, (x) such visits and inspections shall occur (i) upon no less than five Business Days’ prior written notice and (ii) no more than once per fiscal year for all Lenders and (y) no more than one such visit and inspection shall be at the expense of the Borrower per fiscal year.

6.11 Use of Proceeds.

Use the proceeds of the Loans solely for Permitted Uses.

6.12 Approvals and Authorizations.

Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which the Borrower is organized or incorporated and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents.

6.13 Special Purpose Entity Requirements.

Conduct at all times its business and operations in accordance with the Special Purpose Entity Requirements. The Borrower shall give reasonable prior written notice to the Administrative Agent of any amendment to the Collateral Management Agreement, its Organization Documents or any Master Participation Agreement.

6.14 Security Interest.

Maintain a first-priority (subject to Permitted Liens), perfected security interest in the Collateral for the benefit of the Secured Parties, their successors, transferees and assigns so long as this Agreement is in effect.

6.15 Sanctions.

Maintain policies and procedures reasonably designed to ensure compliance with Sanctions.

6.16 Anti-Corruption Laws.

Conduct its business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.

6.17 Payment Instructions.

Direct the underlying administrative agent for each Collateral Asset to send all payments of principal and interest and any other proceeds in respect thereof to the Collection Account.

6.18 Delivery of Collateral Asset Files.

Deliver (or the Collateral Manager on behalf of the Borrower shall deliver) to the Collateral Custodian (with a copy to the Administrative Agent via e mail) the Collateral Asset Files identified on the related Document Checklist promptly upon receipt but in no event later than five (5) Business Days of the related Borrowing date.

ARTICLE VII.

NEGATIVE COVENANTS

Until the Payment in Full of the Obligations, the Borrower shall not, directly or indirectly:

7.01 Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than Permitted Liens.

7.02 Investments.

Own any Structured Finance Security.

7.03 Indebtedness; Bank Accounts.

Create, incur, assume or suffer to exist any Indebtedness, except Indebtedness under the Loan Documents; or (b) open or establish any bank accounts except as contemplated by the Loan Documents.

7.04 Fundamental Changes.

Merge, dissolve, liquidate, wind-up, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.

7.05 Sale of Collateral Assets.

Sell, assign, transfer, convey or otherwise dispose of any Collateral Asset other than in accordance with the Agreement.

Apply the proceeds of any Disposition of all or any portion of the Collateral except toward (i) a Permitted Use, (ii) the repayment of Loans or the payment of fees or interest on Loans hereunder or (iii) subject to Section 7.06, a Restricted Payment.

7.06 Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests, except that the Borrower may, with at least two (2) Business Days’ prior written notice to the Administrative Agent and so long as no Restricted Payment Test Failure has occurred and is continuing, make a distribution of (A) on any Business Day during the Availability Period: (1) any Principal Proceeds in the Collection Account, and (2) with the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed), any Collateral Assets or other assets of the Borrower (including, for the avoidance of doubt, as payment to the Borrower Parent of any distribution on or in respect of any equity interests of the Borrower), in each case, if after giving effect to such distribution, (x) as certified in writing by the Borrower and the Collateral Manager to the Administrative Agent and the Collateral Agent, sufficient proceeds remain for all payments to be made pursuant to Section 2.13(a) (other than clause (xiv) thereof) on the next Payment Date, (y) no Default or Event of Default shall have occurred and be continuing, and (z) no Borrowing Base Deficiency will occur as a result, (B) amounts paid (or released or distributed) to it pursuant to Section 2.13 or as otherwise provided herein, (C) the proceeds of any Loan on the applicable Borrowing date, if after giving effect to such distribution under this clause (C), (x) no Default or Event of Default shall have occurred and be continuing or (y) no Borrowing Base Deficiency will occur and (D) in connection with a CLO Takeout, if after giving effect to such distribution, (x) as certified in writing by the Borrower and the Collateral Manager to the Administrative Agent and the Collateral Agent, sufficient proceeds remain for all payments to be made pursuant to Section 2.13(a) (other than clause (xiv) thereof) on the next Payment Date and (y) no Default or Event of Default shall have occurred and be continuing.

7.07 Transactions with Affiliates.

Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, unless such transaction is upon terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate (it being agreed that any purchase or sale at par shall be deemed to comply with this provision). Without limitation of the foregoing, (i) the Borrower shall not sell any Collateral Assets to the Borrower Parent or the Collateral Manager or to any Affiliate of the Borrower, the Borrower Parent or the Collateral Manager except in accordance with Section 2.14 and (ii) the Borrower shall not purchase any Collateral Assets from the Borrower Parent or from any other Affiliates other than pursuant to the Sale Agreement unless, in the case of this clause (ii), such sale or purchase is effected using a form of sale agreement with respect to which the Borrower has delivered to the Administrative Agent a favorable opinion of counsel of nationally recognized standing reasonably acceptable to the Required Lenders, addressed to the Administrative Agent and each Lender, as to such matters concerning such sale as the Required Lenders may reasonably request. The foregoing covenant shall not apply to the execution, delivery and performance of the Loan Documents or its Organization Documents.

7.08 Burdensome Agreements.

Enter into any Contractual Obligation (other than this Agreement, any other Loan Document, any Master Participation Agreement or the Collateral Management Agreement) that (a) limits the ability of the Borrower to create, incur, assume or suffer to exist Liens on property of the Borrower or (b) requires the grant of a Lien to secure an obligation of the Borrower if a Lien is granted to secure another obligation of the Borrower.

7.09 Use of Proceeds.

Use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose or (b) to purchase securities or other assets in a manner that would cause such credit extension to become a “covered transaction” as defined in Section 23A of the Federal Reserve Act (12 U.S.C. § 371c) and Regulation W of the FRB, including any transaction where the proceeds of any Loan are used for the benefit of, or transferred to, an Affiliate of a Lender.

7.10 Sanctions.

Directly or, to the knowledge of the Borrower, indirectly, use the proceeds of any Borrowing, or lend or contribute such proceeds to any individual or entity, to fund any activities of or business with any individual, or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions or in any other manner that will result in a violation by any individuals or entity participating in the transaction (whether as Lender, Arranger, Administrative Agent or otherwise) of Sanctions.

7.11 Special Purpose Entity Requirements.

(a) Conduct at any time its business or operations in contravention of the Special Purpose Entity Requirements.

(b) Modify, amend or supplement its Organization Documents in any manner inconsistent with the Special Purpose Entity Requirements or otherwise materially adverse to the Lenders.

(c) Be party to any agreement under which it has any material obligation or liability (direct or contingent) without including customary “limited recourse” and “non-petition” provisions substantially similar to Section 10.20(b), other than with the consent of the Administrative Agent.

(d) Fail at any time to maintain at least one Independent Director.

7.12 Collateral Management Agreement and Master Participation Agreement.

Amend the Collateral Management Agreement or any Master Participation Agreement other than an amendment (i) (A) that solely cures any ambiguity, typographical or manifest error, or defect in either agreement and (B) of which the Administrative Agent was provided notice before execution of such amendment or (ii) to which the Administrative Agent has consented in writing (such consent not to be unreasonably withheld or delayed).

7.13 ERISA.

(a) Become a Benefit Plan Investor at any time.

(b) Assuming no Lender is using “plan assets” as defined in the DOL Regulations to make any Loan (unless the Lender is relying on a prohibited transaction exemption, the conditions of which are satisfied), take any action, or omit to take any action, which would give rise to a non-exempt prohibited transaction under Section 406(a)(1)(B) of ERISA or Section 4975(c)(1)(B) of the Code that would subject any Lender to any tax, penalty, damages, or any other claim for relief under ERISA or the Code.

(c) Sponsor, maintain, or contribute to, any Plan. Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Borrower shall not, and shall not permit any ERISA Affiliate to, permit to exist any occurrence of any ERISA Event, and (ii) the Borrower shall not permit any ERISA Affiliate to sponsor, maintain, contribute to, or incur any liability in respect of, any Plan.

7.14 Representations to Credit Rating Agencies and Regulatory Bodies.

Make any material misrepresentation with respect to the Loan Documents or any related transaction to any credit rating agency rating the Borrower or the Collateral Manager or to any regulatory body with direct jurisdiction over Borrower or the Collateral Manager.

7.15 Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower as of the date hereof.

7.16 Anti-Corruption Laws.

Directly or indirectly use the proceeds of any Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, or other similar anti-corruption legislation in other jurisdictions.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default.

Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower fails to pay (i) all outstanding Obligations on the Maturity Date, or (ii) other than with respect to the Maturity Date, any interest on any Loan, any fee due hereunder or any other amount payable hereunder or under any other Loan Document within three (3) Business Days after the same becomes due; or

(b) Borrowing Base Deficiency. A Borrowing Base Deficiency exists and the Borrower fails to give written notice of its intent to cure or fails to actually cure the Borrowing Base Deficiency in accordance with Section 2.03(b); or

(c) Specified Covenants. The Borrower fails to perform or observe in any material respect any covenant in Sections 6.01, 6.02, 6.03, 6.05, 6.11, 6.13, 6.14 or Article VII; or

(d) Insolvency Event. An Insolvency Event shall have occurred and be continuing with respect to the Collateral Manager, the Borrower or the Borrower Parent; or

(e) Other Defaults. (i) The Borrower or the Borrower Parent fails to perform or observe in a material respect any other covenant or agreement (not specified in subsection (a) through (d) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days (if such failure can be remedied) after the earlier to occur of (A) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower or the Borrower Parent by the Administrative Agent and (B) the date on which a Responsible Officer of the Borrower or the Borrower Parent acquires actual knowledge thereof or (ii) the occurrence of any Collateral Manager Termination Event; or

(f) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or the Borrower Parent herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect in a material respect when made, and such representation (i) is not capable of cure or (ii) has not been cured within the earlier of (x) 30 days following notice and (y) the date on which a Responsible Officer of the Borrower or the Borrower Parent acquires actual knowledge of such misrepresentation; or

(g) Security Interest Failure. (i) The Administrative Agent (on behalf of the Secured Parties) fails for any reason to have a perfected first priority (subject to any Permitted Liens) security interest in any Collateral in accordance with the terms of the Security Agreement or (ii) the Borrower ceases to have a valid ownership interest in all of the Collateral; or

(h) Credit Triggers. Any Credit Trigger shall occur, unless waived by the Administrative Agent; or

(i) Interest Coverage Test. The Interest Coverage Test is not satisfied on any ICR Determination Date and the Borrower fails to cure such failure in accordance with Section 2.03(b)(ii); or

(j) Invalidity of Loan Documents. Any material obligation of the Borrower or its Affiliates under any Loan Document at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or Payment in Full of the Obligations (other than contingent indemnification obligations for which no claim is outstanding), ceases to be in full force and effect; or the Borrower, the Borrower Parent, the Collateral Manager or any Affiliate of the foregoing contests in any manner the validity or enforceability of any material provision of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document; or

(k) ERISA Event. An ERISA Event occurs that, alone or together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect; or

(l) Investment Company Act. The Borrower shall become required to register as an “investment company” within the meaning of the Investment Company Act or the arrangements contemplated by the Loan Documents shall require registration as an “investment company” within the meaning of the Investment Company Act; or

(m) Independent Director. (i) Failure of the Borrower to maintain at least one Independent Director, (ii) the removal of any Independent Director without Cause or prior written notice to the Administrative Agent (in each case as required by the Organization Documents of the Borrower) or (iii) an Independent Director of the Borrower that does not meet the definition of “Independent Director” set forth herein shall be appointed without the consent of the Administrative Agent; provided that, with respect to the event specified in clause (i) that is caused by the death or disability of an Independent Director, the Borrower shall have not replaced such Independent Director with another Person that meets the definition of “Independent Director” within five Business Days (or such longer period as agreed to by the Administrative Agent in its reasonable discretion) after the date on which such event occurred; or

(n) Failure to Make Payments. (i) Failure of the Borrower or the Borrower Parent to make any payment when due (after giving effect to any related grace period) under one or more agreements for borrowed money to which it is a party in an aggregate amount in excess of $1,000,000 (or, in the case of the Borrower Parent, $50,000,000), individually or in the aggregate; or (ii) the occurrence of any event or condition (after giving effect to any related grace period or any required notice) that, with respect to the Borrower, gives rise to a right of acceleration or, with respect to the Borrower Parent, results in an acceleration with respect to any such recourse debt in excess of $1,000,000 (or, in the case of the Borrower Parent, $50,000,000); or

(o) Judgments. Any court shall render a final, non-appealable judgment against the Borrower or the Borrower Parent in an amount in excess of $250,000 (or, in the case of the Borrower Parent, $10,000,000), which shall not be satisfactorily stayed, discharged, vacated, set aside or satisfied or covered by insurance (subject to customary deductibles) within thirty (30) days of the making thereof; or

(p) Settlements. The Borrower shall have made payments (other than payments made on behalf of the Borrower from insurance proceeds) individually or in aggregate in excess of $1,000,000 in settlement of any litigation claim or dispute; or

(q) Assignment. The Borrower makes any assignment or attempted assignment of its respective rights or obligations under this Agreement or any other Loan Document without first obtaining the specific written consent of each Lender, which consent may be withheld in the exercise of its sole and absolute discretion; or

(r) Tax Liens. The IRS shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any of the assets of the Borrower.

8.02 Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent may, and shall at the request of the Required Lenders (and shall at the direction of the Required Lenders) take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) deliver a notice of exclusive control in relation to the Collection Account and the Unfunded Exposure Account and give instructions to the Collateral Agent, the Collateral Custodian and the Securities Intermediary in relation thereto under the provisions of the Security Agreement, and may (in addition to all other rights and remedies under the Loan Documents and/or of a secured party under the UCC and other legal or equitable remedies), realize upon the Collateral, and/or may immediately sell, assign, give option or options to purchase or otherwise dispose of and deliver the Collateral or any part thereof, subject to, and in accordance with the terms of the Security Agreement; and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an Insolvency Event with respect to the Borrower, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03 Purchase Rights.

Upon the declaration that the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document be immediately due and payable (or the occurrence thereof), the Borrower, or any Affiliate of the Borrower, the Collateral Manager or any funds, accounts or vehicles managed by the Collateral Manager or its Affiliates (such parties collectively in such capacity, the “Purchasing Parties”) may purchase the Collateral, in whole but not in part, (a) at a purchase price determined by the Borrower but in any event not less than the sum of (i) the amount of the Obligations outstanding plus (ii) all other amounts owing or payable to the Secured Parties by the Borrower hereunder or under any other Loan Document and (b) by paying or, in the case of the Collateral Manager, causing the Borrower to pay, such amount to the Administrative Agent for the benefit of the Secured Parties using the proceeds from such purchase not later than 4:00 p.m. on the date that is three Business Days (or, if the Capital Contribution Condition is satisfied, on the date that is five (5) Business Days) following the declaration or automatic occurrence of the acceleration of the Loans (or such later deadline as the Administrative Agent and each of the Lenders may agree with the Borrower); provided that the Collateral Manager or Borrower shall notify the Administrative Agent of its intent to pay such amounts (including by delivering a Capital Contribution Notice) no later than 4:00 p.m. on the first Business Day following the declaration or automatic occurrence of the acceleration of the Loans (or such later deadline as the Administrative Agent and each of the Lenders may agree with the Borrower), and thereafter the Purchasing Parties’ right of first refusal shall terminate.

As used herein, the term “Capital Contribution Condition” shall mean a condition that is deemed satisfied upon delivery of a Capital Contribution Notice within the timeframe described in the proviso to the above paragraph but only if either (x) an Event of Default under Section 8.01(b) has not occurred and is continuing or (y) an Event of Default under Section 8.01(b) has occurred and is continuing, but no Capital Contribution Notice has been delivered pursuant to Section 2.03(b) with respect to the related Borrowing Base Deficiency which triggered such Event of Default. For the avoidance of doubt, a Capital Contribution Notice delivered in connection with a different Borrowing Base Deficiency (that was either cured or which was otherwise not the cause of the continuing Event of Default at issue) shall not qualify as a Capital Contribution Notice delivered under clause (y) above.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority.

Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders and the Borrower shall have no rights as third party beneficiary of any such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents or those rights and powers that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given in writing to the Administrative Agent by the Borrower or a Lender;

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Loan Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; and

(f) shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

9.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, if no Event of Default exists or is continuing upon the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed), and if an Event of Default exists and is continuing in consultation with the Borrower, to appoint a successor, which at all times shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc.

Anything herein to the contrary notwithstanding, the Arranger listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09 Administrative Agent May File Proofs of Claim; Credit Bidding.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, provisional liquidator, restructuring officer, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which the Borrower is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any Applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this

Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (f) of Section 10.01 of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.10 Collateral Matters.

Without limiting the provisions of Section 9.09, the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and Payment in Full of the Obligations, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders; and

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by the Borrower in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11 Indemnification.

The Lenders agree to indemnify the Administrative Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Borrower or the Collateral Manager under the Loan Documents, and without limiting the obligation of such Persons to do so in accordance with the terms of the Loan Documents), ratably according to the Outstanding Amounts of their Loans from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for the Administrative Agent or the affected Person in connection with any investigative, or judicial proceeding commenced or threatened, whether or not the Administrative Agent or such affected Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrative Agent or such affected Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated hereunder or under the Loan Documents or any other document furnished in connection herewith or therewith.

9.12 Recovery of Erroneous Payments.

Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, a Rescindable Amount.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc.

Except in connection with the adoption of a Successor Rate, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Interest Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate and, for the avoidance of doubt, this clause (d) shall not apply in the case of an amendment to adopt a Successor Rate;

(e) change Section 2.13 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; or

(g) (i) affect the amount, timing or priority of payment of the Collateral Manager’s fees or increases or adds to the obligations of the Collateral Manager, (ii) increase the duties or liabilities of, reduces or eliminates any right or privilege of (including as a result of an effect on the amount or the priority of any fees or other amounts payable to the Collateral Manager), or adversely changes the economic consequences to, the Collateral Manager, (iii) directly or indirectly modify the restrictions on the purchases or sales of Collateral Assets under this Agreement or the Eligibility Criteria or the Portfolio Criteria, as applicable, (iv) expand or restrict the Collateral Manager’s discretion or (v) otherwise adversely affect the Collateral Manager, in each case, without the Collateral Manager’s prior written consent;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights, obligations or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Collateral Custodian, the Collateral Agent or the Securities Intermediary, affect the rights, obligations or duties of the Collateral Custodian, the Collateral Agent or the Securities Intermediary, under this Agreement or any other Loan Document, and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, the Collateral Agent or the Collateral Custodian, to the address, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by email shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon sending, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

The Bank (in each capacity under the Loan Documents) shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Agreement or any other Loan Document and delivered using Electronic Means; provided, however, that the Borrower and the Administrative Agent, as applicable, shall provide to the Bank an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Borrower and the Administrative Agent, as applicable, whenever a person is to be added or deleted from the listing. If the Borrower and the Administrative Agent, as applicable, elects to give the Bank Instructions using Electronic Means and the Bank in its discretion elects to act upon such Instructions, the Bank’s understanding of such Instructions shall be deemed controlling. The Borrower and the Administrative Agent understand and agree that if the Bank cannot determine the identity of the actual sender of such Instructions, the Bank shall confirm the identity of the actual sender and the correct Instructions with the Borrower or Administrative Agent, as applicable. If the Bank receives Instructions which conflict with or are inconsistent with a previous or subsequent written directions, the Bank shall confirm such Instructions with the Borrower or the Administrative Agent, as applicable. The Borrower and the Administrative Agent agree: (i) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Bank and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Borrower and the Administrative Agent, as applicable; (ii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iii) to notify the Bank immediately upon learning of any compromise or unauthorized use of the security procedures.

(c) The Platform. The Borrower hereby acknowledges that (i) the Administrative Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on DebtDomain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (A) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (B) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (C) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (D) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the platform, any other electronic platform or messaging service, or through the Internet.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Laws.

(d) Effectiveness of Electronic Mail Documents. Loan Documents may be transmitted by electronic mail. The effectiveness of any such documents and signatures shall, subject to Applicable Law, have the same force and effect as manually-signed originals and shall be binding on the Borrower, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any electronic mail document or signature.

(e) Change of Address, Etc. The Borrower, the Collateral Custodian, the Collateral Agent, the Securities Intermediary and the Administrative Agent may change its address, electronic mail address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, electronic mail address or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(f) Reliance by Administrative Agent, the Collateral Custodian, the Collateral Agent, the Securities Intermediary and Lenders. The Administrative Agent, the Collateral Custodian, the Collateral Agent, the Securities Intermediary and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender, the Collateral Custodian, the Collateral Agent, the Securities Intermediary and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a)(i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents or (ii) the Bank from exercising on its own behalf the rights and remedies that insure to its benefit hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.11), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Collateral Custodian and each Lender and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, the Collateral Agent and the Collateral Custodian) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Collateral Custodian or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, the Collateral Custodian or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. Notwithstanding and in addition to the foregoing, the Borrower shall bear the costs and expenses of the Administrative Agent for all audits and inspections permitted by Section 6.10 and Section 11.05, subject to a maximum of $100,000 per annum of such costs and expenses in the aggregate, and any additional audits, inspections, costs or expenses in excess of $100,000 per annum shall be for the account of the Administrative Agent; provided that during the continuance of an Event of Default, the Borrower shall be required to bear the expense of all such inspections and audits.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Custodian, the Collateral Agent, the Securities Intermediary and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all costs, losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee) (all of the foregoing being collectively called “Indemnified Amounts”) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof), the Collateral Custodian, the Collateral Agent, the Securities Intermediary and their respective Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing (including without limitation any such claim, litigation or proceeding arising from any sale or distribution of securities by the Borrower or Borrower Parent), whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, fraud or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Aggregate Commitments at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor.

(f) Sufficiency of Remedies. The Borrower hereby acknowledges that (i) any and all claims, damages and demands against the Administrative Agent or any Lender arising out of, or in connection with, the exercise by such Person of any of such Person’s rights or remedies under the Facility can be sufficiently and adequately remedied by monetary damages, (ii) no irreparable injury will be caused to the Borrower, the Borrower Parent or the Collateral Manager as a result of, or in connection with, any such claims, damages or demands, and (iii) no equitable or injunctive relief shall be sought by the Borrower, the Borrower Parent or the Collateral Manager as a result of, or in connection with, any such claims, damages or demands.

(g) Survival. The agreements in this Section and the indemnity provisions of Section 10.02(f) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the Payment in Full of the Obligations.

10.05 Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the Collateral Custodian, the Collateral Agent, or any Lender, or the Administrative Agent, the Collateral Custodian, the Collateral Agent, or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Collateral Custodian, the Collateral Agent, or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the Payment in Full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption (the “Trade Date”), as of the Trade Date, shall not be less than $5,000,000.00 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition, (A) the consent of the Borrower will be required for the syndication or assignment by any Lender of all or a portion of its rights and obligations under this Agreement, unless (1) a Default or an Event of Default has occurred and is continuing at the time of such syndication or assignment or (2) such syndication or assignment is to another Lender or an Affiliate of a Lender; provided that (x) the Borrower will be deemed to have consented to any such assignment unless it objects thereto by written notice to the Administrative Agent within thirty (30) Business Days after notice thereof and (y) the consent of the Borrower shall not be required upon the determination by a Lender that its ownership of any of its rights or obligations hereunder is prohibited by Applicable Law (including, without limitation, the Volcker Rule); and (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; provided that, in each case, the Lender shall provide prior written notice of any such assignment to the Borrower, with a copy to the Collateral Agent and Dechert LLP.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates, (B) to any Defaulting Lender or any of its subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural Person (any such Person described in clause (A), (B) or (C), a “Disqualified Lender”).

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a Disqualified Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) prior notice and the identity of such Participant shall have been given to the Borrower; (ii) such Lender’s obligations under this Agreement shall remain unchanged, (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) unless a Default or an Event of Default has occurred and is continuing, the written consent of the Borrower and the Collateral Manager shall be required for any participation sold to a Competitor. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(e) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent that such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or Section 1.163-5(b) of the proposed United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Status as an Approved Lender. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, each Lender hereunder, and each Participant, must at all times be an Approved Lender. Accordingly:

(i) each Lender represents to the Borrower, (A) on the date that it becomes a party to this Agreement (whether by being a signatory hereto or by entering into an Assignment and Assumption) and (B) on each date on which it makes a Loan hereunder, that it is an Approved Lender;

(ii) each Lender agrees that it shall not assign, or grant any participations in, any of its rights or obligations under this Agreement to any Person unless such Person is an Approved Lender; and

(iii) the Borrower agrees that, to the extent it has the right to consent to any assignment or participation herein, it shall not consent to such assignment or participation hereunder unless it reasonably believes that the assignee or participant is an Approved Lender at the time of such assignment or participation and that such assignment or participation will not cause the Borrower or the pool of Collateral to be required to register as an investment company under the Investment Company Act.

(g) Ratings. The Borrower shall use commercially reasonable efforts to cooperate with the Lenders in connection with obtaining any rating for the Facility from a rating agency.

10.07 Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and any Participant agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and such Person agrees to keep such Information confidential, and the applicable Lender or Administrative Agent shall be responsible for any breach by any such Affiliate or Related Party of the confidentiality provisions contained herein), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process with prior written notice to the Borrower, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 10.01, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the written consent (including via email) of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, the Collateral Custodian, the Collateral Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent, the Collateral Custodian, the Collateral Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, the Collateral Custodian, the Collateral Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. “Information” means all information received from the Borrower relating to the Borrower, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower, provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of law, rules, or regulations to a (x) governmental or regulatory authority without any notification to any person or (y) to any self-regulatory authority, provided that the related Person shall be notified of such disclosure or communication.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Secured Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Secured Party or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Secured Party or its Affiliates, irrespective of whether or not such Secured Party or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Secured Party different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the other Secured Parties, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Secured Party and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Secured Party or its Affiliates may have. Each Secured Party agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by email or other electronic imaging means (e.g. “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Borrowing, and shall continue in full force and effect until the Payment in Full of the Obligations.

10.12 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders.

If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) to the extent required by the Administrative Agent pursuant to Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the Outstanding Amount of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such Outstanding Amount and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with Applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY HERETO OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT

PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY (OTHER THAN THE BANK) HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent the Arranger, and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, the Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, each of the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it. The parties hereto also hereby acknowledge and agree that the Collateral Custodian and the Collateral Agent shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to reasonably rely on any such electronic signature without any liability with respect thereto.

10.18 USA PATRIOT Act.

Each Lender that is subject to the PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) and the Collateral Custodian and the Collateral Agent hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender, the Collateral Custodian, the Collateral Agent, or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent, the Collateral Custodian, the Collateral Agent, or any Lender, provide all documentation and other information that the Administrative Agent, the Collateral Custodian, the Collateral Agent, or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

10.19 Compliance with Laws.

Borrower acknowledges that Bank of America’s obligations hereunder shall be subject to all Applicable Laws and, without limitation, the Loan Documents shall not limit the ability of Bank of America to take any actions that it determines, in the exercise of its sole discretion, to be necessary or advisable to comply fully and prudently with any Law, including without limitation any regulatory margin requirement.

10.20 Non-Recourse Obligations; No Petition. (a) Each Lender and the Administrative Agent covenants and agrees that the obligations of the Borrower under this Agreement are from time to time and at any time limited recourse obligations of the Borrower, payable solely from the Collateral available at such time in accordance with the terms of the Loan Documents, and, following realization of the Collateral, any claims of the Lenders and the Administrative Agent and all obligations of the Borrower shall be extinguished and shall not thereafter revive. It is understood that the foregoing provisions of this Section 10.20(a) shall not (i) prevent recourse to the Collateral for the sums due or to become due under any security, instrument or agreement which is part of the Collateral or (ii) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by this Agreement until the Collateral has been realized, whereupon any outstanding indebtedness or obligation shall be extinguished and shall not thereafter revive. For the avoidance of doubt, the Collateral shall not include “Excluded Property” as such term is defined in the Security Agreement.

(b) Each of the parties hereto (other than the Borrower) covenants and agrees that, prior to the date that is one year and one day (or, if longer, any applicable preference period and one day) after the Payment in Full of the Obligations and the payment in full of any securities issued by the Borrower in connection with a CLO Takeout, no party hereto shall institute against, or join any other Person in instituting against, the Borrower any bankruptcy, reorganization, arrangement, insolvency, winding up or liquidation proceedings or other similar proceedings under any federal, state or foreign bankruptcy or similar law.

(c) The provisions of this Section 10.20 are a material inducement for the Secured Parties to enter into this Agreement and the transactions contemplated hereby and are an essential term hereof. The parties hereby agree that monetary damages are not adequate for a breach of the provisions of this Section 10.20 and the Administrative Agent may seek and obtain specific performance of such provisions (including injunctive relief), including, without limitation, in any bankruptcy, reorganization, arrangement, winding up, insolvency, moratorium, examinership, winding up or liquidation proceedings, or other proceedings under United States federal or state bankruptcy laws, or any similar laws.

(d) The provisions of this Section 10.20 shall survive the termination of this Agreement.

10.21 Time of the Essence.

Time is of the essence of the Loan Documents.

10.22 Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under Applicable Law).

10.23 Acknowledgement Regarding any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

ARTICLE XI.

COLLATERAL CUSTODIAN

11.01 Designation of the Collateral Custodian.

The role of Collateral Custodian with respect to the Collateral Asset Files shall be conducted by the Person designated as Collateral Custodian hereunder from time to time in accordance with this Section 11.01. The Bank of New York Mellon Trust Company, National Association is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and obligations of Collateral Custodian pursuant to the terms hereof.

11.02 Duties of the Collateral Custodian.

The Collateral Custodian shall perform, on behalf of the Secured Parties, the following duties and obligations:

(a) The Collateral Custodian, as the duly appointed agent of the Secured Parties, shall take and retain custody of the Collateral Asset Files delivered to it by, or on behalf of, the Borrower for each Collateral Asset listed on the Collateral Asset Schedule. The Collateral Custodian acknowledges that in connection with any Reinvestment or Borrowing, additional Collateral Asset Files (specified on the applicable Collateral Asset Schedule or supplement to the Collateral Asset Schedule) may be delivered to the Collateral Custodian from time to time. Promptly upon the receipt of any such delivery of Collateral Asset Files and without any review, the Collateral Custodian shall send notice of such receipt to the Collateral Manager, the Borrower and the Administrative Agent.

(b) With respect to each Collateral Asset File which has been or will be delivered to the Collateral Custodian, the Collateral Custodian shall act exclusively as the custodian of the Secured Parties, and has no instructions to hold any Collateral Asset File for the benefit of any Person other than the Secured Parties and undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. In so taking and retaining custody of the Collateral Asset Files, the Collateral Custodian shall be deemed to be acting for the purpose of perfecting the Secured Parties’ security interest therein under the UCC. Except as provided herein, no Collateral Asset File or other document constituting a part of a Collateral Asset File shall be released from the possession of the Collateral Custodian.

(c) The Collateral Custodian shall maintain continuous custody of all Collateral Asset Files (other than electronically delivered documents) in its possession in secure facilities in accordance with customary standards for such custody and shall reflect in its records the interest of the Secured Parties therein. Each Collateral Asset File which comes into the possession of the Collateral Custodian (other than documents delivered electronically) shall be maintained in fire resistant vaults or cabinets at the address of the Collateral Custodian located at The Depository Trust Company, 570 Washington Blvd – 5th Floor, Jersey City, NJ 07310, Attn: BNY Mellon/Branch Deposit Department. Each Collateral Asset File shall be marked with an appropriate identifying label and maintained in such manner so as to permit retrieval and access by the Collateral Custodian and the Administrative Agent. The Collateral Custodian shall keep the Collateral Asset Files clearly segregated from any other documents or instruments in its files.

(d) With respect to the documents comprising each Collateral Asset File, the Collateral Custodian shall (i) act exclusively as Collateral Custodian for the Secured Parties, (ii) hold all documents constituting such Collateral Asset File received by it for the exclusive use and benefit of the Secured Parties and (iii) make disposition thereof only in accordance with the terms of this Agreement or with written instructions furnished by the Administrative Agent or the Collateral Agent (given at the instruction of the Administrative Agent or Required Lenders); provided that in the event of a conflict between the terms of this Agreement and the written instructions of the Administrative Agent or the Collateral Agent, the terms of this Agreement shall control.

(e) The Collateral Custodian shall accept only written instructions of a Responsible Officer of the Collateral Manager or the Administrative Agent concerning the use, handling and disposition of the Collateral Asset Files.

(f) In the event that (i) the Borrower, the Administrative Agent, the Collateral Manager or the Collateral Custodian shall be served by a third party with any type of levy, attachment, writ or court order with respect to any Collateral Asset File or a document included within a Collateral Asset File or (ii) a third party shall institute any court proceeding by which any Collateral Asset File or a document included within a Collateral Asset File shall be required to be delivered other than in accordance with the provisions of this Agreement, the party receiving such service shall promptly deliver or cause to be delivered to the other parties to this Agreement (to the extent not prohibited by Applicable Law) copies of all court papers, orders, documents and other materials concerning such proceedings. The Collateral Custodian shall, to the extent permitted by Law, continue to hold and maintain all the Collateral Asset Files that are the subject of such proceedings pending a final, nonappealable order of a court of competent jurisdiction permitting or directing disposition thereof. Upon final determination of such court, the Collateral Custodian shall dispose of such Collateral Asset File or a document included within such Collateral Asset File as directed by the Administrative Agent, which shall give a direction consistent with such determination. Expenses of the Collateral Custodian incurred as a result of such proceedings shall be borne by the Borrower.

(g) With respect to actions which are incidental to the actions specifically delegated to the Collateral Custodian hereunder, the Collateral Custodian shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that the Collateral Custodian shall not be required to take any action hereunder at the request of the Administrative Agent, any Secured Parties or otherwise if the taking of such action, in the reasonable determination of the Collateral Custodian, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Custodian to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Custodian requests the consent of the Administrative Agent and the Collateral Custodian does not receive a consent (either positive or negative) from the Administrative Agent within ten (10) Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(h) The Collateral Custodian shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Custodian, or the Administrative Agent. The Collateral Custodian shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless a Responsible Officer of the Collateral Custodian has actual knowledge of such matter or written notice thereof is received by the Collateral Custodian.

11.03 Collateral Asset File Review.

Notwithstanding anything herein to the contrary, the Collateral Custodian’s obligation to review the Collateral Asset Files, if such review is requested, shall be limited to reviewing such Collateral Asset Files based on the information provided on the Document Checklist. Notwithstanding any language to the contrary herein, the Collateral Custodian shall make no representations as to, and shall not be responsible to verify, (i) the validity, legality, ownership, title, perfection, priority, enforceability, due authorization, recordability, sufficiency for any purpose, or genuineness of any of the documents contained in each Collateral Asset File or (ii) the collectability, insurability, effectiveness or suitability of any such Collateral Asset.

11.04 Release of Collateral Asset Files. (a) Upon satisfaction of any of the conditions set forth in Section 8.4 of the Security Agreement, the Collateral Manager will provide a certificate of a Responsible Officer to such effect to the Collateral Custodian (with a copy to the Administrative Agent) and shall deliver to the Collateral Custodian a Request for Release and Receipt with respect to the Collateral Asset File and a copy thereof shall be sent concurrently by the Collateral Manager to the Administrative Agent. Upon receipt of such certification and request, unless it receives notice to the contrary from the Administrative Agent, the Collateral Custodian shall within three (3) days release the related Collateral Asset File to the Collateral Manager and the Collateral Manager will not be required to return the related Collateral Asset File to the Collateral Custodian.

(b) From time to time and as appropriate for the servicing or foreclosure of any of the Collateral Assets, including, for this purpose, collection under any insurance policy relating to the Collateral Assets, the Collateral Custodian shall, upon receipt of a Request for Release and Receipt from a Responsible Officer of the Collateral Manager, release the related Collateral Asset File or the documents set forth in such Request for Release and Receipt to the Collateral Manager. In the event a Default, an Event of Default, an Unmatured Collateral Manager Termination Event or a Collateral Manager Termination Event has occurred and is continuing, the Collateral Manager shall not make any such request with respect to any original documents unless the Administrative Agent shall have consented in writing thereto (which consent may be evidenced by an executed counterpart to such request). The Collateral Manager shall return each and every original document previously requested from the Collateral Asset File to the Collateral Custodian when the need therefor by the Collateral Manager no longer exists. Notwithstanding the foregoing, to the extent that the Collateral Asset File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Related Security either judicially or non-judicially, the Collateral Manager shall deliver to the Collateral Custodian a certificate executed by a Responsible Officer certifying as to the name and address of the Person to which such Collateral Asset File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of the Collateral Manager substantially in the form of Exhibit J-2, with a copy to the Administrative Agent, stating that such Collateral Asset was either (x) liquidated and that all amounts received or to be received in connection with such liquidation that are required to be deposited have been so deposited, or (y) sold pursuant to Section 2.14, the Collateral Custodian shall within three (3) Business Days (provided that the Collateral Custodian has received such request by 12:00 p.m.) after receipt of a Request for Release and Receipt, release the requested Collateral Asset File, and the Collateral Manager will not be required to return the related Collateral Asset File to the Collateral Custodian.

(c) The Collateral Manager may hold, and hereby acknowledges that it shall hold, any documents and all other property included in the Collateral that it may from time to time receive hereunder as custodian for the Secured Parties solely at the will of the Collateral Custodian and the Secured Parties for the sole purpose of facilitating the servicing of the Collateral Assets and such retention and possession shall be in a custodial capacity only. To the extent the Collateral Manager, as agent of the Collateral Custodian and the Borrower, holds any Collateral, the Collateral Manager shall do so in accordance with the Collateral Manager Standard as such standard applies to collateral managers acting as custodial agent. The Collateral Manager shall promptly report to the Collateral Custodian and the Administrative Agent the loss by it of all or part of any Collateral Asset File previously provided to it by the Collateral Custodian and shall promptly take appropriate action to remedy any such loss. The Collateral Manager shall hold (in accordance with Section 9-313(c) of the UCC) all documents comprising the Collateral Asset Files in its possession as agent of the Administrative Agent. In such custodial capacity, the Collateral Manager shall have and perform the following powers and duties:

(i) hold the Collateral Asset Files and any document comprising a Collateral Asset File that it may from time to time have in its possession for the benefit of the Collateral Custodian, on behalf of the Secured Parties, maintain accurate records pertaining to each Collateral Asset to enable it to comply with the terms and conditions of this Agreement, and maintain a current inventory thereof;

(ii) implement policies and procedures consistent with the Collateral Manager Standard and requirements of this Agreement so that the integrity and physical possession of such Collateral Asset Files will be maintained; and

(iii) take all other actions, in accordance with the Collateral Manager Standard, in connection with maintaining custody of such Collateral Asset Files on behalf of the Administrative Agent.

Acting as custodian of the Collateral Asset Files pursuant to this Section 11.04(c), the Collateral Manager agrees that it does not and will not have or assert any beneficial ownership interest in the Collateral Assets or the Collateral Asset Files.

11.05 Examination of Collateral Asset Files.

Upon reasonable prior notice to the Collateral Custodian, the Borrower, the Collateral Manager and their agents, accountants, attorneys and auditors will be permitted during normal business hours to examine and make copies of the Collateral Asset Files, documents, records and other papers in the possession of or under the control of the Collateral Custodian relating to any or all of the Collateral Assets. Prior to the occurrence of a Default, an Event of Default, an Unmatured Collateral Manager Termination Event or a Collateral Manager Termination Event, upon the request of the Administrative Agent and at the cost and expense of the Borrower, the Collateral Custodian shall promptly provide the Administrative Agent with the Collateral Asset Files or copies, as designated by the Administrative Agent, subject to any cap on costs and expenses and other terms and conditions set forth in the Collateral Management Agreement; provided that the Collateral Custodian shall not be required to provide such copies if it does not receive adequate assurance of payment.

11.06 Lost Note Affidavit.

In the event that the Collateral Custodian fails to produce any original promissory note delivered to it related to a Collateral Asset that was in its possession pursuant to Section 6.18 within five (5) Business Days after required or requested by the Administrative Agent (so long as (x) the Collateral Custodian previously certified in writing to the Administrative Agent that it had received such original promissory note and (y) such original promissory note has not been released pursuant to a Request for Release and Receipt), the Collateral Custodian shall with respect to any missing original promissory note, promptly deliver to the Administrative Agent upon request a lost note affidavit.

11.07 Transmission of Collateral Asset Files.

Written instructions as to the method of shipment and shipper(s) the Collateral Custodian is directed to utilize in connection with the transmission of Collateral Asset Files in the performance of the Collateral Custodian’s duties hereunder shall be delivered by the Administrative Agent or the Collateral Manager to the Collateral Custodian prior to any shipment of any Collateral Asset Files hereunder. In the event the Collateral Custodian does not receive such written instruction from the Administrative Agent or the Collateral Manager (as applicable), the Collateral Custodian shall be authorized and indemnified as provided herein to utilize a nationally recognized courier service. The Collateral Manager shall arrange for the provision of such services at the Borrower’s sole cost and expense (or, at the Collateral Custodian’s option, reimburse the Collateral Custodian for all costs and expenses incurred by the Collateral Custodian consistent with such instructions) and shall maintain such insurance against loss or damage to the Collateral Asset Files as the Collateral Manager deems appropriate.

11.08 Merger or Consolidation.

Any Person (i) into which the Collateral Custodian may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Custodian shall be a party, or (iii) that may succeed to all or substantially all of the collateral custody business of the Collateral Custodian, shall be the successor to the Collateral Custodian under this Agreement without further act of any of the parties to this Agreement.

11.09 Collateral Custodian Compensation.

As compensation to the Bank for its Collateral Custodian and Collateral Agent activities hereunder and as Securities Intermediary under the Account Control Agreement, respectively, the Collateral Custodian, the Collateral Agent and the Securities Intermediary shall be entitled to their respective fees and expenses from the Borrower as set forth in the Collateral Custodian and Collateral Agent Fee Letter and any other reasonable and documented out-of-pocket accrued and unpaid fees, expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower or the Collateral Manager, or both but without duplication, to the Collateral Custodian and the Securities Intermediary (including Indemnified Amounts under

Section 10.04) under the Loan Documents (collectively, the “Collateral Custodian and Collateral Agent Fees and Expenses”). The Borrower agrees to reimburse the Collateral Custodian and the Securities Intermediary in accordance with Section 10.04(b) for all reasonable and documented out-of-pocket expenses, disbursements and advances incurred or made by the Collateral Custodian or the Securities Intermediary in accordance with any provision of this Agreement or the other Loan Documents or in the enforcement of any provision hereof or of the other Loan Documents. The Collateral Custodian’s entitlement to receive fees (other than any previously accrued and unpaid fees) shall cease on the earlier to occur of: (i) its removal as Collateral Custodian pursuant to Section 11.12 and the appointment of a successor Collateral Custodian or (ii) the Payment in full of the Obligations.

11.10 Removal or Resignation of Collateral Custodian. (a) The Collateral Custodian may at any time resign and terminate its obligations under this Agreement upon at least 60 days’ prior written notice to the Collateral Manager, the Borrower, the Administrative Agent and each Lender; provided that no resignation or removal of the Collateral Custodian will be permitted unless a successor Collateral Custodian has been appointed which successor Collateral Custodian, so long as no Collateral Manager Termination Event or Event of Default has occurred and is continuing, is reasonably acceptable to the Collateral Manager. Promptly after receipt of notice of the Collateral Custodian’s resignation, the Administrative Agent shall promptly appoint a successor Collateral Custodian by written instrument, in duplicate, copies of which instrument shall be delivered to the Borrower, the Collateral Manager, the resigning Collateral Custodian and to the successor Collateral Custodian. In the event no successor Collateral Custodian shall have been appointed within 60 days after the giving of notice of such resignation, the Collateral Custodian may petition any court of competent jurisdiction to appoint a successor Collateral Custodian.

(b) The Administrative Agent, upon at least 60 days’ prior written notice to the Collateral Custodian, with the consent of the Collateral Manager (so long as no Collateral Manager Termination Event or Event of Default has occurred and is continuing) in its reasonable discretion, may remove and discharge the Collateral Custodian or any successor Collateral Custodian thereafter appointed from the performance of its duties under this Agreement for cause. Promptly after giving notice of removal of the Collateral Custodian, the Administrative Agent shall appoint, or the Administrative Agent or the Collateral Custodian may petition a court of competent jurisdiction to appoint, a successor Collateral Custodian, which such successor Collateral Custodian, so long as no Collateral Manager Termination Event or Event of Default has occurred and is continuing, shall be reasonably acceptable to the Collateral Manager. Any such appointment shall be accomplished by written instrument and one original counterpart of such instrument of appointment shall be delivered to the Collateral Custodian and the successor Collateral Custodian, with a copy delivered to the Borrower and the Collateral Manager.

(c) In the event of any such resignation or removal, the Collateral Custodian shall, no later than five (5) Business Days after receipt of notice of the successor Collateral Custodian, transfer to the successor Collateral Custodian, as directed in writing by the Administrative Agent, all the Collateral Asset Files being administered under this Agreement. Any cost of shipment of the Collateral Asset Files shall be at the expense of the Borrower.

11.11 Limitations on Liability. (a) The Collateral Custodian may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document or electronic communication delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Custodian may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Administrative Agent or (b) the verbal instructions of the Administrative Agent.

(b) The Collateral Custodian may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c) The Collateral Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its bad faith, willful misconduct or gross negligence in the performance or omission of its duties, including its duties in taking and retaining custody of the Collateral Asset Files.

(d) The Collateral Custodian makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value of any of the Collateral. The Collateral Custodian shall not be obligated to take any action that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it.

(e) The Collateral Custodian shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Custodian.

(f) The Collateral Custodian shall not be required to expend or risk its own funds in the performance of its duties hereunder. In no event shall the Collateral Custodian be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action (including any laws, ordinances, regulations) or the like that delay, restrict or prohibit the providing of services by the Collateral Custodian as contemplated by this Agreement.

(g) It is expressly agreed and acknowledged that the Collateral Custodian is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(h) In case any reasonable question arises as to its duties hereunder, the Collateral Custodian may, prior to the occurrence of the Maturity Date or absent the continuance of an Event of Default, request instructions from the Collateral Manager and may, after the occurrence of the Maturity Date or during the continuance of an Event of Default, request instructions from the

Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Collateral Manager or the Administrative Agent, as applicable. The Collateral Custodian shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent. In no event shall the Collateral Custodian be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Custodian has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) In the absence of bad faith on the part of the Collateral Custodian, the Collateral Custodian may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any request, instruction, certificate, opinion or other document or electronic communication furnished to the Collateral Custodian, reasonably believed by the Collateral Custodian to be genuine and to have been signed or presented by the proper party or parties and conforming to the requirements of this Agreement; but in the case of a request, instruction, document, certificate, opinion or other document or electronic communication which by any provision hereof is specifically required to be furnished to the Collateral Custodian, the Collateral Custodian shall be under a duty to examine the same in accordance with the requirements of this Agreement to determine that they conform on their face to the form required by such provision. For avoidance of doubt, Collateral Custodian may rely conclusively on certificates of a Responsible Officer delivered by the Collateral Manager. The Collateral Custodian shall not be liable for any action taken by it in good faith and reasonably believed by it to be within the discretion or powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed hereunder, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action.

(j) Without limiting the generality of any terms of this Section 11.11, the Collateral Custodian shall have no liability for any failure, inability or unwillingness on the part of the Collateral Manager, the Administrative Agent, the Borrower or any other Person to provide accurate and complete information on a timely basis to the Collateral Custodian, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy, delay or error in the performance or observance on the Collateral Custodian’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(k) The Collateral Custodian shall not be bound to make any investigation into the facts or matters stated in any certificate, notice, instruction, statement, request, waiver, consent, opinion, report or other document or electronic communication; provided, however, that if the form thereof is prescribed by this Agreement, the Collateral Custodian shall examine the same to determine whether it conforms on its face to the requirements hereof. It is expressly acknowledged by the Borrower, the Collateral Manager and the Administrative Agent that application and performance by the Collateral Custodian of its various duties hereunder (including, without limitation, recalculations to be performed in respect of the matters contemplated hereby) shall be based upon, and in reliance upon, data, information and notice provided to it by the Collateral Manager, the Administrative Agent, the Borrower and/or any related bank agent, obligor or similar party with respect to the Collateral Asset, and the Collateral Custodian shall have no responsibility for the accuracy of any such information or data provided to it by such persons and shall be entitled to update its records (as it may deem necessary or appropriate). Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Custodian to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any issuer of the Collateral is in default or in compliance with the underlying documents governing or securing such securities, from time to time.

(l) Neither the Collateral Custodian nor any of its affiliates, directors, officers, shareholders, agents or employees will be liable to the Collateral Manager, Borrower or any other Person, except by reason of acts or omissions by the Collateral Custodian constituting bad faith, willful misconduct or gross negligence of the Collateral Custodian’s duties hereunder. The Collateral Custodian may exercise any of its rights or powers hereunder (or under any other Loan Document) or perform any of its duties hereunder either directly or, by or through agents or attorneys, and the Collateral Custodian shall not be liable for any actions or omissions on the part of any unaffiliated agent or attorney appointed hereunder with due care by it.

11.12 Collateral Custodian as Agent of Administrative Agent.

The Collateral Custodian agrees that, with respect to any Collateral Asset File at any time or times in its possession or held in its name, the Collateral Custodian shall be the agent and custodian of the Administrative Agent, for the benefit of the Secured Parties, for purposes of perfecting (to the extent not otherwise perfected) the Administrative Agent’s security interest in the Collateral and for the purpose of ensuring that such security interest is entitled to first priority status under the UCC.

All of the Collateral Custodian’s rights, benefits, protections, indemnities and immunities afforded to the Collateral Custodian hereunder shall also be afforded to the Bank acting in any capacity for any actions taken or omitted to be taken under this Agreement or any other Loan Document; provided that such rights, benefits, protections, indemnities and immunities shall be in addition to, and not in limitation of, any rights, benefits, protections, indemnities and immunities provided in any other Loan Document to which the Bank in such capacity is a party.

ARTICLE XII.

COLLATERAL AGENT

12.01 Designation of the Collateral Agent.

The role of Collateral Agent shall be conducted by the Person designated as Collateral Agent hereunder from time to time in accordance with this Section 12.01. The Bank of New York Mellon Trust Company, National Association is hereby appointed as, and hereby accepts such appointment and agrees to perform the duties and obligations of, Collateral Agent pursuant to the terms hereof.

12.02 Duties of the Collateral Agent.

The Collateral Agent shall perform, on behalf of the Secured Parties, the following duties and obligations:

(a) With respect to other actions which are incidental to the actions specifically delegated to the Collateral Agent hereunder, the Collateral Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Administrative Agent; provided that the Collateral Agent shall not be required to take any action hereunder at the request of the Administrative Agent, any Secured Parties or otherwise if the taking of such action, in the reasonable determination of the Collateral Agent, (x) shall be in violation of any Applicable Law or contrary to any provisions of this Agreement or (y) shall expose the Collateral Agent to liability hereunder or otherwise (unless it has received indemnity which it reasonably deems to be satisfactory with respect thereto). In the event the Collateral Agent requests the consent of the Administrative Agent and the Collateral Agent does not receive a consent (either positive or negative) from the Administrative Agent within ten (10) Business Days of its receipt of such request, then the Administrative Agent shall be deemed to have declined to consent to the relevant action.

(b) The Collateral Agent shall not be under any duty or obligation to take any affirmative action to exercise or enforce any power, right or remedy available to it under this Agreement that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it. The Collateral Agent shall not be liable for any action taken, suffered or omitted by it in accordance with the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Agent, or the Administrative Agent. The Collateral Agent shall not be deemed to have notice or knowledge of any matter hereunder, including an Event of Default, unless a Responsible Officer of the Collateral Agent has actual knowledge of such matter or written notice thereof is received by the Collateral Agent.

(c) The Collateral Agent shall prepare the Collateral Reports in accordance with Section 12.03 and Section 12.04 and shall distribute (or cause the Securities Intermediary to distribute) funds in accordance with the Payment Date Report delivered with respect to each month in which a Payment Date occurs in accordance with Section 2.13.

12.03 Collateral Administration. (a) The Collateral Agent shall maintain a database of certain characteristics of the Collateral on an ongoing basis, and provide to the Borrower, the Collateral Manager and the Administrative Agent certain reports, schedules and calculations, all as more particularly described in this Section 12.03, based upon information and data received from the Borrower or the Collateral Manager pursuant hereto and to Section 2(b) of the Collateral Management Agreement.

(c) In connection therewith, the Collateral Agent shall:

(i) within 15 days after the Closing Date, create a database with respect to the Collateral that has been pledged to the Administrative Agent for the benefit of the Secured Parties from time to time, comprised of the Eligible Collateral Asset Information and Cash Equivalents in which amounts held in the Accounts may be invested from time to time, as provided in this Agreement (the “Collateral Database”);

(ii) update the Collateral Database on a periodic basis for changes and to reflect the sale or other disposition of assets included in the Collateral and any additional Collateral from time to time, in each case based upon, and to the extent of, information furnished to the Collateral Agent by the Administrative Agent, the Borrower or the Collateral Manager as may be reasonably required by the Collateral Agent from time to time or based upon notices received by the Collateral Agent from the issuer, or trustee or agent bank under a Collateral Asset Document, or similar source;

(iii) track the receipt and allocation to the Collection Account of Principal Proceeds and Interest Proceeds and any withdrawals therefrom and, on each Business Day, provide to the Collateral Manager and Administrative Agent daily reports reflecting such actions to the accounts as of the close of business on the preceding Business Day and the Collateral Agent shall provide any such report to the Administrative Agent upon its request therefor;

(iv) distribute funds (or instruct the Securities Intermediary to distribute funds) in accordance with each Payment Date Report delivered with respect to each month in which a Payment Date occurs in accordance with Section 2.13;

(v) prepare and deliver to the Administrative Agent, each Lender, the Borrower and the Collateral Manager (x) on each Business Day commencing no later than the day that is ten (10) Business Days after the Closing Date, the Daily Report and (y) on each Reporting Date, the Payment Date Report, in each case, and any update pursuant to Section 12.04 when requested by the Collateral Manager, the Borrower, the Administrative Agent or any Lender, on the basis of the information contained in the Collateral Database as of the applicable Determination Date, the information provided by the Administrative Agent pursuant to Section 2.08 and such other information as may be provided to the Collateral Agent by the Borrower, the Collateral Manager, the Administrative Agent or any Lender;

(vi) provide other such information with respect to the Collateral as may be maintained by the Collateral Agent in accordance with the terms hereof, as the Borrower, the Collateral Manager, the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request from time to time; and

(vii) track the Principal Balance of each Collateral Asset and report such balances to the Administrative Agent and the Collateral Manager no later than 12:00 noon (New York City time) on each Business Day as of the close of business on the preceding Business Day.

(d) The Collateral Agent shall provide to the Collateral Manager (if requested by the Collateral Manager) a copy of all written notices and communications identified as being sent to it in connection with the Collateral Assets and the other Collateral held hereunder which it receives from the related obligor, participating bank and/or agent bank. In no instance shall the Collateral Agent be under any duty or obligation to take any action on behalf of the Collateral Manager in respect of the exercise of any voting or consent rights, or similar actions, unless it receives specific written instructions from (absent the existence of an Event of Default or a Collateral Manager Termination Event) the Collateral Manager or (during the continuation of an Event of Default or a Collateral Manager Termination Event) the Administrative Agent, in which event the Collateral Agent shall vote, consent or take such other action in accordance with such instructions.

(e) Notwithstanding any provision to the contrary elsewhere in the Loan Documents, the Collateral Agent shall not have any fiduciary relationship with any party hereto or any Secured Party in its capacity as such, and no implied covenants, functions, obligations or responsibility shall be read into this Agreement, the other Loan Documents or otherwise against the Collateral Agent. Without limiting the generality of the foregoing, it is hereby expressly agreed and stipulated by the other parties hereto that the Collateral Agent shall not be required to exercise any discretion hereunder and shall have no investment or management responsibility.

(f) The Collateral Agent shall not be liable for any action taken, suffered or omitted by it in accordance with the terms hereof at the request or direction of any Secured Party, to the extent that this Agreement provides such Secured Party the right to so direct the Collateral Agent.

(g) The parties acknowledge that in accordance with the Customer Identification Program (CIP) requirements under the USA PATRIOT Act and its implementing regulations, the Collateral Agent in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Collateral Agent. The Borrower hereby agrees that it shall provide the Collateral Agent with such information as it may reasonably request, including, but not limited to, the Borrower’s name, physical address, tax identification number and other information that will help the Collateral Custodian to identify and verify the Borrower’s identity such as organizational documents, certificates of good standing, licenses to do business, or other pertinent identifying information.

12.04 Collateral Reporting.

(a) The Collateral Agent shall deliver to the Administrative Agent, the Collateral Manager and the Borrower, prior to 12:00 p.m. (New York time) on each Business Day, commencing no later than the day that is ten (10) Business Days after the Closing Date, a Daily Report, determined as of the close of business on the immediately preceding Business Day regarding the Collateral Assets. Subject to Section 12.04(c) and (d), each item in the Daily Report shall be reported by the Collateral Agent, based upon the Eligible Collateral Asset Information provided to it by the Borrower or the Collateral Manager, upon which the Collateral Agent may conclusively rely. Following the delivery by the Collateral Agent to the Borrower and the Collateral Manager of the Daily Report, the Collateral Manager shall review, verify and approve the contents of the Daily Report and to the extent any of the information in such reports, instructions, statements and certificates conflicts with data or calculations in the records of the Collateral Manager, the Collateral Manager shall notify the Collateral Agent of such discrepancy and use commercially reasonable efforts to assist the Collateral Agent in reconciling such discrepancy.

(b) The Collateral Agent shall prepare (based on information provided to it by the Collateral Manager, the Administrative Agent and the Lenders as set forth herein) a Payment Date Report determined as of the close of business on each Determination Date and make available such Payment Date Report to the Administrative Agent, each Lender, the Borrower and the Collateral

Manager on each Reporting Date. If any party receiving any Payment Date Report disagrees with any items of such report, it shall contact the Collateral Agent and notify it of such disputed item and provide reasonably sufficient information to correct such item, with (if other than the Administrative Agent) a copy of such notice and information to the Administrative Agent and the Collateral Manager. Unless the Collateral Agent is otherwise timely directed by the Administrative Agent, the Collateral Agent shall distribute a revised Payment Date Report on the Business Day after it receives such information. If the Collateral Agent is directed by the Administrative Agent that the Collateral Agent should not make such correction, the Collateral Agent shall (within one Business Day) contact the Administrative Agent and request instructions on how to proceed. The Administrative Agent’s reasonable determination with regard to any disputed item in the Payment Date Report shall be final.

(c) The Collateral Manager shall cooperate with the Collateral Agent in connection with the preparation of the Collateral Reports and any supplement thereto. Without limiting the generality of the foregoing, the Collateral Manager shall supply any information maintained by it that the Collateral Agent may from time to time reasonably request with respect to the Collateral and reasonably needs to complete the reports, calculations and certificates required to be prepared by the Collateral Agent hereunder or required to permit the Collateral Agent to perform its obligations hereunder. Without limiting the generality of the foregoing, in connection with the preparation of a Daily Report, (i) subject to the following clause (ii), the Collateral Manager shall be responsible for providing the Collateral Agent the information required for such Daily Report and (ii) the Administrative Agent shall be responsible for providing to the Collateral Agent the information required by Section 2.08 for such Daily Report on which the Collateral Agent may conclusively rely. The Collateral Manager and the Administrative Agent shall review, verify and approve the contents of the aforesaid reports (including the Collateral Reports), instructions, statements and certificates. Upon receipt of approval from the Collateral Manager and the Administrative Agent, the Collateral Agent shall send such reports, instructions, statements and certificates to the Borrower and the Collateral Manager for execution.

(d) The Administrative Agent or the Collateral Manager may at any time deliver a Collateral Dispute Notice to the Collateral Agent, the Borrower and, as applicable, the Administrative Agent or the Collateral Manager. Upon delivery of any Collateral Dispute Notice, the Collateral Manager and the Administrative Agent shall promptly consult each other regarding the information or determination so disputed. In the case of a Collateral Dispute Notice delivered by the Administrative Agent, the corrected information or determination in such Collateral Dispute Notice shall control (and be used for all calculations and other purposes under this Agreement) until such time as the Collateral Manager and the Administrative Agent agree in writing that such dispute has been resolved or the Administrative Agent withdraws in writing such Collateral Dispute Notice. In the case of a Collateral Dispute Notice delivered by the Collateral Manager, the corrected information shall not control for any purpose under this Agreement until such time as the Administrative Agent agrees in writing that it does.

12.05 Merger or Consolidation.

Any Person (i) into which the Collateral Agent may be merged or consolidated, (ii) that may result from any merger or consolidation to which the Collateral Agent shall be a party, or (iii) that may succeed to all or substantially all of the corporate trust business of the Collateral Agent, shall be the successor to the Collateral Agent under this Agreement without further act of any of the parties to this Agreement.

12.06 Collateral Agent Compensation.

As compensation for its activities hereunder, the Collateral Agent shall be entitled to its fees and expenses from the Borrower as set forth in the Collateral Custodian and Collateral Agent Fee Letter and any other reasonable and documented out-of-pocket accrued and unpaid fees, expenses (including reasonable attorneys’ fees, costs and expenses) and indemnity amounts payable by the Borrower or the Collateral Manager, or both but without duplication, to the Collateral Agent and the Securities Intermediary (including Indemnified Amounts under Section 10.04) under the Loan Documents and as referenced in Section 11.09. The Borrower agrees to reimburse the Collateral Agent in accordance with Section 10.04(b) for all reasonable expenses, disbursements and advances incurred or made by the Collateral Agent in accordance with any provision of this Agreement or the other Loan Documents or in the enforcement of any provision hereof or in the other Loan Documents. The Collateral Agent’s entitlement to receive fees (other than any previously accrued and unpaid fees) shall cease on the earlier to occur of: (i) its removal as Collateral Agent pursuant to Section 12.08 and the appointment of a successor Collateral Agent or (ii) the termination of this Agreement. The Collateral Agent’s fees shall be computed on the basis of a 360-day year and the actual number of days elapsed during the related Interest Period and shall be based on the par amount of the Aggregate Principal Balance of all Collateral Assets, in each case measured as of the first day of such Interest Period relating to each Payment Date.

12.07 Removal or Resignation of Collateral Agent. (a) The Collateral Agent may at any time resign and terminate its obligations under this Agreement upon at least 60 days’ prior written notice to the Collateral Manager, the Borrower, the Administrative Agent and each Lender; provided that no resignation or removal of the Collateral Agent will be permitted unless a successor Collateral Agent that meets the eligibility requirements in Section 12.09 has been appointed which successor Collateral Agent, so long as no Collateral Manager Termination Event or Event of Default has occurred and is continuing, is reasonably acceptable to the Collateral Manager. Promptly after receipt of notice of the Collateral Agent’s resignation, the Administrative Agent shall promptly appoint a successor Collateral Agent by written instrument, in duplicate, copies of which instrument shall be delivered to the Borrower, the Collateral Manager, the resigning Collateral Agent and to the successor Collateral Agent. In the event no successor Collateral Agent shall have been appointed within 60 days after the giving of notice of such resignation, the Collateral Agent may petition any court of competent jurisdiction to appoint a successor Collateral Agent.

(b) The Administrative Agent upon at least 60 days’ prior written notice to the Collateral Agent, may, with the consent of the Collateral Manager (so long as no Collateral Manager Termination Event or Event of Default has occurred and is continuing) in its reasonable discretion, remove and discharge the Collateral Agent or any successor Collateral Agent thereafter appointed from the performance of its duties under this Agreement for cause. Promptly after giving notice of removal of the Collateral Agent, the Administrative Agent shall appoint, or the Administrative Agent or the Collateral Agent shall petition a court of competent jurisdiction to appoint, a successor Collateral Agent that, so long as no Collateral Manager Termination Event or Event of Default has occurred and is continuing, is reasonably acceptable to the Collateral Manager. Any such appointment shall be accomplished by written instrument and one original counterpart of such instrument of appointment shall be delivered to the Collateral Agent and the successor Collateral Agent, with a copy delivered to the Borrower and the Collateral Manager.

(c) Notwithstanding Section 12.07(b), if the Collateral Agent fails to comply with Section 12.09, any Lender may petition any court of competent jurisdiction for the removal of the Collateral Agent and the appointment of a successor Collateral Agent.

12.08 Limitations on Liability. (a) The Collateral Agent may conclusively rely on and shall be fully protected in acting upon any certificate, instrument, opinion, notice, letter, telegram or other document or electronic communication delivered to it and that in good faith it reasonably believes to be genuine and that has been signed by the proper party or parties. The Collateral Agent may rely conclusively on and shall be fully protected in acting upon (a) the written instructions of any designated officer of the Administrative Agent or any other party to the extent authorized to direct the Collateral Agent hereunder or (b) the verbal instructions of the Administrative Agent.

(b) The Collateral Agent may consult counsel satisfactory to it and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(c) The Collateral Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistakes of fact or law, or for anything that it may do or refrain from doing in connection herewith except in the case of its bad faith, willful misconduct or grossly negligent performance or omission of its duties.

(d) The Collateral Agent makes no warranty or representation and shall have no responsibility (except as expressly set forth in this Agreement) as to the content, enforceability, completeness, validity, sufficiency, value, genuineness, ownership or transferability of the Collateral, and will not be required to and will not make any representations as to the validity or value of any of the Collateral. The Collateral Agent shall not be obligated to take any action that might in its judgment involve any expense or liability unless it has been furnished with an indemnity reasonably satisfactory to it. The Collateral Agent shall have no responsibility and shall have no liability for (i) preparing, recording, filing, re-recording or re-filing any financing statement, continuation statement, document, instrument or other notice in any public office at any time or times, (ii) the correctness of any such financing statement, continuation statement, document or instrument or other such notice, (iii) taking any action to perfect or maintain the perfection (other than any possession of possessory collateral) of any security interest granted to any party hereunder or otherwise or (iv) the validity or perfection (other than any possession of possessory collateral) of any such lien or security interest.

(e) The Collateral Agent shall have no duties or responsibilities except such duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against the Collateral Agent. Without limiting the generality of the foregoing, the Collateral Agent, except as expressly set forth herein, shall have no obligation to supervise, verify, monitor or administer the performance of the Collateral Manager or the Borrower, shall not be responsible for any action or omission of the Administrative Agent, the Collateral Manager, the Borrower or any Lender and, absent written notice to a Responsible Officer of the Collateral Agent, shall be entitled to assume that such person is in compliance with its obligations under this Agreement or any other document related to this transaction.

(f) The Collateral Agent and its respective affiliates, directors, officers, agents or employees shall not be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any Borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower or the Administrative Agent; (iii) the satisfaction of any condition specified in Article IV; (iv) the terms, validity, or enforcement of the Security Agreement; or (v) the validity, effectiveness or genuineness of this Agreement, the other Loan Documents or any other instrument or writing furnished in connection herewith. Without prejudice to the Collateral Agent’s duties under this Article XII or any other provision of any Loan Document, the Collateral Agent shall be under no obligation to take any action to collect from any obligor any amount payable by such obligor on any Collateral under any circumstances, including if payment is refused after due demand.

(g) The Collateral Agent shall not be required to expend or risk its own funds in the performance of its duties hereunder. In no event shall the Collateral Agent be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action (including any laws, ordinances, regulations) or the like that delay, restrict or prohibit the providing of services by the Collateral Agent as contemplated by this Agreement.

(h) It is expressly agreed and acknowledged that the Collateral Agent is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(i) In case any reasonable question arises as to its duties hereunder, the Collateral Agent may, prior to the occurrence of the Maturity Date or absent the continuance of an Event of Default, request instructions from the Collateral Manager and may, after the occurrence of the Maturity Date or during the continuance of an Event of Default, request instructions from the Administrative Agent, and shall be entitled at all times to refrain from taking any action unless it has received instructions from the Collateral Manager or the Administrative Agent, as applicable. The Collateral Agent shall in all events have no liability, risk or cost for any action taken pursuant to and in compliance with the instruction of the Administrative Agent. In no event shall the Collateral Agent be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(j) In the absence of bad faith on the part of the Collateral Agent, the Collateral Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any request, instruction, certificate, opinion or other document or electronic communication furnished to the Collateral Agent, reasonably believed by the Collateral Agent to be genuine and to have been signed or presented by the proper party or parties and conforming to the requirements of this Agreement; but in the case of a request, instruction, document, certificate, opinion or other document or electronic communication which by any provision hereof is specifically required to be furnished to the Collateral Agent, the Collateral Agent shall be under a duty to examine the same in accordance with the requirements of this Agreement to determine that they conform on their face to the form required by such provision. For avoidance of doubt, Collateral Agent may rely conclusively on certificates of a Responsible Officer delivered by the Collateral Manager. The Collateral Agent shall not be liable for any action taken by it in good faith and reasonably believed by it to be within the discretion or powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed hereunder, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action.

(k) The Collateral Agent shall (i) not have any obligation to determine if a Collateral Asset meets the criteria specified in the definition of Eligible Collateral Asset, (ii) have no discretion to select or make investments but shall be entitled to solely rely upon the investment directions of the Borrower (or the Collateral Manager on behalf of the Borrower) and (iii) have no duty or liability to independently confirm or determine whether any investment made hereunder qualifies as a Cash Equivalent.

(l) In the event that the Collateral Custodian is not the same entity as the Collateral Agent, the Collateral Agent shall not be liable for the acts or omissions of the Collateral Custodian under this Agreement and shall not be required to monitor the performance of the Collateral Custodian.

(m) Without limiting the generality of any terms of this Section 12.08, the Collateral Agent shall have no liability for any failure, inability or unwillingness on the part of the Collateral Manager, the Administrative Agent or the Borrower to provide accurate and complete information on a timely basis to the Collateral Agent, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy, delay or error in the performance or observance on the Collateral Agent’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(n) The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any certificate, report or other document or electronic communication; provided, however, that, if the form thereof is prescribed by this Agreement, the Collateral Agent shall examine the same to determine whether it conforms on its face to the requirements hereof. It is expressly acknowledged by the Borrower, the Collateral Manager and the Administrative Agent that application and performance by the Collateral Agent of its various duties hereunder (including, without limitation, recalculations to be performed in respect of the matters contemplated hereby) shall be based upon, and in reliance upon, data, information and notice provided to it by the Collateral Manager, the Administrative Agent, the Borrower and/or any related bank agent, obligor or similar party with respect to the Collateral Asset, and the Collateral Agent shall have no responsibility for the accuracy of any such information or data provided to it by such persons and shall be entitled to update its records (as it may deem necessary or appropriate). Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Agent to verify, investigate or audit any such information or data, or to determine or monitor on an independent basis whether any issuer of the Collateral is in default or in compliance with the underlying documents governing or securing such securities, from time to time. For purposes of tracking changes in ratings, the Collateral Agent shall be entitled to use and rely (in good faith) exclusively upon a single reputable electronic financial information reporting service (which for ratings by Standard & Poor’s shall be www.standardpoors.com or www.ratingsdirect.com) and shall have no liability for any inaccuracies in the information reported by, of other errors or omissions of, any such service. It is hereby expressly agreed that Bloomberg Financial Markets is one such reputable service.

(o) The Collateral Agent may exercise any of its rights or powers hereunder (or under any other Loan Document) or perform any of its duties hereunder either directly or, by or through agents or attorneys, and the Collateral Agent shall not be liable for any actions or omissions on the part of any agent or attorney appointed hereunder with due care by it. Neither the Collateral Agent nor any of its affiliates, directors, officers, shareholders, agents or employees will be liable to the Collateral Manager, Borrower or any other Person, except by reason of acts or omissions by the Collateral Agent constituting bad faith, willful misconduct or gross negligence of the Collateral Agent’s duties hereunder. The Collateral Agent shall in no event have any liability for the actions or omissions of the Borrower, the Collateral Manager, the Administrative Agent or any other Person, and shall have no liability for any inaccuracy or error in any duty performed by it that results from or is caused by inaccurate, untimely or incomplete information or data received by it from the Borrower, the Collateral Manager, the Administrative Agent or another Person except to the extent that such inaccuracies or errors are caused by the Collateral Agent’s own willful misconduct or gross negligence of its duties hereunder. The Collateral Agent shall not be liable for failing to perform or delay in performing its specified duties hereunder which results from or is caused by a failure or delay on the part of the Borrower or the Collateral Manager, the Administrative Agent or another Person in furnishing necessary, timely and accurate information to the Collateral Agent.

(p) The Collateral Agent shall not be under any obligation (i) to monitor, determine or verify the unavailability or cessation of SOFR, or Daily SOFR (or any other Interest Rate, Base Rate, Prime Rate or other applicable rate), or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any transition, replacement or other disruption event or date relating to SOFR or Daily SOFR, (ii) to select, determine or designate any Interest Rate, Base Rate, Prime Rate or other alternate reference rate, or other successor or replacement rate, or whether any conditions to the designation of such a rate have been satisfied, or (iii) to select, determine or designate any spread adjustment or other modifier to any Interest Rate, Base Rate, Prime Rate or other replacement or successor rate or index, or (iv) to determine whether or what amendments or changes (including any Conforming Changes) are necessary or advisable, if any, in connection with any of the foregoing.

(q) The Collateral Agent shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement or the other Loan Documents as a result of the unavailability of SOFR (or any other Interest Rate, Base Rate, Prime Rate or other applicable rate) and the absence of any Interest Rate, Base Rate, Prime Rate or other replacement index or floating rate, including as a result of any inability, delay, error or inaccuracy on the part of any other transaction party, including without limitation the Administrative Agent, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement or any other Loan Document and reasonably required for the performance of such duties.

(r) The delivery of reports, and other documents and information to the Collateral Agent hereunder or under any other Loan Document is for informational purposes only and the Collateral Agent’s receipt of such documents and information shall not constitute constructive notice of any information contained therein or determinable from information contained therein. The Collateral Agent is hereby authorized and directed to execute and deliver the other Loan Documents to which it is a party. Whether or not expressly stated in such Loan Documents, in performing (or refraining from acting) thereunder, the Collateral Agent shall have all of the rights, benefits, protections, immunities and indemnities which are afforded to it in this Agreement.

(s) The Collateral Agent shall not be required to deliver to any Lender or the Administrative Agent originals or copies of any documents, instruments, notices, communications or other information received by the Collateral Agent from the Borrower, the Administrative Agent, any Lender or any other Person under or in connection with this Agreement or any Loan Document except (1) as specifically provided in this Agreement or any Loan Document and (2) as specifically requested from time to time in writing by the Administrative Agent or any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Collateral Agent at the time of receipt of such request and then only in accordance with such specific request.

(t) All of the Collateral Agent’s rights, benefits, protections, indemnities and immunities afforded to the Collateral Agent hereunder shall also be afforded to the Bank acting in any capacity for any actions taken or omitted to be taken under this Agreement or any other Loan Document; provided that such rights, benefits, protections, indemnities and immunities shall be in addition to, and not in limitation of, any rights, benefits, protections, indemnities and immunities provided in any other Loan Document to which the Bank in such capacity is a party.

12.09 Eligibility Requirements for the Collateral Agent.

The Collateral Agent hereunder shall at all times (a) be a corporation or national banking association organized and doing business under the laws of the United States or any state thereof authorized under such laws to exercise corporate trust powers, (b) have a long-term unsecured debt or issuer rating of “BBB+” or better by S&P and “Baa3” or better by Moody’s and (c) have (x) in the case of an entity that is subject to risk-based capital adequacy requirements, risk-based capital of at least $50,000,000 or (y) in the case of an entity that is not subject to risk-based capital adequacy requirements, a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state authority. If such corporation publishes reports of condition at least annually, either pursuant to law or to the requirements of such supervising or examining authority, then for the purpose of this Section 12.09, the risk-based capital or the combined capital and surplus of such corporation, as the case may be, shall be deemed to be its risk-based capital or combined capital and surplus as set forth in the most recent report of condition so published. If the Collateral Agent ceases at any time to be eligible in accordance with the provisions of this Section 12.09, the Collateral Agent shall resign immediately in the manner and with the effect specified in Section 12.07.

12.10 Representations and Warranties of the Collateral Agent.

The Collateral Agent represents and warrants to the Borrower and the Lenders, that as of the date hereof:

(a) the Collateral Agent is a limited purpose national banking association organized and validly existing under the laws of the United States of America;

(b) the Collateral Agent has full power, authority and right to execute, deliver and perform this Agreement, and has taken all necessary action to authorize the execution, delivery and performance by it of this Agreement;

(c) this Agreement has been duly executed and delivered by the Collateral Agent; and

(d) the Collateral Agent meets the requirements of eligibility as a Collateral Agent hereunder set forth in Section 12.09.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CORE INCOME FUNDING XI LLC, as Borrower

By:	/s/ Jonathan Lamm
Name: Jonathan Lamm
Title: President

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Bryson Brannon
Name: Bryson Brannon
Title: Managing Director

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Bryson Brannon
Name: Bryson Brannon
Title: Managing Director

[Signature Page to Credit Agreement]

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Nancy Poetsch
Name: Nancy Poetsch
Title: Vice President

[Signature Page to Credit Agreement]

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Custodian

By:	/s/ Nancy Poetsch
Name: Nancy Poetsch
Title: Vice President

[Signature Page to Credit Agreement]

SCHEDULE 2.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

[Attached Separately]

Schedule 2.01

SCHEDULE 5.07

CERTAIN CONTRACTUAL OBLIGATIONS

None.

Schedule 5.07

SCHEDULE 5.15

IDENTIFICATION INFORMATION OF

BORROWER AND BORROWER PARENT

Borrower

Legal Name:	CORE INCOME FUNDING XI LLC

Identification Number:	10452480

Jurisdiction of Organization:	Delaware

Registered Office:	c/o United Agent Group Inc. Brandywine Plaza 1521 Concord Pike, Suite 201 Wilmington, DE 19803

Place of Business:	399 Park Avenue, 38th Floor New York, NY, 10022

Former Legal Name:	N/A

Collateral Manager Place of Business/ Chief Executive Office:	399 Park Avenue, 38th Floor New York, NY 10022

U.S. Taxpayer Identification Number:	85-1187564

Borrower Parent

Legal Name:	Blue Owl Credit Income Corp.

Identification Number:	D20500997

Jurisdiction of Organization:	Maryland

Registered Office:	2405 York Rd, Suite 201, Lutherville Timonium, Maryland 21093-2264

Place of Business:	399 Park Avenue, 38th Floor, New York, NY 10022

Former Legal Name:	Owl Rock Credit Income Corp.

Collateral Manager Place of Business/ Chief Executive Office:	399 Park Avenue, 38th Floor, New York, NY 10022

U.S. Taxpayer Identification Number:	85-1187564

Schedule 5.15

SCHEDULE 7.06

SPECIFIED COLLATERAL ASSETS

[DISTRIBUTED SEPARATELY]

Schedule 7.06

SCHEDULE 10.02

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

BORROWER:

Core Income Funding XI LLC

c/o Blue Owl Credit Advisors LLC

399 Park Avenue, 38th Floor

New York, NY 10022

Attention: Jonathan Lamm

E-mail Address:

COLLATERAL MANAGER:

Blue Owl Credit Advisors LLC

399 Park Avenue, 38th Floor

New York, NY 10022

Attention: Jonathan Lamm

E-mail Address:

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Borrowings):

Bank of America, N.A.

Street Address: 900 West Trade Street

Mail Code: NC1-002-15-61

Charlotte, NC 28255

Attention: Bank of America Credit Services

Telephone: 980-386-6893

Electronic Mail: dg.baml-clo-revolver@baml.com

Payment Instructions

USD

Bank of America, N.A.

ABA#: 026009593

Corporate Credit Services

Acct. # 325077102522

Reference: Core Income Funding XI LLC

Schedule 10.02

COLLATERAL CUSTODIAN:

The Bank of New York Mellon Trust Company, National Association

601 Travis Street, 16th Floor

Houston, Texas 77002

Attn: Global Corporate Trust – Core Income Funding XI LLC

Email: BlueOwlCT@bny.com

COLLATERAL AGENT:

The Bank of New York Mellon Trust Company, National Association

601 Travis Street, 16th Floor

Houston, Texas 77002

Attn: Global Corporate Trust – Core Income Funding XI LLC

Email: BlueOwlCT@bny.com

Schedule 10.02

EXHIBIT A

FORM OF LOAN NOTICE

Date: ___________, _____

To:

Bank of America, N.A., as Administrative Agent

Street Address: 900 West Trade Street

Mail Code: NC1-002-15-61

Charlotte, NC 28255

Attention: Bank of America Credit Services

The Bank of New York Mellon Trust Company, National Association

601 Travis Street, 16th Floor

Houston, Texas 77002

Attention: Global Corporate Trust – Core Income Funding XI LLC

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of March 5, 2026 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Core Income Funding XI LLC, as Borrower, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and The Bank of New York Mellon Trust Company, National Association, as Collateral Agent and as Collateral Custodian.

The Collateral Manager, on behalf of the Borrower, hereby requests (select one):

☐ A Borrowing of Loans    ☐ A conversion or continuation of Loans

1.	On (a Business Day).

2.	In the amount of .

3.	Comprised of .

[Type of Loan requested]

The Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

The Collateral Manager hereby certifies that the conditions specified in Section 4.02 of the Agreement will be satisfied on and as of the date of the applicable Borrowing.

Form of Loan Notice

Borrower Certification. The Collateral Manager, on behalf of the Borrower, hereby certifies that after giving effect to such Borrowing: (A) (i) no Borrowing Base Deficiency will exist and (ii) no Default or Event of Default would occur or be continuing, in each case based on the most recent Borrowing Base determination received from the Administrative Agent and (B) in the case of any Loan, the proceeds of such Loan will be used solely for Permitted Uses and, in the case that such proceeds will be used to purchase a Collateral Asset, no Borrowing Base Deficiency would exist after giving effect to such purchase or funding on a pro forma basis.

[Remainder of page intentionally left blank.]

Form of Loan Notice

BLUE OWL CREDIT ADVISORS LLC

By:

Name:

Title:

Form of Loan Notice

EXHIBIT B

FORM OF NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of March 5, 2026 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Core Income Funding XI LLC, as Borrower, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and The Bank of New York Mellon Trust Company, National Association, as Collateral Agent and as Collateral Custodian.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars and in Same Day Funds at the Administrative Agent’s Office for such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount, currency and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Section 10.20 of the Agreement is hereby incorporated herein, mutatis mutandis.

[Remainder of page intentionally left blank.]

Form of Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

CORE INCOME FUNDING XI LLC

By:
Name:
Title:

Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Currency and Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Form of Note

EXHIBIT C-1

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

C-1-1

Form of Assignment and Assumption

1.	Assignor[s]: ______________________________

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]: ______________________________

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower: CORE INCOME FUNDING XI LLC

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.

Credit Agreement: Credit Agreement, dated as of March 5, 2026, among Core Income Funding XI LLC, as borrower, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and The Bank of New York Mellon Trust Company, National Association, as Collateral Agent and as Collateral Custodian

6.	Effective Date: [__], 20[__]

7.	Assigned Interest:

Assignor[s][5]	Assignee[s][6]	Aggregate Amount of Commitment for all Lenders[7]		Amount of Commitment Assigned		Percentage Assigned of Commitment[8]
		$	________________	$	_________	____________	%
		$	________________	$	_________	____________	%
		$	________________	$	_________	____________	%

[5]	List each Assignor, as appropriate.
[6]	List each Assignee and, if available, its market entity identifier, as appropriate.
[7]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[8]	Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.

C-1-2

Form of Assignment and Assumption

[8.	Trade Date: __________________][9]

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][10]

[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][11]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[9]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
[10]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[11]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

C-1-3

Form of Assignment and Assumption

Consented to and Accepted: BANK OF AMERICA, N.A., as
Administrative Agent

By:
Title:

CORE INCOME FUNDING XI LLC, as Borrower

By:
Title:

C-1-4

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

[___________________]

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest and (vii) it is not a Disqualified Lender; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

C-1-5

Form of Assignment and Assumption

THE ASSIGNEE, BY CHECKING THE BOX BELOW, (I) ACKNOWLEDGES THAT IT IS REQUIRED TO BE AN APPROVED LENDER AT THE TIME IT BECOMES A LENDER AND ON EACH DATE ON WHICH A BORROWING IS MADE UNDER THE CREDIT AGREEMENT AND (II) REPRESENTS AND WARRANTS TO THE ASSIGNOR, THE BORROWER AND THE ADMINISTRATIVE AGENT THAT THE ASSIGNEE IS AN APPROVED LENDER:

☐ BY CHECKING THIS BOX, THE ASSIGNEE REPRESENTS AND WARRANTS THAT IT IS AN APPROVED LENDER.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by email or other electronic imaging means (e.g. “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

C-1-6

Form of Assignment and Assumption

EXHIBIT C-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

1.	Borrower or Deal Name:

E-mail this document with your commitment letter to:

E-mail address of recipient:

2.	Legal Name of Lender of Record for Signature Page:

Markit Entity Identifier (MEI) #:

Fund Manager Name (if applicable):

Legal Address from Tax Document of Lender of Record:

Country:

Address:

City:    State/Province:    Postal Code:

3. Domestic Funding Address:	4. Eurodollar Funding Address (if different than #3):
Street Address:	Street Address:
Suite/ Mail Code:	Suite/ Mail Code:
City: State:	City: State:
Postal Code: Country:	Postal Code: Country:

5.	Credit Contact Information:

Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities) will be made available to the Credit Contact(s). The Credit Contacts identified must be able to receive such information in accordance with his/her institution’s compliance procedures and applicable laws, including Federal and State securities laws.

Primary Credit Contact:	Secondary Credit Contact:
First Name:	First Name:
Middle Name:	Middle Name:
Last Name:	Last Name:
Title:	Title:
Street Address:	Street Address:
Suite/Mail Code:	Suite/Mail Code:
City:	City:
State:	State:
Postal Code:	Postal Code:
Country:	Country:
Office Telephone #:	Office Telephone #:
Work E-Mail Address:	Work E-Mail Address:
SyndTrak E-Mail Address:	SyndTrak E-Mail Address:

Additional Syndtrak User Access:

Enter E-Mail Addresses of any respective contact who should have access to Syndtrak below.

SyndTrak E-Mail Addresses:

C-2-1

Form of Administrative Questionnaire

Primary Operations Contact:	Secondary Operations Contact:
First: MI: Last:	First: MI: Last:
Title:	Title:
Street Address:	Street Address:
Suite/ Mail Code:	Suite/ Mail Code:
City: State:	City: State:
Postal Code: Country:	Postal Code: Country:
Telephone:	Telephone:
E-Mail Address:	E-Mail Address:
SyndTrak E-Mail Address:	SyndTrak E-Mail Address:

Does Secondary Operations Contact need copy of notices? YES ☐ NO ☐

Letter of Credit Contact:	Draft Documentation Contact or Legal Counsel:
First: MI: Last:	First: MI: Last:
Title:	Title:
Street Address:	Street Address:
Suite/ Mail Code:	Suite/ Mail Code:
City: State:	City: State:
Postal Code: Country:	Postal Code: Country:
Telephone:	Telephone:
E-Mail Address:	E-Mail Address:

6.	Currencies and Jurisdictions in Transaction:

PLEASE CHECK BOX OF THE CURRENCIES YOUR INSTITUTION CAN FUND UNDER THIS TRANSACTION:
☐	☐	☐
☐	☐	☐
☐	☐	☐
☐	☐	☐

PLEASE CHECK BOX IF YOUR INSTITUTION CAN FUND UNDER THE FOLLOWING JURISDICTIONS:
☐	☐	☐
☐	☐	☐
☐	☐	☐
☐	☐	☐

7. Lender’s Payment Instructions:

Please input payment instructions for each respective currency referenced within Section 6 above in fields below. If your respective institution is unable to fund any of the above currencies, please inform e-mail recipient identified in Section 1 of this Administrative Questionnaire Form immediately. If submitting payment instructions under separate cover, please identify below.

Are Lender Payment Instructions attached separately? YES ☐ NO ☐

If NO, please complete payment instructions on next page.

C-2-2

Form of Administrative Questionnaire

Currency: US Dollars

Bank Name:

ABA #:

City:    State:

Account #:

Account Name:

Attention:

Currency:

Bank Name:

SWIFT #:

Country:

Account #:

Account Name:

FCC Account #:

FCC Account Name:

Attention:

Currency:

Bank Name:

SWIFT #:

Country:

Account #:

Account Name:

FCC Account #:

FCC Account Name:

Attention:

Currency:

Bank Name:

SWIFT #:

Country:

Account #:

Account Name:

FCC Account #:

FCC Account Name:

Attention:

Currency:

Bank Name:

SWIFT #:

Country:

Account #:

Account Name:

FCC Account #:

FCC Account Name:

Attention:

Currency:

Bank Name:

SWIFT #:

Country:

Account #:

Account Name:

FCC Account #:

FCC Account Name:

Attention:

Currency:

Bank Name:

SWIFT #:

Country:

Account #:

Account Name:

FCC Account #:

FCC Account Name:

Attention:

Currency:

Bank Name:

SWIFT #:

Country:

Account #:

Account Name:

FCC Account #:

FCC Account Name:

Attention:

C-2-3

Form of Administrative Questionnaire

8. Lender’s Standby Letter of Credit, Commercial Letter of Credit, and Bankers’ Acceptance Fed Wire

Payment Instructions (if applicable):

Pay to:

Bank Name:

ABA #:

City:    State:

Account #:

Account Name:

Attention:

Use Lender’s US Dollars Wire Payment Instructions in Section #6 above? YES ☐ NO ☐

9. Lender’s Organizational Structure and Tax Status

Please refer to the enclosed withholding tax instructions below and then complete this section accordingly:

Lender Taxpayer Identification Number (TIN):          -- ------------

Tax Withholding Form Delivered to Bank of America (check applicable one):

W-9 ☐  W-8BEN ☐  W-8BEN-E ☐ W-8ECI ☐ W-8EXP  ☐ W-8IMY ☐

Tax Contact:

First:     MI:    Last:

Title:

Street Address:

Suite/ Mail Code:

City:    State:

Postal Code:     Country:

Telephone:

E-Mail Address:

SyndTrak E-Mail Address:

NON–U.S. LENDER INSTITUTIONS

1. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner) or Form W-8BEN-E, b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI. It is also required on Form W-8BEN or Form W-8BEN-E for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

C-2-4

Form of Administrative Questionnaire

2. Flow-Through Entities

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form

W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we require an original form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement. Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

*	Additional guidance and instructions as to where to submit this documentation can be found in Attachment A

10. Bank of America’s Payment Instructions:

Input or attach Bank of America’s payment instructions for each respective currency referenced within Section 6 below.

C-2-5

Form of Administrative Questionnaire

ATTACHMENT A

C-2-6

Form of Administrative Questionnaire

EXHIBIT D-1

FORM OF COMPLIANCE CERTIFICATE (BORROWER PARENT)

Financial Statement Date: ________,

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of March 5, 2026 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Core Income Funding XI LLC, as Borrower, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and The Bank of New York Mellon Trust Company, National Association, as Collateral Agent and as Collateral Custodian.

The undersigned hereby certifies, as a Responsible Officer and not in his/her individual capacity, as of the date hereof that he/she is the of Blue Owl Credit Income Corp. (“Borrower Parent”), and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent in such capacity on the behalf of the Borrower Parent, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Borrower (or Borrower Parent) has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower Parent ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section. Such financial statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower Parent prepared in accordance with the Applicable Accounting Standard as at such date for such period.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Borrower (or Borrower Parent) has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower Parent ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower Parent and its consolidated subsidiaries in accordance with the Applicable Accounting Standard as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

[Use following paragraph 1 for Payment Date Reports]

D-1-1

Form of Compliance Certificate (Borrower Parent)

1. The Borrower has delivered a Payment Date Report for the Payment Date ended as of the above date. Such Payment Date Report is true, accurate and complete in every material respect.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower Parent during the accounting period covered by such financial statements.

3. A review of the activities of the Borrower and the Borrower Parent during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower and the Borrower Parent performed and observed all its material obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, no Default, Event of Default, Unmatured Collateral Manager Termination Event or Collateral Manager Termination Event has occurred and is continuing.]

--or--

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the Borrower Parent contained in Section 4.1 of the Sale Agreement, and any representations and warranties of the Borrower Parent that are contained in any document furnished at any time under or in connection with the Loan Documents, (I) to the extent already qualified with respect to “material” matters or “Material Adverse Effect”, are true and correct on and as of the date hereof and (II) to the extent not already qualified with respect to “material” matters or “Material Adverse Effect”, are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct (in all material respects or as so qualified, as applicable) as of such earlier date.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of , , in his/her capacity as an officer of Borrower Parent and not in his/her individual capacity.

D-1-2

Form of Compliance Certificate (Borrower Parent)

BLUE OWL CREDIT INCOME CORP.

By:
Name:
Title:

D-1-3

Form of Compliance Certificate (Borrower Parent)

EXHIBIT D-2

FORM OF COMPLIANCE CERTIFICATE (BORROWER)

Financial Statement Date: ________,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of March 5, 2026 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Core Income Funding XI LLC, as Borrower, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent and The Bank of New York Mellon Trust Company, National Association, as Collateral Agent and as Collateral Custodian.

The undersigned hereby certifies, as a Responsible Officer and not in his/her individual capacity, as of the date hereof that he/she is the of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent in such capacity on the behalf of the Borrower, and that:

1. The Borrower hereby certifies that (i) no Borrowing Base Deficiency exists and (ii) no Default or Event of Default would occur or be continuing, in each case based on the most recent Borrowing Base determination received from the Administrative Agent.

[Use following paragraphs for annual reports]

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the related accounting period.

3. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its material obligations under the Loan Documents, and

[Use following paragraphs for Interest Coverage Ratio calculations]

1. The Interest Coverage Ratio calculation required by Section 6.02(b) of the Agreement is set out below:

(1) All Interest Proceeds received by the Borrower with respect to Collateral Assets during such Interest Period	$	__________________.____
(2) Sum of (i) all Interest accrued during such Interest Period and (ii) all Commitment Fees and other fees under Section 2.07 or otherwise that have accrued during such Interest Period	$	__________________.____
(3) Interest Coverage Ratio = ((1) divided by (2))	$	__________________.____

D-2-1

Form of Compliance Certificate (Borrower)

2. The Interest Coverage Test is satisfied after giving effect to any actions being contemplated in connection with the delivery of this Compliance Certificate.

[For all reports select one:]

[to the best knowledge of the undersigned, (i) during such fiscal period the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it including without limitation the covenants and conditions specified in Sections 6.13, 7.07 and 7.11 of the Agreement and (ii) no Default has occurred and is continuing.]

--or--

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

[2][4]. The representations and warranties of the Borrower contained in Article V of the Agreement, and any representations and warranties of Borrower that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of       ,     , in his/her capacity as an officer of Borrower and not in his/her individual capacity.

CORE INCOME FUNDING XI LLC

By:
Name:
Title:

D-2-2

Form of Compliance Certificate (Borrower)

EXHIBIT E-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March 5, 2026 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Core Income Funding XI LLC, as Borrower, each Lender from time to time party thereto, Bank of America, N.A., as Administrative Agent and The Bank of New York Mellon Trust Company, National Association, as Collateral Agent and as Collateral Custodian.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate and (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower Parent within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower Parent as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments. The undersigned shall furnish the Borrower and the Administrative Agent with any successor version of the IRS Form W-8BEN or IRS Form W-8BEN-E if and when such form is published.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:

Date: ________ __, 20[ ]

E-1-1

Form of U.S. Tax Compliance Certificate

EXHIBIT E-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March 5, 2026 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Core Income Funding XI LLC, as Borrower, each Lender from time to time party thereto, Bank of America, N.A., as Administrative Agent and The Bank of New York Mellon Trust Company, National Association, as Collateral Agent and as Collateral Custodian.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate and (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower Parent within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower Parent as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments. The undersigned shall furnish such Lender with any successor version of the IRS Form W-8BEN or IRS Form W-8BEN-E if and when such form is published.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date: ________ __, 20[ ]

E-2-1

Form of U.S. Tax Compliance Certificate

EXHIBIT E-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March 5, 2026 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Core Income Funding XI LLC, as Borrower, each Lender from time to time party thereto, Bank of America, N.A., as Administrative Agent and The Bank of New York Mellon Trust Company, National Association, as Collateral Agent and as Collateral Custodian.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation and (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower Parent within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower Parent as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments. The undersigned shall furnish such Lender with any successor version of the IRS Form W-8IMY and any accompanying IRS Form W-8IMY, IRS Form W-8BEN and/or IRS Form W-8BEN-E if and when such forms are published.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

E-3-1

Form of U.S. Tax Compliance Certificate

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date: ________ __, 20[ ]

E-3-2

Form of U.S. Tax Compliance Certificate

EXHIBIT E-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of March 5, 2026 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Core Income Funding XI LLC, as Borrower, each Lender from time to time party thereto, Bank of America, N.A., as Administrative Agent and The Bank of New York Mellon Trust Company, National Association, as Collateral Agent and as Collateral Custodian.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)) and (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower Parent within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower Parent as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided in this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments. The undersigned shall furnish the Administrative Agent and the Borrower with any successor version of the IRS Form W-8IMY and any accompanying IRS Form W-8IMY, IRS Form W-8BEN and/or IRS Form W-8BEN-E if and when such forms are published.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

E-4-1

Form of U.S. Tax Compliance Certificate

[NAME OF LENDER]
By:
Name:
Title:

Date: ________ __, 20[ ]

E-4-2

Form of U.S. Tax Compliance Certificate

EXHIBIT F

FORM OF RESTRICTED PAYMENTS CERTIFICATE

Date: ___________, _____

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of March 5, 2026 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Core Income Funding XI LLC, as Borrower, each Lender from time to time party thereto, Bank of America, N.A., as Administrative Agent and The Bank of New York Mellon Trust Company, National Association, as Collateral Agent and as Collateral Custodian.

The Collateral Manager, on behalf of the Borrower, hereby notifies the Administrative Agent that the Borrower intends to make a Restricted Payment:

1.	On (a Business Day).

2.	In the amount of .

3.	From the [Interest Proceeds Account][Principal Proceeds Account].

Certification. The Collateral Manager, on behalf of the Borrower, hereby certifies that after giving effect to such Restricted Payment the conditions set forth in Section 7.06 of the Agreement will be satisfied.

BLUE OWL CREDIT ADVISORS LLC
By:
Name:
Title:

F-1

Form of Restricted Payments Certificate

EXHIBIT G

FORM OF FOREIGN OBLIGOR NOTICE

[addressed to obligor or administrative agent of Foreign Loan]

You are hereby notified by [___] that (1) all right, title and interest in the obligations of [specify borrower] under the [principal and or commitment amount] of [specify Foreign Loan title] which has acquired pursuant to an Assignment and Assumption Agreement between [●] and [specify assignor] dated as of [specify date] (the “Pledged Loan Interest”) is subject to a pledge and security interest (the “Pledge”) granted by [___] in favor of Bank of America, National Association under a Security Agreement and a related Credit Agreement, each dated as of March 5, 2026 (together, as each may be amended from time to time, the “Pledge Documentation”) and (2) the Pledge may not be released, and the Pledged Loan Interest cannot be sold or otherwise transferred by [___], other than in compliance with the Pledge Documentation.

G-1

Form of Foreign Obligor Notice

EXHIBIT H

DAILY REPORT INFORMATION

Daily Positions Report	Account Balance Report

SecurityFacilityName	AccountName

IssuerBorrowerName	AccountNumber

LoanXID	AccountType

CUSIP	TradedBalancePortfolio

ISIN	SettledBalancePortfolio

ParAmountLocalCurrency_Native	ReinvestmentIncome

SettledLocalCurrency_Native	Currency

UnSettledLocalCurrency_Native

ParAmountPortfolioCurrency

SettledPortfolioCurrency

UnSettledPortfolioCurrency

Unfunded

SecurityType

SecurityLoanCurrency

MaturityDate

TradeDate

SettlementDate

EffectivePurchasePrice

FacilityCurrentCommitmentAmount

FacilityCurrentCommitmentAmountLocal

IssuerIndustryClassificationSP

AffectedCollateral

CollateralAssetTrigger

FATCASubject

AdminAgentCollateralAcct

IsCurrentPay

FacilityType

Piking

PermittedDeferrableAsset

FreelyTransferable

UnleveragedAsset

PermittedCLOTransfer

MarketTradeType

IssueLotID

Currency

CurrencyIdentifier

FutureAdvtoBorrower

Domicile

StructuredFinance

DDLComitment

UnfundedCommit

DomicileRatingSP

H-1

Daily Report Information

DomicileRatingMoody

FormOfPurchase

PortfolioName

AsOfDate

BlanketEligibility

H-2

Daily Report Information

EXHIBIT I

[RESERVED]

I-1

[Reserved]

EXHIBIT J-1

FORM OF REQUEST FOR RELEASE AND RECEIPT

[For Collateral Management and Liquidation]

Collateral Asset Files

LOAN INFORMATION

Name of Obligor:

Loan No.:

This Request for Release and Receipt is made in accordance with the Credit Agreement dated as of March 5, 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Core Income Funding XI LLC (the “Borrower”), each Lender from time to time party thereto, Bank of America, N.A., as Administrative Agent and The Bank of New York Mellon Trust Company, National Association, as Collateral Agent and as Collateral Custodian. All capitalized terms not otherwise defined in this Request for Release and Receipt shall have the meanings ascribed to them in the Credit Agreement.

The undersigned hereby requests release of the original documents listed on Schedule 1 attached hereto (the “Documents”) from the Collateral Custodian.

The undersigned hereby acknowledges and agrees as follows:

(1)

Upon receipt of the Documents, the undersigned shall hold and retain possession of the Documents in trust for the benefit of the Administrative Agent, solely for the purposes provided in the Credit Agreement, unless the Collateral Asset related to the Documents has been liquidated or unless the Document (or asset related thereto) was disposed of by the related obligor; and

(2)

The undersigned represents that no Default, Event of Default, Unmatured Collateral Manager Termination Event or Collateral Manager Termination Event has occurred and is continuing, or if such has occurred and is continuing, the consent of the Administrative Agent has been obtained with respect to this request, unless the Collateral Asset related to the Documents has been liquidated or unless the Document (or asset related thereto) was disposed of by the related obligor.

Date: _______________________

J-1-1

Form of Request for Release and Receipt

CORE INCOME FUNDING XI LLC

By:	Blue Owl Credit Advisors LLC, as Collateral Manager

By:
Name:
Title:

[During the continuation of a Default, an Event of Default, an Unmatured Collateral Manager Termination Event or a Collateral Manager Termination Event:

ACKNOWLEDGED AND AGREED:

BANK OF AMERICA, N.A.,

as Administrative Agent

By:
Name:
Title:]

J-1-2

Form of Request for Release and Receipt

EXHIBIT J-2

FORM OF REQUEST FOR RELEASE AND RECEIPT

[Liquidated Collateral Assets and Discretionary Sales]

Collateral Asset Files

LOAN INFORMATION

Name of Obligor:

Loan No.:

This Request For Release and Receipt is made in accordance with the Credit Agreement dated as of March 5, 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Core Income Funding XI LLC (the “Borrower”), each Lender from time to time party thereto, Bank of America, N.A., as Administrative Agent and The Bank of New York Mellon Trust Company, National Association, as Collateral Agent and as Collateral Custodian. All capitalized terms not otherwise defined in this Request for Release and Receipt shall have the meanings ascribed to them in the Credit Agreement.

The undersigned hereby requests release of the original documents listed on Schedule 1 attached hereto (the “Documents”) from the Collateral Custodian.

With respect to the Collateral Assets related to the Documents:

1.

[Such Collateral Assets has or have been liquidated and all amounts received or to be received in connection with such liquidation that are required to be deposited have been or will be so deposited as required by the Credit Agreement][Such Collateral Assets have been sold in accordance with Section 2.14 of the Credit Agreement]; and

2.

No Default, Event of Default, Unmatured Collateral Manager Termination Event or Collateral Manager Termination Event has occurred and is continuing [(other than any Default or Unmatured Collateral Manager Termination Event which will be cured by the sale referenced in clause 1 above)], or, if such has occurred and is continuing, the consent of the Administrative Agent has been obtained with respect to this request.

Dated: ________________________

J-2-1

Form of Request for Release and Receipt

CORE INCOME FUNDING XI LLC

By:	Blue Owl Credit Advisors LLC, as Collateral Manager

By:
Name:
Title:

[During the continuation of a Default, an Event of Default, an Unmatured Collateral Manager Termination Event or a Collateral Manager Termination Event:

ACKNOWLEDGED AND AGREED:

BANK OF AMERICA, N.A.,

as Administrative Agent

By:
Name:
Title:]

J-2-2

Form of Request for Release and Receipt

ANNEX A

ADVANCE RATES

Asset Type	Advance Rates
First Lien Bank Loans that are B Assets	75.0% (or, during a Leverage Step Up Period solely with respect to Borrower CLO Takeout Assets, 80.0%)
First Lien Bank Loans that are not B Assets	60.0% (or, during a Leverage Step Up Period solely with respect to Borrower CLO Takeout Assets, 80.0%)
Senior Secured Bonds	50.0% (or, during a Leverage Step Up Period solely with respect to Borrower CLO Takeout Assets, 80.0%)
Second Lien Bank Loans	40.0% (or, during a Leverage Step Up Period solely with respect to Borrower CLO Takeout Assets, 80.0%)
Cash	100.0%
Any Collateral Asset that is not an Eligible Collateral Asset on the date of determination (including any Collateral Asset that is not Performing or is a Defaulted Obligation)	0%
Disqualified Foreign Loan	0%
Non-Qualifying Assets	0%

Participation Adjustment: The Advance Rate otherwise indicated above will be reduced by one-half if the Collateral Asset is a Stale Participation Interest unless the Administrative Agent consents to waive such reduction.

Annex A-1

ANNEX B

ELIGIBILITY AND PORTFOLIO CRITERIA

1. Eligibility Criteria. A Collateral Asset shall be an Eligible Collateral Asset for purposes of the Borrowing Base if, unless waived by the Administrative Agent as of any date of determination:

a.

Such Collateral Asset is a First Lien Bank Loan, a Second Lien Bank Loan, a Senior Secured Bond, a Stale Participation Interest or a Permitted Participation Interest therein and is not a bond (other than a Senior Secured Bond) or other security;

b.

Such Collateral Asset is priced on such date by (i) with respect to any B Asset, at least one independent source and (ii) otherwise, at least two independent sources, each as evidenced by data from the applicable Pricing Source;

c.	Such Collateral Asset is denominated in Dollars;

d.	As of the trade date for such Collateral Asset, such Collateral Asset has an Initial Purchase Price of at least 75% of its par value (excluding accrued interest);

e.

Such Collateral Asset contains only customary restrictions on transferability or assignment and is capable of being transferred to and owned by the Borrower (whether directly or by means of a security entitlement) and of being pledged, assigned or novated by the owner thereof or of an interest therein, subject to such customary qualifications for instruments similar to such Collateral Asset (i) to the Administrative Agent, (ii) to any assignee of the Administrative Agent permitted or contemplated under this Agreement or (iii) to any Person that is a commercial bank or financial institution;

f.	Such Collateral Asset is not a Structured Finance Security;

g.

As of the trade date in which the Borrower has committed to purchase any Collateral Asset, such Collateral Asset is a B Asset; provided that up to 7.5% of the Aggregate Assigned Value (based on the Assigned Value of the relevant Eligible Collateral Assets) may consist of Eligible Collateral Assets that are rated below “B-” but not lower than “CCC” by S&P or, if no S&P Rating is available, rated below “B3” but not lower than “Caa2” by Moody’s;

h.

Such Collateral Asset has an S&P Rating or, if no S&P Rating is available, a Moody’s Rating; provided that, in either case, if such rating is a private or syndicate rating, such rating has been confirmed within the immediately preceding 12 months;

i.	Such Collateral Asset does not have an S&P Rating below “CCC” or, if no S&P Rating is available, a Moody’s Rating below “Caa2”;

j.	Such Collateral Asset is Performing;

Annex B-1

k.	The par amount of such Collateral Asset owned by the Borrower does not exceed 10% of the then-current tranche size with respect to such Collateral Asset;

l.	The original aggregate facility amount corresponding to such Collateral Asset is at least $300,000,000 (including all tranches and drawn and undrawn commitments secured by the same collateral);

m.

The obligor with respect to such Collateral Asset is domiciled in the United States, Canada, Australia, Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Denmark, Norway, Spain, Sweden, Switzerland or the United Kingdom; provided that in the case of any obligor domiciled in a tax haven jurisdiction (including but not limited to the Cayman Islands, Jersey, Bermuda, or Marshall Islands) for the purpose of managing tax liability, the domicile of such obligor shall be considered the location of its headquarters and/or the country or countries in which a majority of its revenues is derived or a substantial portion of its operations are located (as determined by the Collateral Manager);

n.	Such Collateral Asset is not Affected Collateral;

o.

Such Collateral Asset has a term to stated maturity that does not exceed eight years; provided that on and after the end of the Availability Period, such remaining stated term to maturity shall be measured from the end of the Availability Period to such Collateral Asset’s maturity;

p.

Other than a Delayed Draw Asset, such Collateral Asset is not an obligation pursuant to which any future advances or payments to the borrower or the obligor thereof may be required to be made by the Borrower;

q.

It provides for payments (other than commitment fees, amendment fees and consent fees and payments on Permitted Withholding Tax Assets) to the Borrower that are not subject to withholding tax imposed by any jurisdiction unless (i) the related obligor is required to make “gross-up” payments to the Borrower that cover the full amount of any such taxes on an after-tax basis or (ii) such withholding is payable with respect to FATCA;

r.	It is Registered;

s.

The Borrower has directed the underlying administrative agent for such Collateral Asset to send all payments of principal and interest and any other proceeds in respect thereof to the Collection Account as provided in Section 6.17 of the Credit Agreement;

t.	Other than a Permitted Participation Interest or a Stale Participation Interest, such Collateral Asset is not a participation interest in all or a portion of a loan;

u.	The obligor with respect to such Collateral Asset is not a Prohibited Client; and

v.	The proceeds of such Collateral Asset will not be used to finance the activities of a Prohibited Client.

Annex B-2

2. Portfolio Criteria

a.

The Assigned Value of Eligible Collateral Assets with respect to a single obligor may not exceed 3.5% of the Aggregate Assigned Value, except that the Assigned Value of Eligible Collateral Assets with respect to three obligors may be up to 4% of the Aggregate Assigned Value; provided that the Assigned Value of Eligible Collateral Assets that are not First Lien Bank Loans with respect to any obligor may not exceed 2% of the Aggregate Assigned Value;

b.

The Assigned Value of Eligible Collateral Assets of obligors which are in a single S&P Industry Classification may not exceed 12% of the Aggregate Assigned Value; except that the Assigned Value of Eligible Collateral Assets of obligors which are in a single S&P Industry Classification (other than Energy Equipment & Services; Oil, Gas & Consumable Fuels; and Metals & Mining) may be up to 20.0% of the Aggregate Assigned Value, and the Assigned Value of Eligible Collateral Assets of obligors which are in up to two additional S&P Industry Classifications (other than Energy Equipment & Services; Oil, Gas & Consumable Fuels; and Metals & Mining) may each be up to 15% of the Aggregate Assigned Value;

c.

Up to 15% of the Aggregate Assigned Value may consist of Eligible Collateral Assets that either (A) are rated below “B-” but no lower than “CCC” by S&P or, if no S&P Rating is available, rated below “B3” but no lower than “Caa2” by Moody’s or (B) are unrated by each of Moody’s and S&P; provided that (1) if any Collateral Asset had any such lower rating before such rating was withdrawn, such Collateral Asset will be deemed to have such lower rating for purposes of this test and (2) except as provided in clause (1), the absence of a rating by any rating agency will not be deemed to be a lower rating for purposes of this test; provided further that, for purposes of determining the Assigned Value of any Eligible Collateral Asset included in the CCC Excess, the Assigned Value of such Eligible Collateral Asset shall be deemed to be the lesser of (A) its Initial Value and (B) its Current Market Value;

d.	The Assigned Value of all Eligible Collateral Assets for which the obligors are domiciled in Canada may not exceed 15% of the Aggregate Assigned Value;

e.	The Assigned Value of Eligible Collateral Assets that are Second Lien Bank Loans may not exceed 10.0% of the Aggregate Assigned Value;

f.	The aggregate Unfunded Exposure Amounts of Eligible Collateral Assets that are Delayed Draw Assets may not exceed 10.0% of the Aggregate Assigned Value;

g.

The Assigned Value of Eligible Collateral Assets that are not priced by at least two independent sources (as evidenced by data from the applicable Pricing Source) may not exceed 15% of the Aggregate Assigned Value;

h.	The Assigned Value of all Eligible Collateral Assets that are Senior Secured Bonds may not exceed 2.0% of the Aggregate Assigned Value;

Annex B-3

i.	The Assigned Value of all Eligible Collateral Assets for which the obligors are domiciled in a jurisdiction other than the United States or Canada may not exceed 5.0% of the Aggregate Assigned Value;

j.	The Assigned Value of all Eligible Collateral Assets that are Permitted Deferrable Assets may not exceed 5.0% of the Aggregate Assigned Value;

k.

The Assigned Value of all Eligible Collateral Assets that are Participation Interests (excluding any Participation Interest acquired pursuant to any Master Participation Agreement and any Borrower Parent Participation Interests) may not exceed 25% of the Aggregate Assigned Value; and

l.	The Assigned Value of Eligible Collateral Assets that are Permitted Withholding Tax Assets may not exceed 7.5% of the Aggregate Assigned Value.

Selection of Non-Qualifying Assets. As of any date of determination, if the Eligible Collateral Assets, taken as a whole, do not satisfy the Portfolio Criteria, Eligible Collateral Assets or a portion thereof (the “Non-Qualifying Assets”) will be excluded from such determination to the extent necessary to cause the remaining Eligible Collateral Assets to satisfy the Portfolio Criteria. The Non-Qualifying Assets will be selected on the basis of, for purposes of determining the Borrowing Base, the lowest Assigned Value Percentage; provided that if two or more Eligible Collateral Assets have the same Assigned Value Percentage, the Eligible Collateral Asset that would (if it were not a Non-Qualifying Asset) have the lower Advance Rate will be selected for inclusion in the Non-Qualifying Assets. Any excess of Eligible Collateral Assets deemed to be included in the CCC Excess will be selected on the same basis as Non-Qualifying Assets.

Trade Date Basis. All determinations of whether an asset or any Cash is to be included for purposes of determination of the Borrowing Base, any Eligibility Criteria, any Portfolio Criteria or any other calculation to be made under this Agreement or the other Loan Documents will be on a trade-date basis (meaning that (x) any asset that has been purchased will be treated as a Collateral Asset from and after the trade date for such purchase, and the amount of any Cash to be applied to effectuate such purchase will be treated as disbursed as of the trade for such purchase and (y) any Collateral Asset which has been sold will be excluded as a Collateral Asset from and after the trade date for such sale, and the expected Cash proceeds from such sale will be treated as received as of the trade date for such sale so long as such sale has been made to an Approved Dealer). For the avoidance of doubt, in the case of a Permitted Participation Interest, assuming the purchase price is paid for the participation on the date the asset(s) are participated into the Borrower, such Permitted Participation Interest shall be treated as a settled asset.

3. Prohibited Clients

(a)	Anonymous Accounts

(b)	Arctic: Oil and gas exploration or production in the Arctic (via project or asset specific finance)

(c)	Child Labor, Forced Labor, Human Trafficking

Annex B-4

(d)	Cryptocurrency / Cryptocurrency Businesses

(e)	Gaming Entities (Unlicensed or Unregulated)

(f)	Individuals who are Employed by Embassies, Consulates or Permanent Missions of Sanctioned Countries

(g)	Manufacturers of Military Style Firearms Made Available for Civilian Use (Prohibited for credit relationships except as described in the Supplement)

(h)	Marijuana Related Businesses (“MRB”) (Prohibited: U.S. Direct MRBs and Non-U.S. Direct MRBs operating in violation of applicable law)

(i)	Non-Operating Bearer Share Entities

(j)	Payable Through Accounts

(k)	Private Prisons and Detention Centers (U.S. Only)

(l)	Sanctioned Entities or Individuals (OFAC Sanctions)

Annex B-5

ANNEX C

DEFINITIONS RELATING TO COLLATERAL ASSETS

“Affected Collateral” means any Collateral Asset with respect to which (i) the Administrative Agent fails for any reason to have a perfected security interest in accordance with the terms of the Security Agreement or (ii) other than as expressly permitted by this Agreement, any event has occurred that adversely affects or impairs the rights and remedies of the Borrower with respect to such Collateral Asset.

“Aggregate Assigned Value” means (a) during the Availability Period, the greater of (x) the sum of the Assigned Values of all Eligible Collateral Assets (before giving effect to the Portfolio Criteria) plus the Adjusted Cash Balance and (y) the Aggregate Commitments and (b) after the end of the Availability Period, an amount equal to the sum of the Assigned Values of all Eligible Collateral Assets (before giving effect to the Portfolio Criteria) plus the Adjusted Cash Balance, in each case, as of the last day of the Availability Period.

“Approved Dealer” means each of the following entities or their Affiliates (or any successor thereto): Banco Santander, BofA Securities, Inc., Barclays Bank plc, BMO, BNP Paribas S.A., Citibank, N.A., Citizens Bank, N.A., Deutsche Bank AG, Goldman Sachs & Co., HSBC Bank, Jefferies & Co., JP Morgan Securities LLC, Lloyds, Macquarie Bank Limited, Morgan Stanley & Co., Nomura Corporate Funding Americas, LLC, Royal Bank of Canada, The Royal Bank of Scotland, Société Générale, Scotiabank, Truist Bank, UBS AG, Wells Fargo Bank, National Association or any other independent, internationally recognized third-party dealer agreed to in writing by the Administrative Agent.

“Assigned Value” means on any date of determination:

(a) with respect to any Eligible Collateral Asset as to which a Collateral Asset Trigger Event has not occurred, its Initial Value;

(b) with respect to any Eligible Collateral Asset as to which a Collateral Asset Trigger Event has occurred, the lesser of (A) its Initial Value and (B) its Current Market Value; and

(c) with respect to any Collateral Asset that is not an Eligible Collateral Asset, zero.

“Assigned Value Percentage” means, with respect to any Collateral Asset as of any date of determination, the amount (expressed as a percentage) equal to the Assigned Value of such Collateral Asset divided by the Principal Balance of such Collateral Asset on such date. For the purpose of calculating the Assigned Value Percentage, the Assigned Value Percentage on any day that is not a Business Day shall be deemed to be the Assigned Value Percentage on the immediately preceding Business Day.

“B Assets” means any Collateral Asset that has an S&P Rating of at least “B-” or, if no S&P Rating is available, a Moody’s Rating of at least “B3”; provided that if a Collateral Asset had a lower rating than any such rating from Moody’s or S&P, as applicable, before such rating was withdrawn, then such Collateral Asset shall not be a B Asset.

Annex C-1

“Bank Loan” means any loan made by a bank or other financial institution to an obligor. A participation in any loan will not be a Bank Loan; provided that Participation Interests in loans will be Bank Loans to the same extent as the underlying loan.

“Borrowing Base” means, on any date of determination:

(a) the aggregate of the amounts determined with respect to each Eligible Collateral Asset equal to (A) the Assigned Value of such Eligible Collateral Asset times (B) the Advance Rate applicable to such Eligible Collateral Asset;

plus

(b) the Adjusted Cash Balance;

minus

(c) the Aggregate Unfunded Exposure Equity Amount as of such date;

plus

(d) amounts on deposit in the Unfunded Exposure Account.

The Assigned Values, status of assets as Eligible Collateral Assets and applicable Advance Rates shall be determined by the Administrative Agent in accordance with this Agreement.

“Borrowing Base Deficiency” means any time that (i) the Total Outstandings at such time exceed an amount equal to the Borrowing Base, (ii) the Total Outstandings at such time exceed the Aggregate Commitments, (iii) the Net Asset Value is less than the Minimum Required Equity Amount or (iv) solely following the Availability Period or after the occurrence and during the continuation of an Event of Default, the amounts on deposit in the Unfunded Exposure Account are less than the Required Funding Amount.

“Capital Contribution Condition” has the meaning specified in Section 8.03.

“Capital Contribution Notice” means a notice from the Borrower Parent addressed to the Administrative Agent which satisfies each of the following conditions:

(a) such notice is delivered to the Administrative Agent not later than 3:00 p.m. on the second Business Day following the delivery of notice from the Borrower of its intent to (x) cure a Borrowing Base Deficiency in accordance with Section 2.03(b)(i) or cure the Interest Coverage Test in accordance with Section 2.03(b)(ii) or (y) effect a Restricted Payment Test Cure; and

Annex C-2

(b) such notice sets forth evidence satisfactory to the Administrative Agent that (x) the Borrower Parent has received commitments to fund capital from investors the proceeds of which will be made available to the Borrower Parent on or about the fifth Business Day after the first day of the calendar month immediately following the date of such notice, (y) either all or a portion of such capital raise proceeds constitute a sufficient amount to cure the applicable Borrowing Base Deficiency or effect a Restricted Payment Test Cure or Interest Coverage Test cure and (z) such proceeds will be contributed by the Borrower Parent to the Borrower in an amount sufficient to cure the applicable Borrowing Base Deficiency or effect a Restricted Payment Test Cure or cure the Interest Coverage Test.

“Cash Equivalents” means any Dollar-denominated investment that, at the time it is delivered to the Collateral Agent (directly or through an intermediary or bailee), is one or more of the following obligations or securities including investments for which the Collateral Agent or an Affiliate of the Collateral Agent acts as offeror or provides services and receives compensation therefor:

(a) (x) direct Registered obligations (1) of the United States or (2) the timely payment of principal and interest on which is fully and expressly guaranteed by the United States and (y) Registered obligations (1) of any agency or instrumentality of the United States the obligations of which are expressly backed by the full faith and credit of the United States or (2) the timely payment of principal and interest on which is fully and expressly guaranteed by such an agency or instrumentality, in each case if such agency or instrumentality has the Required Ratings, in all cases having a remaining maturity of not more than 183 days;

(b) demand and time deposits in, certificates of deposit of, bank deposit products of trust accounts with, bankers’ acceptances issued by, or federal funds sold by any depository institution or trust company incorporated under the laws of the United States (including the Collateral Agent) or any state thereof and subject to supervision and examination by federal and/or state banking authorities, in each case payable within 183 days of issuance, so long as the commercial paper and/or the debt obligations of such depository institution or trust company (or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have the Required Ratings;

(c) unleveraged repurchase obligations with respect to any security described in clause (a) above, entered into with a depository institution or trust company (acting as principal) described in clause (b) above or entered into with an entity (acting as principal) with, or whose parent company has, the Required Ratings;

(d) commercial paper or other short term obligations with the Required Ratings and that either bear interest or are sold at a discount from the face amount thereof and have a maturity of not more than 183 days from their date of issuance; provided that this clause (d) will not include extendible commercial paper or asset backed commercial paper; and

(e) money market funds which funds have, at all times, credit ratings of “Aaa-mf” by Moody’s and “AAAm” or “AAAm G” by S&P, respectively;

Annex C-3

provided that Cash and Cash Equivalents shall not include (i) any interest-only security, any security purchased at a price in excess of 100% of the par value thereof or any security whose repayment is subject to substantial non-credit related risk as determined in the sole judgment of the Collateral Manager, (ii) any security whose rating assigned by S&P includes the subscript “f,” “p,” “q,” “pi,” “r,” “t” or “sf” (iii) any security that is subject to an Offer, (iv) any other security that is an asset the payments on which are subject to withholding tax (other than withholding taxes imposed under FATCA) if owned by the Borrower unless the issuer or obligor or other Person (and guarantor, if any) is required to make “gross-up” payments that cover the full amount of any such withholding taxes or (v) any security secured by real property.

“CCC Excess” means the excess, if any, by which the sum of the Assigned Values of all Special Situation Assets exceed 7.5% of the Aggregate Assigned Value (but not in excess of 15% of the Aggregate Assigned Value).

“Collateral Asset” means (i) any asset (or Participation Interest therein) owned by Borrower that is or was at the time that the Borrower committed to acquire such asset, a First Lien Bank Loan, a Second Lien Bank Loan or a Senior Secured Bond, whether or not given credit in the Borrowing Base or having a positive Advance Rate, and (ii) all Cash and Cash Equivalents owned by Borrower.

“Collateral Asset Trigger Event” means, with respect to any Collateral Asset, (i) a breach of any financial covenant, (ii) unless waived in writing by the Administrative Agent, a breach of any financial reporting requirement beyond the grace period specified in the underlying agreement related to such Collateral Asset or (iii) unless waived in writing by the Administrative Agent, a Material Modification.

“Current Market Price” means, with respect to any Collateral Asset on any date of determination, the market value determined by the Administrative Agent in good faith and in a commercially reasonable manner; provided that, in the event the Collateral Manager disagrees with the Administrative Agent’s determination of Current Market Price of any Collateral Asset as of any date of determination and such determination was not based on a bid-side quote determined by reference to a Pricing Source, the Collateral Manager may seek bona fide firm bids for the full Principal Balance of such Collateral Asset from two or more Approved Dealers and provide the Administrative Agent (within one Business Day of such date of determination) with either (i) the average of the bid-side quotes determined from three or more such bona fide firm bids, and if the average of such bona fide firm bids is more than 1.0% higher or lower than the Administrative Agent’s original determination, such average will be the Current Market Price of such Collateral Asset as of such date of determination, otherwise the Current Market Price shall be the Administrative Agent’s original determination, or (ii) if only two such bona fide firm bids can be obtained, the lower of the bid-side quotes of such two bona fide firm bids, and if such lower bona fide firm bid is more than 1.0% higher or lower than the Administrative Agent’s original determination, then such lower bona fide firm bid will be the Current Market Price of such Collateral Asset as of such date of determination, otherwise the Current Market Price shall be the Administrative Agent’s original determination. For the avoidance of doubt, any original determination of Current Market Price by the Administrative Agent that was equal to a bid-side quote determined within two (2) Business Days of the applicable date of determination by reference to a Pricing Source shall be conclusive and shall not be subject to the above proviso, so long as the quote is free of manifest error.

Annex C-4

The Current Market Price will be expressed as a percentage of its Principal Balance and will be adjusted for or will exclude adjustment for accrued interest in accordance with market convention for the relevant asset.

“Current Market Value” means with respect to any Collateral Asset on any date of determination, the Current Market Price for such Collateral Asset multiplied by the Principal Balance of such Collateral Asset as of such date determined by the Administrative Agent.

“Defaulted Obligation” means any Collateral Asset owned by the Borrower, as of any date of determination:

(a) as to which there has occurred and is continuing a default with respect to the payment of interest or principal; provided that (1) such default shall have not been cured; and (2) any such default may continue for a period of up to three Business Days from the date of such default;

(b) as to which an Insolvency Event has occurred with respect to the obligor thereof or as to which there has been proposed or effected any distressed exchange, distressed debt restructuring or other restructuring in an insolvency proceeding where the obligor with respect to such Collateral Asset has offered the debt holders a new security or package of securities;

(c) that has (i) a Moody’s Rating below “Caa3” (or a Moody’s probability of default rating of “D” or “LD”) or (ii) an S&P Rating below “CCC-” (or of “D” or “SD”), or in each case had such rating before such rating was withdrawn and which has not been reinstated as of the date of determination;

(d) to the actual knowledge of the Borrower, that is pari passu with or subordinated to other indebtedness for borrowed money owing by the issuer thereof, to the extent that (x) a payment default of the type described in clause (a) has occurred with respect to such other indebtedness or (y) such other indebtedness has any rating described in clause (c) or had such rating before such rating was withdrawn and which has not been reinstated as of the date of determination;

(e) with respect to which the Borrower or the Collateral Manager has received written notice or has actual knowledge that a default has occurred under the Collateral Asset Documents and any applicable grace period has expired such that the holders of such Collateral Asset may accelerate the repayment of such Collateral Asset but only if such default is not cured or waived in the manner provided in the Collateral Asset Documents;

(f) such Collateral Asset is a Participation Interest with respect to which the selling institution has defaulted in any respect in the performance of any of its payment obligations under the Participation Interest; or

Annex C-5

(g) such Collateral Asset is a Participation Interest in a Bank Loan that would, if such Bank Loan were a Collateral Asset, constitute a “Defaulted Obligation”.

The Collateral Manager shall give the Collateral Agent prompt written notice should it become aware that any Collateral Asset has become a Defaulted Obligation. Other than with respect to clause (a) above, until so notified, the Collateral Agent shall not be deemed to have notice or knowledge to the contrary.

Notwithstanding the foregoing, the Collateral Manager may declare any Collateral Asset to be a Defaulted Obligation if, in the Collateral Manager’s commercially reasonable business judgment, the credit quality of the obligor of such Collateral Asset has significantly deteriorated such that there is a reasonable expectation of payment default as of the next scheduled payment date with respect to such Collateral Asset.

“Delayed Draw Asset” means a Collateral Asset that requires one or more future advances to be made to the Borrower and which does not permit the re-borrowing of any amount previously repaid by the related obligor; provided that such Collateral Asset shall be considered a Delayed Draw Asset only for so long as any future funding obligations remain in effect and only with respect to any portion which constitutes a future funding obligation.

“Disqualified Foreign Loan” means any Foreign Loan with respect to which, as of any date of determination, the Borrower has not delivered to each of the Administrative Agent and the relevant obligor or administrative agent a Foreign Obligor Notice within 10 Business Days after the Administrative Agent notifies the Borrower in writing that, in its reasonable discretion, the benefit to the Lenders outweighs the burden to the Borrower of the delivery of the Foreign Obligor Notice to the relevant obligor or administrative agent.

“Distressed Exchange Offer” means an offer by the issuer of a Collateral Asset to exchange one or more of its outstanding debt obligations for a different debt obligation or to repurchase one of more of its outstanding debt obligations for Cash, or any combination thereof; provided that an offer by such issuer to exchange unregistered debt obligations for registered debt obligations shall not be considered a Distressed Exchange Offer.

“Eligible Collateral Asset” means any Collateral Asset (other than Cash and Cash Equivalents) that satisfies the Eligibility Criteria.

“First Lien Bank Loan” means a Bank Loan that (i) is not (and by its terms is not expressly permitted to become) subordinate in right of payment or has a junior lien priority to any obligation of the obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, (ii) is secured by a pledge of collateral, which security interest is validly perfected and first priority under Applicable Law (subject to Liens permitted under the related Collateral Asset Documents that are reasonable and customary for similar loans (e.g., customary super-senior revolvers that rank higher to senior secured loans) and Liens accorded priority by law in favor of any Governmental Authority), (iii) the Collateral Manager determines in good faith that the value of the collateral for such loan or the enterprise value securing the loan on or about the time of acquisition equals or exceeds the outstanding principal balance of the loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by a first

Annex C-6

priority Lien over the same collateral and (iv) is not secured solely or primarily by common stock or other equity interests; provided that the limitation set forth in this clause (iv) does not apply with respect to a Bank Loan made to a parent entity that is secured solely or primarily by the stock of one or more of the subsidiaries of such parent entity to the extent that the granting by any such subsidiary of a lien on its own property would violate law or regulations applicable to such subsidiary (whether the obligation secured is such Bank Loan or any other similar type of indebtedness owing to third parties).

“Foreign Loan” means any Collateral Asset with respect to which (i) the law governing such Collateral Asset or document or instrument under which such Collateral Asset arises or is issued is not the law of a U.S. State or (ii) the jurisdiction of organization of the obligor or issuer with respect to such Collateral Asset is not a U.S. State or territory.

“Initial Purchase Price” means, with respect to a Collateral Asset:

(a) if newly-originated at the time of purchase by the Borrower, an amount equal to (i) (x) the Principal Balance of the Collateral Asset minus (y) any upfront fees or discounts received or receivable by the Borrower as part of such purchase divided by (ii) such Principal Balance, in each case as at the time of such acquisition;

(b) in the case of a Collateral Asset acquired in the secondary market, the purchase price expressed as a percentage of the Principal Balance of the Collateral Asset at the time of such acquisition; or

(c) in the case of a Specified Collateral Asset, the lower of (i) the price expressed as a percentage of the Principal Balance of such Collateral Asset as set forth on Schedule 7.06 and (ii) Current Market Price of such Specified Collateral Asset at the time of such acquisition by the Borrower;

in each case, expressed as a percentage and no greater than 100.0%; provided that, any Collateral Asset acquired at a purchase price of 99% of par or greater shall be deemed to have been acquired at par.

“Initial Value” means with respect to any Collateral Asset at the time of purchase by the Borrower, the lesser of (i) the Initial Purchase Price for such Collateral Asset multiplied by the Principal Balance of such Collateral Asset as of such date and (ii) the par amount for such Collateral Asset.

“Markit” means Markit Group, Ltd. and any successor thereto.

“Material Modification” means, with respect to a Collateral Asset, any amendment or waiver of, or modification or supplement to, the terms of the Collateral Asset on or after the date such Collateral Asset was purchased by the Company which:

(a) (i) waives one or more interest payments, (ii) permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Collateral Asset or (iii) solely as a result of a deterioration of the creditworthiness of the related obligor, waives or reduces the spread or coupon payable on such Collateral Asset by more than (together with all other waivers or reductions) an aggregate of 0.50%;

Annex C-7

(b) results in the contractual or structural subordination of the Collateral Asset;

(c) substitutes, alters or releases a material portion of the assets securing the Collateral Asset; provided that the foregoing shall not apply to any release in conjunction with a relatively contemporaneous disposition by the related obligor accompanied by a mandatory reinvestment of net proceeds or mandatory repayment of the related loan facility with the net proceeds;

(d) (i) delays or extends the maturity of the Collateral Asset by more than 90 days past the maturity date as of the date such Collateral Asset was acquired or (ii) extends the amortization schedule with respect thereto that results in an increase of the average life by more than 90 days; provided that no such extension shall constitute a Material Modification if such extension is for less than one year and the Collateral Manager certifies that the creditworthiness of the obligor with respect to such Collateral Asset has not worsened; or

(e) amends, waives or otherwise modifies any financial covenant required by the Collateral Asset Documents of the Collateral Asset (including without limitation any covenant (including relevant definitions) with respect to the Collateral Asset interest coverage ratio, Collateral Asset net senior leverage ratio or Collateral Asset total net leverage ratio), unless waived or consented to by the Administrative Agent;

provided that the Administrative Agent shall have declared such modification to be a “Material Modification” no later than 15 calendar days after having received all documents and information requested by the Administrative Agent in relation to such modification. For the avoidance of doubt, changes in interest rates from Libor to an alternative rate shall not constitute a Material Modification.

“Minimum Required Equity Amount” means, as of any date of determination, the amount equal to the sum of the Assigned Values plus the Unfunded Exposure Amounts of all Eligible Collateral Assets attributable to the four obligors whose Collateral Assets have the highest amount of, in the aggregate, Assigned Values plus Unfunded Exposure Amounts.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Moody’s Rating” means, with respect to any Collateral Asset, as of any date of determination:

(a) if such Collateral Asset has a monitored rating, an unpublished monitored rating expressly assigned to a debt obligation (or facility), or a monitored estimated rating expressly assigned to a debt obligation (or facility) by Moody’s that addresses the full amount of the principal and interest promised, such rating;

Annex C-8

(b) if the preceding clause does not apply and the obligor of such Collateral Asset has a monitored corporate family rating by Moody’s, such corporate family rating; and

(c) if none of the preceding clauses apply, such Collateral Asset will have no Moody’s Rating.

“Non-Qualifying Assets” has the meaning specified in Annex B.

“Offer” means, with respect to any security or debt obligation, any offer by the issuer of such security or borrower with respect to such debt obligation or by any other Person made to all of the holders of such security or debt obligation to purchase or otherwise acquire such security or debt obligation (other than pursuant to any redemption in accordance with the terms of any related Collateral Asset Document or for the purpose of registering the security or debt obligation) or to exchange such security or debt obligation for any other security, debt obligation, Cash or other property.

“Performing” means, with respect to any Collateral Asset, such Collateral Asset is not a Defaulted Obligation and, other than any Permitted Deferrable Asset, is not subject to any pay-in-kind or deferral of interest provision.

“Pricing Source” means Markit or another price source or method of price determination acceptable to the Administrative Agent in its discretion.

“Principal Balance” means, with respect to any Collateral Asset as of any date, the outstanding principal balance of such Collateral Asset.

“Required Funding Amount” means, as of the date of determination and after giving effect to any withdrawal from the Unfunded Exposure Account on such date of determination, the Aggregate Unfunded Exposure Amount.

“Required Ratings” means (a) If such obligation or security (i) has both a long term and a short term credit rating from Moody’s, such ratings are “Aa3” or higher (not on credit watch for possible downgrade) and “P-1” (not on credit watch for possible downgrade), respectively, (ii) has only a long term credit rating from Moody’s, such rating is at least equal to or higher than the current Moody’s long term ratings of the U.S. government, and (iii) has only a short term credit rating from Moody’s, such rating is “P-1” (not on credit watch for possible downgrade) and (b) a long-term senior unsecured debt rating of at least “AA-” (not on credit watch for possible downgrade) and a short-term credit rating of at least “A-1” by S&P (or, if such institution has no short-term credit rating, a long-term senior unsecured debt rating of at least “AA” (not on credit watch for possible downgrade) by S&P).

“S&P” means S&P Global Ratings, an S&P Global business, and any successor thereto.

“S&P Industry Classification” means the industry classifications set forth below, as such industry classifications may be updated at the option of the Collateral Manager if S&P publishes revised industry classifications:

Annex C-9

Asset Type Code	Description	Asset Type Code	Description
1020000	Energy Equipment & Services	5210000	Household Products
1030000	Oil, Gas & Consumable Fuels	5220000	Personal Care Products
1033403	Mortgage Real Estate Investment Trusts (REITs)	6020000	Health Care Equipment & Supplies
2020000	Chemicals	6030000	Health Care Providers & Services
2030000	Construction Materials	9551729	Health Care Technology
2040000	Containers & Packaging	6110000	Biotechnology
2050000	Metals & Mining	6120000	Pharmaceuticals
2060000	Paper & Forest Products	9551727	Life Sciences Tools & Services
3020000	Aerospace & Defense	7011000	Banks
3030000	Building Products
3040000	Construction & Engineering	7110000	Diversified Financial Services
3050000	Electrical Equipment	7120000	Consumer Finance
3060000	Industrial Conglomerates	7130000	Capital Markets
3070000	Machinery	7210000	Insurance
3080000	Trading Companies & Distributors	7310000	Real Estate Management & Development
3110000	Commercial Services & Supplies	7311000	Equity Real Estate Investment Trusts (REITs)
9612010	Professional Services	8030000	IT Services
3210000	Air Freight & Logistics	8040000	Software
3220000	Passenger Airlines	8110000	Communications Equipment
3230000	Marine Transportation	8120000	Technology Hardware, Storage & Peripherals
3240000	Ground Transportation	8130000	Electronic Equipment, Instruments & Components
3250000	Transportation Infrastructure	8210000	Semiconductors & Semiconductor Equipment
4011000	Automobile Components	9020000	Diversified Telecommunication Services
4020000	Automobiles	9030000	Wireless Telecommunication Services
4110000	Household Durables	9520000	Electric Utilities
4120000	Leisure Products	9530000	Gas Utilities
4130000	Textiles, Apparel & Luxury Goods	9540000	Multi-Utilities
4210000	Hotels, Restaurants & Leisure	9550000	Water Utilities
9551701	Diversified Consumer Services	9551702	Independent Power and Renewable Electricity Producers
4300001	Entertainment	9622292	Residential REITs
4300002	Interactive Media and Services	9622294	Industrial REITs
4310000	Media	9622295	Hotel and Resort REITs
4410000	Distributors	9622296	Office REITs

Annex C-10

		9622297	Health Care REITs
4430000	Broadline Retail	9622298	Retail REITs
4440000	Specialty Retail	PF1	Project finance: industrial equipment
5020000	Consumer Staples Distribution and Retail	PF2	Project finance: leisure and gaming
5110000	Beverages	PF3	Project finance: natural resources and mining
5120000	Food Products	PF4	Project finance: oil and gas
5130000	Tobacco	PF5	Project finance: power
		PF6	Project finance: public finance and real estate
		PF7	Project finance: telecommunications
		PF8	Project finance: Transport

“S&P Rating” means, with respect to any Collateral Asset, as of any date of determination:

(a) if such Collateral Asset has a monitored rating expressly assigned to a debt obligation (or facility) or a monitored estimated rating expressly assigned to a debt obligation (or facility) by S&P, such rating;

(b) if the preceding clause does not apply and there is a monitored S&P long-term issuer credit rating of the issuer or of a guarantor of such Collateral Asset that unconditionally and irrevocably guarantees in writing the timely payment of principal and interest on such Collateral Asset (which form of guarantee shall comply with S&P then current criteria on guarantees), such long-term issuer credit rating of the issuer or guarantor, as applicable; and

(c) if none of the preceding clauses apply, such Collateral Asset will have no S&P Rating.

“Second Lien Bank Loan” means a Bank Loan that (i) is not (and by its terms is not permitted to become) subordinate in right of payment to any other obligation of the obligor of the loan but which is subordinated (with respect to liquidation preferences with respect to pledged collateral) to a First Lien Bank Loan (including following a default or liquidation as provided in the definition of “First Lien Bank Loan”) of such obligor and (ii) is secured by a valid second-priority perfected security interest or lien in, to or on specified collateral securing the obligor’s obligations under such Bank Loan the value of which is adequate (in the commercially reasonable judgment of the Borrower, as certified to the Administrative Agent in writing) to repay the loan in accordance with its terms and to repay all other loans of equal or higher seniority secured by a lien or security interest in the same collateral.

Annex C-11

“Senior Secured Bond” means a debt security (that is not a Bank Loan) that (a) is issued by a corporation, limited liability company, partnership or trust, (b) is not (and by its terms is not permitted to become) subordinate in right of payment to any other debt for borrowed money incurred by the obligor of such debt security, (c) is secured by a valid first priority (subject to customary exemptions for permitted liens, including without limitation, any tax liens) perfected security interest on specified collateral, and (d) has a rating that is not lower than the related obligor’s Moody’s or S&P corporate family rating or issuer rating, as applicable; provided that a debt security secured solely or primarily by stock or other interests in operating subsidiaries or affiliates of the issuer shall not be a Senior Secured Bond.

“Special Situation Asset” means any Collateral Asset that (A) has an S&P Rating below “B-” or, if no S&P Rating is available, a Moody’s Rating below “B3” or (B) is unrated by both of Moody’s and S&P; provided that (1) if any Collateral Asset had any such lower rating described in clause (A) before such rating was withdrawn, such Collateral Asset is a Special Situation Asset and (2) except as provided in clause (1), a Collateral Asset will not be a Special Situation Asset solely because of the absence of a rating by any one or two of Moody’s and S&P.

“Structured Finance Security” means any security that is primarily serviced by or linked to the cash flows of a pool of receivables or other financial assets, either fixed or revolving, plus any rights or other assets designed to assure the servicing or timely distributions of proceeds to the security holders, including without limitation any “synthetic CDO”, credit-linked note or similar credit-linked loan or obligation; provided that any asset-based loan facilities and loans directly to financial services companies, factoring businesses, health care providers and other genuine operating businesses do not constitute Structured Finance Security.

Annex C-12

ANNEX D

SPECIAL PURPOSE ENTITY REQUIREMENTS

Without limiting any, and subject to all, other covenants of the Borrower contained in this Agreement, the Borrower shall conduct its business and operations separate and apart from that of any other Person and in furtherance of the foregoing:

(1) The Borrower shall maintain its bank accounts, books, accounting and other records, and other Borrower documents, separate from those of any other Person.

(2) Except as permitted by this Agreement, the Borrower shall not commingle or pool any of its funds or assets with those of any Affiliate or any other Person, and it shall hold all of its assets in its own name, except as otherwise permitted or required under the Loan Documents.

(3) The Borrower shall have at least one Independent Director meeting the requirements of the Borrower’s Organization Documents; provided that in the case of an Independent Director’s death, disability, resignation or removal for cause, the Borrower shall have ten Business Days to appoint a replacement Independent Director.

(4) The Borrower shall conduct its own business in its own name and, for all purposes, shall not operate, or purport to operate, collectively as a single or consolidated business entity with respect to any Person (except as may be required for U.S. federal income tax purposes and except for accounting purposes, it may be consolidated with other Persons as permitted by GAAP).

(5) The Borrower shall pay its own debts, liabilities and expenses (including overhead expenses, if any) only out of its own assets as the same shall become due.

(6) The Borrower shall maintain or procure the maintenance of separate financial records in the form required by the Loan Documents, including such monthly and quarterly reports as are required by the Loan Documents.

(7) The Borrower has observed, and shall observe all organizational formalities and operational requirements under the law of its jurisdiction of organization or incorporation, in each case to the extent necessary or advisable to preserve its separate existence.

(8) The Borrower does not, and shall not, so long as any Obligation is outstanding under the Loan Documents (A) guarantee, become obligated for, or hold itself or its credit out to be responsible for or available to satisfy, the debts or obligations of any other Person or (B) control the decisions or actions respecting the daily business or affairs of any other Person, except as permitted by or pursuant to the Loan Documents.

(9) The Borrower shall, at all times, pay the salaries of its own employees, if any, and maintain a sufficient number of employees in light of its contemplated business operations.

(10) The Borrower shall allocate fairly and reasonably any overhead for shared office space.

Annex D-1

(11) The Borrower shall, at all times, hold itself out to the public as a legal entity separate and distinct from any other Person.

(12) Except as may be required or permitted by the Code and regulations thereunder or other applicable state or local tax law, the Borrower shall not identify itself as a division of any other Person.

(13) The Borrower shall maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or any other Person.

(14) The Borrower shall not use its separate existence to perpetrate a fraud in violation of Applicable Law.

(15) The Borrower shall not, in connection with the Loan Documents, act with an intent to hinder, delay or defraud any of its creditors in violation of Applicable Law.

(16) Except as expressly permitted by the Loan Documents, the Borrower shall maintain an arm’s length relationship with its Affiliates and the Collateral Manager, and so long as any Obligations are outstanding under the Loan Documents, except as expressly permitted by the Loan Documents, the Borrower shall not enter into contract, agreement or transaction of any kind with any Affiliate, other than on fair and reasonable terms no less favorable to the Borrower as would be obtainable by the Borrower at the time in a comparable arm’s length contract, agreement or transaction with a Person other than an Affiliate.

(17) Except as permitted by or pursuant to this Agreement and the other Loan Documents, the Borrower shall not grant a security interest or otherwise pledge its assets for the benefit of any other Person.

(18) So long as any Obligations are outstanding under the Loan Documents, and except as provided in the Loan Documents, the Borrower shall not acquire any equity, securities or debt instruments of any of its Affiliates; provided that the Borrower may acquire equity, securities or debt instruments of an Affiliate in connection with any exchange offer, work-out, restructuring or the exercise of any rights or remedies with respect to any Collateral Asset with respect to which an obligor is or would thereby become an Affiliate.

(19) The Borrower shall not make loans or advances to any Person, except for the Collateral Assets or as permitted by or pursuant to the Loan Documents.

(20) So long as any Obligations are outstanding under the Loan Documents, to the fullest extent permitted by law, the Borrower shall not engage in any consolidation, merger, or asset sale, except as permitted by or pursuant to the Loan Documents.

(21) The Borrower shall file its own tax returns separate from those of any other Person, except to the extent that the Borrower is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under Applicable Law, and pay any Taxes required to be paid under Applicable Law.

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(22) The Borrower shall use separate stationary, invoices and checks bearing its own name to the extent used in its own business.

(23) The Borrower shall correct any known misunderstanding regarding its separate identity.

(24) The Borrower shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

(25) The Borrower shall not, so long as any Obligations are outstanding under the Loan Documents, engage, directly or indirectly, in any business other than the actions required or permitted to be performed under its Organization Documents, this Agreement or the other Loan Documents or ancillary thereto.

(26) The Borrower shall not, so long as any Obligations are outstanding under the Loan Documents, except as contemplated by the Loan Documents, form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other).

(27) The Borrower shall not, so long as any Obligations are outstanding under the Loan Documents, fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation.

(28) The Borrower shall at all times be organized as a special-purpose entity with organizational documents substantially similar to those in effect on the Closing Date.

(29) [Reserved].

(30) The Borrower is and will be in compliance in all material respects with, and neither the Collateral Manager nor any of its affiliates will cause the Borrower to be in violation of, its Organization Documents, and the Borrower shall not materially amend, alter, change or supplement the Borrower’s Organization Documents without the prior written consent of the Administrative Agent.

Annex D-3